EXHIBIT 1.1

NOTICE OF SPECIAL MEETING

AND

MANAGEMENT INFORMATION CIRCULAR

SPECIAL MEETING

OF SHAREHOLDERS OF

RED EAGLE EXPLORATION LIMITED.

TO BE HELD ON APRIL 5, 2018

DATED AS OF MARCH 2, 2018

These materials affect your legal rights as a security holder of Red Eagle Exploration Ltd. (“XR”) and should receive your immediate attention. They require holders of common shares to make an important decision about transferring their securities of XR. If you are in doubt as to how to make the decision, please contact your professional advisors. If you have any questions or require more information with regard to the procedures for voting or completing your transmitted documentation, please contact XR at (604) 638-2545.

NOTICE TO US SHAREHOLDERS: This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

LETTER TO SHAREHOLDERS

Dear Shareholder:

The board of directors (the “Board”) of Red Eagle Exploration Limited. (“XR” or the “Company”) invites you to attend a Special Meeting (the “Meeting”) of holders (“XR Shareholders”) of all of the issued and outstanding Common Shares of the Company (the “XR Shares”). The Meeting will be held at 10:00 a.m. (Pacific time) on April 5, 2018 at Suite 2348, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8.

At the Meeting, Shareholders will be asked to approve a special resolution authorizing an amalgamation of XR (the “Amalgamation”) with 1151419 B.C. Ltd. (“Subco”), a wholly owned subsidiary of Red Eagle Mining Corporation (“Red Eagle”), the parent company of XR, under the provisions of the Business Corporations Act (British Columbia) and pursuant to the terms and conditions contained in the amalgamation agreement (the “Amalgamation Agreement”) dated March 2, 2018 between the Company, Subco and Red Eagle.

Immediately following the Amalgamation, Red Eagle will issue Red Eagle common shares (“Red Eagle Shares”) to the former shareholders of XR, other than Red Eagle, in exchange for their shares of XR outstanding at the Effective Time on the basis of one (1) Red Eagle Share for two (2) XR common shares held (such exchange ratio being hereinafter referred to as the “Exchange Ratio”) and the newly amalgamated company will become a wholly-owned subsidiary of Red Eagle, subject to any adjustments in accordance with the terms of the Amalgamation Agreement. In addition, all outstanding options of XR that have not been duly exercised prior to the effective date of the exchange (the “Effective Time”) will be exchanged for options to acquire Red Eagle Shares after giving effect to the Exchange Ratio. All such replacement options will entitle the holders to receive, upon exercise thereof, Red Eagle Shares based upon the Exchange Ratio and otherwise on the same terms and conditions as were applicable to such XR options and warrants immediately before the Effective Time. All outstanding share purchase warrants of XR (the “XR Warrants”) will become exercisable into Red Eagle Shares at the Exchange Ratio, pursuant to the terms of the XR Warrants.

Completion of the Amalgamation is subject to the affirmative vote of the XR Shareholders at the Meeting. At the Meeting, the Amalgamation will require approval by (a) not less than two-thirds (66⅔%) of the votes cast by XR Shareholders represented at the Meeting in person or by proxy; and (b) for the purpose of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, a majority of the votes cast by all disinterested XR Shareholders (being all XR Shareholders other than Red Eagle) represented at the Meeting in person or by proxy. Pursuant to the terms of the Amalgamation Agreement, the Amalgamation is also subject to (i) customary conditions, including support of the transaction by directors and officers of the Company, and (ii) receipt of applicable regulatory and third party approvals and consents as may be required to effect and complete the transaction, including the conditional approval of the Toronto Stock Exchange for the listing of the Red Eagle Shares on the Toronto Stock Exchange and the conditional approval of the TSX Venture Exchange for the amalgamation and the listing of the XR Shares.

The Board has determined that the Amalgamation is in the best interests of XR and recommends that XR Shareholders VOTE FOR the special resolution approving the Amalgamation (the “Amalgamation Resolution”).

A Notice of the Special Meeting and the Circular for the Meeting is enclosed providing details on the Amalgamation. We encourage you to read the Circular carefully in consultation with your professional advisors, to assist you in considering the Amalgamation Resolution.

Yours very truly,

(signed) “Ian Slater”

Ian Slater

Chairman and Chief Executive Officer

Red Eagle Exploration Limited

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NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF RED EAGLE EXPLORATION LIMITED:

NOTICE IS HEREBY GIVEN that a Special Meeting (the “Meeting”) of holders (the “XR Shareholders”) of Common Shares (the “XR Shares”) of Red Eagle Exploration Limited (“XR” or the “Company”) will be held at 10:00 a.m. (Pacific time) on April 5, 2018 at Suite 2348 – 666 Burrard Street, Vancouver, British Columbia, V6C 2X8 for the following purposes:

1.	to consider and, if deemed advisable, to pass, with or without variation, a special resolution (the “Amalgamation Resolution”), the full text of which is set out at Appendix “A” to the Circular approving a three-cornered amalgamation under Part 9, Division 3 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving the Company, 1151419 B.C. Ltd. (“Subco”) and Red Eagle Mining Corporation (“Red Eagle”), pursuant to the terms and conditions of an amalgamation agreement (the “Amalgamation Agreement”) dated March 2, 2018 among the Company, Subco and Red Eagle, the full text of which is set out at Appendix “B” to the Circular; and

2.	to transact such further and other business as may properly be brought before the Meeting or any adjournment(s) or postponement(s) thereof.

Immediately following the Amalgamation, Red Eagle will issue Red Eagle common shares (“Red Eagle Shares”) to the former shareholders of XR, other than Red Eagle, in exchange for their shares of XR outstanding at the Effective Time on the basis of one (1) Red Eagle Share for two (2) XR common shares held (such exchange ratio being hereinafter referred to as the “Exchange Ratio”) and the newly amalgamated company will become a wholly-owned subsidiary of Red Eagle, subject to any adjustments in accordance with the terms of the Amalgamation Agreement. In addition, all outstanding options of XR that have not been duly exercised prior to the effective date of the exchange (the “Effective Time”) will be exchanged for options to acquire Red Eagle Shares after giving effect to the Exchange Ratio. All such replacement options will entitle the holders to receive, upon exercise thereof, Red Eagle Shares based upon the Exchange Ratio and otherwise on the same terms and conditions as were applicable to such XR options and warrants immediately before the Effective Time. All outstanding share purchase warrants of XR (the “XR Warrants”) will become exercisable into Red Eagle Shares at the Exchange Ratio, pursuant to the terms of the XR Warrants. An XR Shareholder may, on request, obtain a copy of the Amalgamation Agreement from the Company prior to the Meeting.

The Amalgamation Resolution must be approved by: (a) not less than two-thirds (66⅔%) of the votes cast by XR Shareholders represented at the Meeting in person or by proxy; and (b) for the purpose of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, a majority of the votes cast by all disinterested XR Shareholders (being all XR Shareholders other than Red Eagle and related parties to Red Eagle) represented at the Meeting in person or by proxy.

The board of directors of XR has fixed the close of business on February 28, 2018 as the record date for determining XR Shareholders who are entitled to attend and vote at the Meeting. The accompanying Circular provides additional information relating to the matters to be dealt with at the Meeting and forms part of this Notice of Special Meeting.

XR Shareholders who are unable to attend the Meeting in person should read the notes to the enclosed proxy and complete, sign, date and return the proxy in accordance with the instructions set out therein and in the return envelope provided. A proxy will not be valid unless it is deposited at the Company’s transfer agent, Computershare, 100 University Avenue, 8th Floor, North Tower, Toronto, ON M5J 2Y1, not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the time fixed for the Meeting, or any adjournment or postponement thereof, at which it is to be used.

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Pursuant to the BCBCA, registered XR Shareholders are entitled to exercise rights of dissent in respect of the Amalgamation and to be paid fair value for their XR Shares. Registered holders of XR Shares wishing to dissent with respect to the Amalgamation must send a written objection to the Company at its head office at 2348, 666 Burrard Street, Vancouver, B.C., V6C 2X8, Attention: Ian Slater, prior to the time of the Meeting, such that the written objection is received no later than 10:00 a.m. (Pacific time) on April 3, 2018 or by 10:00 a.m. (Pacific time) on the business day which is at least two (2) business days prior to the date on which any adjournment of the Meeting is held, in order to be effective. Failure to strictly comply with these requirements may result in the loss of any right of dissent.

Dated at Vancouver, British Columbia this 2nd day of March, 2018.

By Order of the Board of Directors

(signed) “Ian Slater”

Ian Slater

Chairman and Chief Executive Officer

Red Eagle Exploration Limited

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TABLE OF CONTENTS

LETTER TO SHAREHOLDERS.	i

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS.	ii

GLOSSARY OF DEFINED TERMS.	1

SUMMARY.	4
Parties.	4
The Meeting.	4
Summary of Amalgamation.	5
Background to Amalgamation.	6
The Amalgamation Agreement.	10
Shareholder Approval.	10
Right to Dissent.	12
Certain Canadian Federal Income Tax Considerations.	12
Risk Factors.	12

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION.	13

GENERAL INFORMATION.	13
Solicitation of Proxies.	13
Appointment and Revocation of Proxies.	14
Exercise of Discretion by Proxies.	14
Advice to Beneficial Shareholders.	14
Record Date and Shares Entitled to Vote.	15
Voting Securities and Principal Holders hereof.	15
Quorum and Votes Required for Certain Matters.	16

PROPOSED TRANSACTION.	16
General.	16
Background to Amalgamation.	17
The Amalgamation Agreement.	22
Shareholder Approval.	27
Required Approvals.	27
Implementation of the Proposed Transaction.	27

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS.	29

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON.	29

MATTERS TO BE ACTED UPON AT THE MEETING.	30
The Amalgamation.	30
Procedure for Exchange of XR Shares.	31

DISSENTING SHAREHOLDERS’ RIGHTS.	32

SECURITIES LAW MATTERS.	34

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS.	35
XR Shareholders Resident in Canada.	36
XR Shareholders Not Resident in Canada.	37

RISK FACTORS.	39

INFORMATION CONCERNING XR.	39

PRICE RANGE AND TRADING VOLUME OF XR SHARES.	39

OWNERSHIP OF SECURITIES OF XR.	40

PRIOR SALES.	40

iv

DIVIDENDS.	40

INFORMATION CONCERNING RED EAGLE.	40

INFORMATION CONCERNING SUBCO.	41

INFORMATION CONCERNING AMALCO.	41

OTHER MATTERS.	41

BOARD APPROVAL.	1

APPENDIX “A” AMALGAMATION RESOLUTION.	A-1
APPENDIX “B” AMALGAMATION AGREEMENT.	B-1
APPENDIX “C” INFORMATION CONCERNING RED EAGLE.	C-1
APPENDIX “D” DISSENT RIGHTS (SECTIONS 237-247 OF THE BCBCA).	D-1

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GLOSSARY OF DEFINED TERMS

Unless the context otherwise requires, when used in this Circular, the following terms shall have the meanings set forth below. Words importing the singular number shall include the plural and vice versa and words importing any gender shall include all genders.

The following numbering is done with the Alt NG (general) numbering macro. The numbered paragraphs use List styles. The shortcut keys are Alt G1, Alt G2 etc.

“Amalco” means the company resulting from the amalgamation of XR and Subco under the BCBCA, to be named “Red Eagle Exploration Limited”;

“Amalco Shares” means the common shares of XR Amalco;

“Amalgamating Corporation” means each of XR and Subco;

“Amalgamation” means the amalgamation of XR and Subco pursuant to the provisions of Part 9, Division 3 of the BCBCA, as further described in this Circular and on the terms and conditions set forth in the Amalgamation Agreement;

“Amalgamation Agreement” means the Amalgamation Agreement dated March 2, 2018, including the schedules thereto, among XR, Subco and Red Eagle, a copy of which is attached as Appendix “B” to this Circular, as the same may be supplemented or amended from time to time;

“Amalgamation Application” means the Form 13, Amalgamation Application to be filed with the Registrar to effect the Amalgamation;

“Amalgamation Resolution” means the special resolution, the full text of which is attached as Appendix “A” to this Circular, to be considered and, if deemed advisable, passed, with or without variation, by the XR Shareholders at the Meeting;

“BCBCA” means the Business Corporations Act (British Columbia), as amended, including the regulations promulgated thereunder;

“Board of Directors” or “Board” means the board of directors of XR as constituted on the date hereof;

“Business Day” means any day of the week, other than a Saturday, a Sunday or a statutory or civic holiday observed in Vancouver, British Columbia;

“Certificate of Amalgamation” means the certificate of amalgamation to be issued by the Registrar pursuant to Section 281 of the BCBCA, giving effect to the Amalgamation;

“Circular” means this Management Information Circular, including all Appendices hereto, as may be amended, restated or supplemented from time to time;

“Closing” means the closing of the Amalgamation;

“Court” means the Supreme Court of British Columbia;

“CRA” means Canada Revenue Agency;

“Depositary” means the trust company appointed by XR and Red Eagle for the purpose of receiving the deposit of certificates formerly representing XR Shares;

“Disinterested Shareholder Approval” means the majority of the votes cast on the Amalgamation Resolution by the Minority Shareholders present in person or represented by proxy at the Meeting, excluding the XR Shares held by Red Eagle, its associated and affiliates, and all persons acting jointly or in concert with them;

“Dissent Notice” means a written objection to the Amalgamation Resolution made by a registered Shareholder in accordance with the Dissent Rights;

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“Dissent Rights” means the right of a registered XR Shareholder to dissent in respect of the Amalgamation Resolution in strict compliance with the procedures described in the Amalgamation Agreement and the BCBCA as more particularly described in Appendix “D” hereto;

“Dissenting Shareholders” means registered XR Shareholders who deliver a valid Notice of Dissent;

“Effective Date” means the date of the Amalgamation as set forth in the Certificate of Amalgamation as issued by the Registrar;

“Effective Time” means 12:01 a.m. (Pacific Time) on the Effective Date;

“Exchange Ratio” means one (1) Red Eagle Share for every two (2) XR Shares;

“Governmental Authority” means any:

(i)	multinational, foreign, domestic, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign;

(ii)	subdivision, agent, commission, board, or authority of any of the foregoing; or

(iii)	quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Holder” has the meaning set forth under the section “Certain Canadian Federal Income Tax Considerations”;

“ITA” means the Income Tax Act R.S.C. 1985, c. 1 (5th Supp.) and the Income Tax Regulations thereunder, as amended;

“Laws” means applicable laws (including common law), statutes, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgements, awards or requirements, in each case of any Governmental Authority, and terms and conditions of any grant of approval, permission, authority or licence of any Governmental Authority;

“Letter of Transmittal” means the letter of transmittal to be sent to XR Shareholders (other than Red Eagle) pursuant to which XR Shareholders may deliver certificate(s) representing XR Shares to the Depositary;

“MD&A” means management’s discussion and analysis;

“Meeting” means the Special Meeting of XR Shareholders (including any adjournments or postponements thereof) to be held to consider, among other things, the Amalgamation Resolution;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, as may be amended from time to time prior to the approval of the Amalgamation Resolution;

“Minority Shareholders” means all XR Shareholders other than Red Eagle and any other person described in items (a) through (d) of section 8.1(2) of MI 61-101;

“Notice of Dissent” means valid Notice of Dissent sent by an XR Shareholder in accordance with Section 242 of the BCBCA;

“Notice Shares” means the number of XR Shares with respect of which a Dissenting Shareholder delivers a Notice of Dissent;

“Person” includes an individual, partnership, association, body corporate, joint venture, business organization, trust, trustee, executor, administrator, legal representative, government (including any Governmental Authority) or any other entity or organization, whether or not having legal status;

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“Proposed Amendments” has the meaning set forth under the section “Certain Canadian Federal Income Tax Considerations”;

“Proposed Transaction” means the proposed Amalgamation and the other matters set out in the Amalgamation Agreement;

“Record Date” means February 28, 2018;

“Red Eagle” means Red Eagle Mining Corporation, a company incorporated under the BCBCA and the parent of Subco and XR;

“Red Eagle Shares” means the common shares of Red Eagle, as currently constituted;

“Registrar” means the person appointed as the Registrar of Companies under Section 400 of the BCBCA;

“Subco” means 1151419 B.C. Ltd., a company incorporated under the BCBCA and a subsidiary of Red Eagle;

“Taxes” means, with respect to any Person, all income and other taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes (including goods and services, harmonized and provincial sales taxes), use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, licence taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, Canada Pension Plan premiums, excise, severance, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, customs duties or other taxes of any kind whatsoever, and any interest, penalties, additional taxes, additions to tax or other amounts imposed with respect to the foregoing;

“TSX” means the Toronto Stock Exchange;

“TSXV” means the TSX Venture Exchange Inc.;

“XR” means Red Eagle Exploration Limited; a company incorporated under the BCBCA;

“XR Shareholders” means the registered holders of Common Shares of XR; and

“XR Shares” means the Common Shares of XR, as currently constituted.

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RED EAGLE EXPLORATION LIMITED

SUMMARY

The following is a summary of certain information contained in this Circular. This summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial data and statements contained in this Circular. XR Shareholders should read the entire Circular, including the Appendices. Capitalized terms used in this summary are defined in the Glossary of Defined Terms or elsewhere in this Circular.

Parties

Red Eagle Exploration Limited

XR was incorporated under the laws of the Province of British Columbia on May 11, 2009. It changed its name from CB Gold Inc. to Red Eagle Exploration Limited on March 6, 2017. XR’s common shares are listed on the TSXV under the symbol “XR” and traded on the OTCQB market under the symbol “XRELF”. Red Eagle owns approximately 80% of the outstanding XR Shares.

XR is a gold and silver company that is focused on acquiring and developing gold and silver projects in Colombia, a jurisdiction with prolific historic production but until recently limited modern exploration. XR is primarily engaged in the development of the California Gold Project, Vetas Gold Project, and Santa Ana Silver Project.

Red Eagle Mining Corporation

Red Eagle was incorporated under the BCBCA on January 4, 2010. It is listed on the TSX under the symbol “R” and is also traded on the OTCQX in the United States under the symbol “RDEMF”.

Red Eagle is in the business of the acquisition, exploration and development of mineral properties and is focused on maximizing shareholder value by maintaining an attractive risk profile and enhancing growth potential in a safe and an environmentally and socially responsible manner. Its primary project is the San Ramon Gold Mine and Mill. Red Eagle owns an 80% controlling interest in XR.

For additional information, please see “Appendix “C” - Information Concerning Red Eagle”.

Subco

Subco, a private corporation incorporated under the laws of the Province of British Columbia, is a wholly–owned subsidiary of Red Eagle, has no assets and conducts no operations, and was organized solely for the purpose of completing the Proposed Transaction.

Amalco

Amalco is the company that will be formed upon the completion of the Amalgamation on the Effective Date. Following completion of the Amalgamation, Amalco will be a wholly-owned subsidiary of Red Eagle.

The Meeting

The Meeting will be held at 10:00 a.m. (Pacific time) on April 5, 2018 at Suite 2348, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8, for the purpose of considering and, if deemed advisable, passing, with or without variation the Amalgamation Resolution, attached as Appendix “A” to this Circular.

The record date for determining XR Shareholders entitled to receive notice of, and to vote at, the Meeting is February 28, 2018. XR Shareholders of record will be entitled to vote those XR Shares included in the list of XR Shareholders prepared as at the Record Date. See “General Information”.

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Summary of Amalgamation

XR, Red Eagle and Subco have entered into the Amalgamation Agreement, pursuant to which Red Eagle will acquire all of the issued and outstanding XR Shares by way of a “three-cornered” amalgamation among XR, Red Eagle and Subco. A copy of the Amalgamation Agreement is attached as Appendix “B” to this Circular.

Pursuant to the terms of the Amalgamation Agreement, Subco and XR will amalgamate under the provisions of the BCBCA to form Amalco, which will become a wholly-owned subsidiary of Red Eagle. The name of XR Amalco will be “Red Eagle Exploration Limited” and among other things:

(a)	each issued and outstanding XR Share (other than XR Shares held by Red Eagle and any Dissenting Shareholders) will be exchanged for one-half of one Red Eagle Share;

(b)	each issued and outstanding XR Share held by Red Eagle will be converted into one XR Amalco Share;

(c)	each issued and outstanding XR Share held by a Dissenting Shareholder will be cancelled and the Dissenting Shareholder will be entitled to be paid the fair value of such XR Shares by Amalco in accordance with the BCBCA;

(d)	each issued and outstanding Subco Share will be converted into one XR Amalco Share;

(e)	no fractional Red Eagle Shares will be issued in connection with the Amalgamation. If a XR Shareholder would otherwise be entitled to a fractional Red Eagle Share under the Amalgamation Agreement, the number of Red Eagle issued to such XR Shareholder shall be rounded up to the next greater whole number of Red Eagle Shares if the fractional entitlement is equal to or greater than 0.5 and shall, without any additional compensation, be rounded down to the next lesser whole number of Red Eagle Shares if the fractional entitlement is less than 0.5. In calculating such fractional interests, all XR Shares registered in the name of or beneficially held by an XR Shareholder or his/her/its nominee will be aggregated.

Completion of the Proposed Transaction is subject to the satisfaction or waiver of certain conditions, as set out in the Amalgamation Agreement. Upon the Amalgamation taking effect, Amalco will hold all the property, rights and interests, and shall be subject to all the debts, liabilities and obligations, of each of XR and Subco. The rights of creditors against the property, rights and assets of XR and Subco and all liens upon their respective property, rights and assets, will be unimpaired by the Amalgamation and all debts, contracts, liabilities, and duties of each of XR and Subco will attach to Amalco and may be enforced against it.

As of the date of this Circular, there are currently 398,840,768 XR Shares outstanding, of which 91,892,516 XR Shares are not otherwise owned, controlled or directed by Red Eagle, and 19,655,000 XR Options and 17,896,722 XR Warrants outstanding.

Assuming that there are no Dissenting Shareholders and that no XR Options or XR Warrants are exercised prior to the Effective Time, Red Eagle will issue approximately 45,946,258 Red Eagle Shares in exchange for all of the issued and outstanding XR Shares held by Minority Shareholders pursuant to the Amalgamation. Upon completion of the Amalgamation, former XR Shareholders will hold approximately 10.51% of the issued and outstanding Red Eagle Shares.

For more detailed information, see “Proposed Transaction– The Amalgamation Agreement”.

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Background to Amalgamation

XR (at that time named “CB Gold Inc.”) was an exploration and development company with exploration stage mineral projects in Colombia, including the Vetas Gold Project. In May, 2015 management of XR entered into an agreement to sell XR’s principal asset, the Vetas Gold Project, to a non-arm’s length party, subject to receipt of disinterested shareholder approval. While the sale ultimately did not receive the required approval of XR shareholders, Red Eagle was contacted by several of XR’s largest shareholders who were unhappy with the proposed sale. On June 10, 2015 after a review of XR and its projects, Red Eagle approached the XR Board with an all-share offer to XR to acquire the outstanding XR Shares by way of a plan of arrangement. By way of news release dated June 12, 2015, XR rejected the offer. Red Eagle made various other overtures to management of XR with respect to a proposed business combination with XR, but such overtures were rebuffed by management of XR.

June 30, 2015 Red Eagle commenced a share exchange takeover bid to acquire all of the issued and outstanding common shares of XR. Red Eagle completed the take-over bid on September 14, 2015 and acquired 78,590,198 common shares of XR, representing 43.46% of the outstanding XR Shares. Through the rest of 2015 Red Eagle proceeded to acquire additional XR Shares through a series of share exchange transactions and open market purchases, such that as at December 31, 2015 Red Eagle held 107,527,972 XR Shares, representing a 51% interest in XR. On November 6, 2015, all directors and officers of XR resigned and Red Eagle, as controlling shareholder of XR appointed its nominees to the XR Board.

On May 11, 2016 Red Eagle acquired 16,933,333 units of XR at a price of $0.075 per unit for total subscription proceeds of $1,270,000. Each unit consisted of one XR Share and one warrant. Subsequent to completion of that financing, Red Eagle held an aggregate of 248,033,377 XR Shares.

On August 10, 2016 XR purchased 100% of the Santa Ana Silver Project from Condor Precious Metals Inc. The purchase price consisted of (i) $250,000 in cash, (ii) 8,095,238 XR Shares and (iii) a 2% NSR royalty over the Santa Ana Silver Project.

On November 2, 2016, Red Eagle acquired an additional 83,020,237 XR Shares from Batero Gold corp. in exchange for 7,428,126 Red Eagle Shares.

On February 14, 2017, XR entered into six option agreements in the California Gold District located in Santander, Colombia which comprise the California Gold Project. After completing due diligence two of the option agreements were terminated.

In mid 2017 in order to avoid any potential conflicts of interest, Red Eagle, as majority shareholder of XR, approved a policy setting out the parameters of the business of XR. Under the policy, the business of XR shall consist of building shareholder value through acquiring and developing pre-economic stage gold and silver projects in Colombia. The policy provides that a minimum of 50% of XR’s Board shall be arm’s length parties with Red Eagle at all times, and that under certain circumstances Red Eagle will permit XR to have the initial opportunity to review transactions and acquisitions that fit a specified categorization.

In the third quarter of 2017 Red Eagle began to consider alternative ways to combine the businesses of Red Eagle and XR. The original intent in 2015 on the take-over bid was to consolidate the two companies and operations into one entity. However, since completion of the take-over bid the two companies have operated as separate companies with common shareholders and management, and with mineral projects in the same country. Red Eagle’s shareholdings in XR have fluctuated up and down as a result of dilutive share issuances by XR and as a result of Red Eagle’s participation in various XR financings. Red Eagle believes that certain cost and personnel savings could be achieved by combining the two companies, as well as increasing access to capital markets and financings.

Red Eagle Special Committee

In November 2017 the board of directors of Red Eagle (the “Red Eagle Board”) established a special committee (the “Red Eagle Special Committee”) to consider moving forward with a merger of the two companies. The Red Eagle Special Committee was established with a broad mandate to evaluate and negotiate the proposed merger, as well as any alternatives available to Red Eagle, including maintaining the status quo.

In November 2017 the Red Eagle Special Committee met to review the potential acquisition of XR. Subsequent to that meeting the Red Eagle Special Committee discussed the transaction on an ad-hoc basis while tracking the developments in the market and in the respective businesses of the two companies. The Red Eagle Special Committee also reviewed the terms of the various drafts of the Amalgamation Agreement as negotiations progressed.

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During March 2018 the Red Eagle Special Committee had another formal meeting to review the final terms of the Amalgamation and to review the proposed news release announcing same. At that meeting the Red Eagle Special Committee considered:

-	the various alternatives available to Red Eagle for merging its business with that of XR, including maintaining the status quo;

-	the premium to be received by the XR Shareholders, which was considered to be within market parameters based on the current state of the junior natural resource market;

-	the current properties held by XR;

-	that the consideration to be paid by Red Eagle was reasonable;

-	that XR had just completed a private placement financing and would have cash on hand on completion of the Amalgamation

Upon consideration of the above factors and others, the Red Eagle Special Committee voted unanimously in favour of the Amalgamation and to recommend to the Board that it approve the Amalgamation and the Amalgamation Agreement.

XR Independent Committee

For purposes of the Proposed Transaction, the XR Board appointed an independent committee (the “XR Committee”) comprised of Messrs. Ben Pullinger and Leo Hathaway, both of whom are independent of the Proposed Transaction.

Mandate

The XR Committee was given the mandate of reviewing, considering and evaluating the merits of the Proposed Transaction, as well as any strategic alternatives to the Proposed Transaction in the context of XR’s business plan and current direction. The XR Committee was empowered to supervise the negotiation of the Proposed Transaction, to engage such professional advisors as it considered appropriate, including legal, technical and financial advisors, and determine the compensation therefor, and to do all such other things as it may deem necessary or advisable in connection with the fulfilling of its mandate.

Process and Procedures

The XR Committee immediately engaged independent legal counsel to advise it on the Proposed Transaction, and in the course of the following weeks held several meetings to review and consider the various elements of the Proposed Transaction. The XR Committee discussed the circumstances leading up to the Proposed Transaction, XR’s present situation, and the general merits of a business combination with Red Eagle, as well as strategic alternatives. The XR Committee was also extensively involved in the review and negotiation of the terms of the Amalgamation Agreement, and in the obtaining of an independent fairness opinion. Throughout this process, the XR Committee feels that it was not constrained in any manner, and was free from coercion and undue influence.

Evaluation of Red Eagle

The XR Committee noted that Red Eagle’s properties were also located in Colombia, and included the San Ramon Gold Mine, which is currently ramping up to full operation. On a combined basis, the resulting company was seen to be a larger, more robust entity having a diversified yet still focused property portfolio, critical operating experience in Colombia and a possible source of internal capital in addition to potentially better access to external capital in the equity and debt markets.

Potential issues with respect to Red Eagle were also reviewed, which including the risk that the San Ramon Gold Mine might not generate sufficient cash flow in the near term, if at all, and Red Eagle’s high debt levels. After discussing these considerations, the XR Committee concluded that the Proposed Transaction was potentially quite desirable and that the potential positive aspects appeared to outweigh the potential negatives.

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Evaluation of Strategic Alternatives

The XR Committee also reviewed and discussed various strategic alternatives to the Proposed Transaction, which included the possibility of further financing or of a joint venture with a third party. Past efforts in these areas had yielded little results, and no significant prospects were immediately apparent. After considering XR’s immediate need for capital, the XR Committee concluded that the possibility of a strategic alternative to the Proposed Transaction in the required time frame was remote. Because of these factors, the desirability of maintaining the status quo was also dismissed.

Fairness Opinion

The XR Committee approached Evans & Evans, Inc. (“Evans”) to provide a fairness opinion. In their initial discussions, the XR Committee satisfied itself that Evans was qualified to provide the fairness opinion, and that Evans had no prior relationship with the parties and was independent. The consideration agreed to was a non-continent flat fee of $11,000, which the XR Committee considered appropriate as the compensation was not tied to the success of the Proposed Transaction, a situation which they felt could bias the analysis and conclusions reached in the fairness opinion.

Throughout the process, the XR Committee remained in contact with Evans, to review the information being provided to Evans, respond to inquiries and provide comment on the assumptions being employed. A verbal fairness opinion was delivered on March 2, 2018, immediately prior to the entering into of the amalgamation agreement and the printing and mailing of this circular, with a written fairness opinion to be delivered as soon as practicable and in any event prior to the date of the shareholder meeting.

The fairness opinion concluded that the Proposed Transaction was fair to XR shareholders from a financial point of view. In rendering the fairness opinion, Evans used several different methodologies, which were then weighted to establish a range of values for XR, Red Eagle and Red Eagle Post-Proposed Transaction. It was the opinion of Evans, that the Amalgamation’s exchange ratio was fair to the Minority Shareholders. Overall Evans concluded the value implied by the consideration received by the Minority Shareholders exceeded the value calculated by Evans for XR. A summary of the various methodologies is provided below. One of the key assumptions by Evans was Red Eagle’s continued ability to satisfy its debt covenants and operate in the normal course.

•	Historic trading price. Evans considered the value for both Companies as represented by their trading price over the past 180 trading days. Due to the low liquidity of the XR Shares and the Red Eagle Shares, less weighting was placed on this method by Evans in its analysis.

•	Prior financings. Evans considered the values implied for the Companies based on financings completed in 2017 and announced in 2018. Evans noted that Red Eagle had been able to raise significant equity in the recent past, and gave this methodology the highest weighting.

•	Comparison to peers. Evans noted that Red Eagle was trading at a premium to the average of the identified peers with respect to its enterprise value over NI 43-101 compliant reserves and resources. As a result, less weighting was placed on this method in arriving at a range of values for Red Eagle. While Evans noted that it was difficult to evaluate a resource company in the pre-resource stage, like XR,this was not considered the dominant approach.

In considering the values implied by the trading price and prior financings for Red Eagle, Evans did assume the values included the interest in XR held by Red Eagle.

Upon arriving at a range of values for the Companies using each of the above methodologies, Evans weighted each to arrive at a value range for each company on a per share basis. Evans then calculated the implied value per share of Red Eagle Post-Proposed Transaction. In Evans’ opinion, the implied value of the 0.5 Red Eagle Share exceed the value of an XR Share.

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Evans also calculated the 10, 30 and 90 day VWAP for the Companies and determined the implied value of an XR Share given effect of the Exchange Ratio. Evans found the premium implied by this analysis was positive in light of average resource transactions.

Evans also considered various qualitative factors affecting the fairness of the Proposed Transaction and found the majority of such factors to be positive.

Other Fairness Measures

Although the fairness opinion was given considerable weight in its deliberations, the XR Committee also evaluated the fairness of the Proposed Transaction based on the following factors:

•	The approval of the Proposed Transaction being subject to the approval of a majority of the minority shareholders.

•	The availability of statutory dissent rights, providing cash compensation in lieu of Red Eagle Shares (see “Dissenting Shareholders’ Rights”).

•	The potential availability of a tax rollover, providing a deferral of any capital gain or loss on the disposition of the XR Shares constituted by the Amalgamation’s share exchange (see “Certain Canadian Income Tax Considerations”).

Recommendation

The XR Committee unanimously determined that the Proposed Transaction is in the best interests of XR and that the consideration to be received by the XR shareholders is fair from a financial point of view. Accordingly, the XR Committee resolved to recommend to the XR Board that it approve the Proposed Transaction and provide a positive recommendation to XR shareholders to vote in favour of the Proposed Transaction.

In summary, the primary reasons for the XR Committee’s recommendation were as follows:

•	The resulting entity’s larger market capitalization, with the potential for better access to capital markets.

•	The resulting entity’s more diversified property portfolio, which maintains a focus in Colombia and includes a variety of properties in various stages of development.

•	The resulting entity’s ownership of a producing gold asset, with the potential for near-term operational cash flow and providing some insulation against the uncertain availability of external debt or equity financing.

•	A management team with operating experience in Colombia and a track record for successfully raising capital.

•	The immediate prospects for a strategic alternative being limited, if at all available, in a reasonable time frame and, in the absence thereof, the undesirability of the status quo.

•	The consideration offered to XR Shareholders having an implied premium of 58.8% per XR Share, based on the exchange ratio and the closing price of the two companies’ shares upon entering into of the Amalgamation Agreement on March 2, 2018, being $0.27 for Red Eagle and $0.085 for XR.

•	The prospects for increased liquidity in the market for the Red Eagle Shares as compared to the XR Shares.

•	The fairness opinion’s conclusion that the Proposed Transaction is fair to Minority Shareholders from a financial point of view.

•	The approval of the Proposed Transaction being subject to the approval of a majority of the Minority Shareholders.

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•	The availability of statutory dissent rights, providing for cash compensation in lieu of Red Eagle Shares.

•	The potential availability of a tax rollover, providing a deferral of any capital gain or loss on the disposition of the XR Shares constituted by the Amalgamation’s share exchange.

The Amalgamation Agreement

The obligations of the parties to complete the transactions contemplated by Amalgamation Agreement are subject to the satisfaction or waiver of certain conditions set out in the Amalgamation Agreement. These conditions include, among others, the receipt of the approval of the Amalgamation Resolution by XR Shareholders and receipt of the necessary approvals from the TSXV and the TSX. Upon all the conditions to the Amalgamation being fulfilled or waived, XR is required to file the Amalgamation Application with the Registrar in order to give effect to the Amalgamation.

The above is a summary of certain terms of the Amalgamation Agreement and is qualified in its entirety by the full text of the Amalgamation Agreement, which is attached as Appendix “B” to this Circular, and by the more detailed summary contained elsewhere in this Circular.

See “Proposed Transaction – The Amalgamation Agreement” and Appendix “B” for a copy of the Amalgamation Agreement.

Shareholder Approval

Pursuant to the BCBCA, the Amalgamation Resolution must be passed at the Meeting by: (a) not less than two-thirds (66⅔%) of the votes cast by XR Shareholders represented at the Meeting in person or by proxy; and (b) for the purpose of MI 61-101, a majority of the votes cast by all Minority Shareholders present in person or represented by proxy and entitled to vote at the XR Meeting.

See “Proposed Transaction –Shareholder Approval” and “Securities Law Matters – Minority Approval Requirements”.

Required Approvals

XR is not aware of any material licenses or regulatory permits that must be obtained or of any other action by any federal, provincial, state or foreign government or administrative or regulatory agency that would be required to be obtained prior to the completion of the Proposed Transaction, other than the TSX having approved the listing of the Red Eagle Shares (including Red Eagle Shares issuable on the exercise of the replacement options as discussed in further detail herein) and the TSXV having conditionally approved the Amalgamation. Following completion of the Amalgamation, it is expected that the XR Shares will be de-listed from the TSXV and XR will make an application to cease to be a reporting issuer under applicable Securities Laws.

Recommendation of the XR Board

After careful consideration, and following the unanimous recommendation of the XR Special Committee, the XR Board unanimously approved and accepted the report of the XR Special Committee and unanimously determined that the consideration to be received by XR Shareholders is fair from a financial point of view and that the Amalgamation is in the best interests of XR. The XR Board unanimously approved the Amalgamation Agreement and recommends that XR Shareholders vote their XR Shares FOR the Amalgamation Resolution. Mr. Ian Slater and Mr. Robert Bell, directors of each of XR and Red Eagle declared their interest and abstained from voting at the XR Board meeting in respect of the Amalgamation and related matters.

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Reasons for Recommendations of the XR Board

In making its recommendations, the XR Board consulted with XR’s management, legal, financial and technical advisors, and with the XR Special Committee. The XR Board also reviewed financial and technical information relating to Red Eagle and XR and considered a number of factors, including those listed below. The following disclosure includes forward-looking information and readers are cautioned that actual results may vary from those described herein.

•	Premium to XR Shareholders. The consideration being offered to XR Shareholders implied a share price premium for XR Shareholders as of the date of the Arrangement Agreement. The Exchange Ratio represents the equivalent of $0.135 per XR Share based on the closing price of the Red Eagle Shares on the TSX as of March 1, 2018, and represents the equivalent of $0.139 per XR Share based on the 20-day volume weighted average price (“VWAP”) of the Red Eagle Shares on the TSX as of the same date. The Exchange Ratio implies a total transaction value of approximately $12,773,059 on a VWAP basis. The consideration represents a significant premium to XR’s current share price ($0.085 as of March 1, 2018), implying a premium of approximately 58.82% to XR Shareholders.

•	Pro Forma Ownership of Red Eagle. Following completion of the Amalgamation, former XR Shareholders will own approximately 10.51% of the common shares of Red Eagle, which will provide attractive growth potential from the San Ramon Gold Mine and Mill.

•	Increased Capital Market Presence. Upon completion of the Amalgamation Red Eagle will have a broader shareholder base with expected increased market liquidity and a larger market capitalization than XR alone. XR Shareholders who choose to maintain an ownership position in Red Eagle may also benefit from its more diversified asset base.

•	Advanced Stage Projects. Following completion of the Amalgamation, XR Shareholders will hold shares in a company with advanced stage mineral projects, including the in-production San Ramon Gold Mine and Mill.

•	Material Conditions to Completion of Amalgamation. The material conditions required for completion of the Amalgamation, including XR Shareholder approval were considered by the XR Board to be reasonable under the circumstances.

•	Risk Factors. The XR Board also considered the risks relating to the Amalgamation including those matters described under the heading “Risk Factors relating to the Amalgamation”. The XR Board believed that, overall, the anticipated benefits of the Amalgamation to XR outweighed any risks.

•	Other Factors. The XR Board also considered the Amalgamation with reference to the results of operations of XR, as well as its prospects, strategic alternatives and competitive position, including the risks involved in achieving those prospects and following those alternatives in light of current market conditions.

In making its determinations and recommendations, the XR Board also observed that a number of procedural safeguards were in place and are present to permit the XR Board to represent the interests of XR, the XR Shareholders, minority XR Shareholders and XR’s other stakeholders. These procedural safeguards include, among others:

•	Role of the XR Special Committee. The evaluation and negotiation process was overseen by the XR Special Committee, being members of the XR Board who are independent of management and who have no financial interest in the Amalgamation that is different from that of the XR Shareholders.

•	Shareholder Approval. The Amalgamation is subject to the following shareholder approvals, which protect XR Shareholders:

•	To be effective the Amalgamation Resolution must be approved, with or without variation, by the affirmative vote of:

-	At least two-thirds of the votes case on the Amalgamation Resolution by XR Shareholders, present in person or represented by proxy and entitled to vote at the XR Meeting; and

-	A majority of the votes case on the Amalgamation Resolution by Minority Shareholders represented in person or by proxy and entitled to vote at the XR Meeting.

•	Dissent Rights. The availability of rights of dissent to registered XR Shareholders with respect to the Amalgamation.

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The foregoing summary of the information and factors considered by the XR Special Committee and the XR Board is not intended to be exhaustive, but includes the material information and factors considered by the XR Special Committee and the XR Board in their respective consideration of the Amalgamation. In view of the variety of factors and the amount of information considered in connection with the XR Special Committee’s and the XR Board’s evaluation of the Amalgamation, they did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to each of the specific factors considered in reaching their respective conclusions and recommendations. The recommendations of the XR Special Committee and the XR Board were made after consideration of all of the above-noted and other factors and in light of their respective knowledge of the business, financial condition and prospects of XR and were based upon the advice of the financial, technical and legal advisors to XR and the XR Special Committee. In addition, individual members of the XR Special Committee and the XR Board may have assigned different weights to different factors in reaching their own conclusion as to the fairness of the Amalgamation.

Right to Dissent

XR Shareholders are entitled as a consequence of the Amalgamation to dissent and be paid the fair value of their XR Shares, in respect of which such Dissenting Shareholders dissent, in accordance with Sections 237 through 247 of the BCBCA, if such Dissenting Shareholders give notice that they object to the Amalgamation and proceed with their dissent in accordance with the BCBCA. See Appendix “D” attached hereto for the full text of Sections 237 through 247 of the BCBCA.

The notice and dissent procedure requirements MUST BE STRICTLY OBSERVED. See “Dissenting Shareholder’s Rights” for further information.

Certain Canadian Federal Income Tax Considerations

XR Shareholders should read carefully the information under “Certain Canadian Federal Income Tax Considerations”, which sets out a general summary of certain tax considerations that may be applicable to them. XR Shareholders should also consult their own tax advisors as to the tax consequences of the transactions under the Amalgamation Agreement.

Risk Factors

XR Shareholders should carefully consider all of the information disclosed in this Circular prior to voting on the Amalgamation Resolution and any other matters properly brought before them at the Meeting. In addition, whether or not the Amalgamation is completed, XR will continue to face many of the risks that it currently faces with respect to its business and affairs. For a description of these risk factors see “Risk Factors” in the XR MD&A, which is available on SEDAR at www.sedar.com

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RED EAGLE EXPLORATION LIMITED

MANAGEMENT INFORMATION CIRCULAR

Information contained in this Circular is given as of March 2, 2018, except as otherwise noted.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Circular contains “forward-looking statements” (also referred to as “forward-looking information”) within the meaning of applicable Canadian securities legislation. All statements, other than statements of historical facts, included in this Circular that address activities, events or developments that XR or Red Eagle expects or anticipates will or may occur in the future, including, without limitation, statements about the completion of the Proposed Transaction and the satisfaction of the closing conditions relating thereto; the anticipated impact or benefits of the Proposed Transaction; the expected completion and implementation date of the Proposed Transaction; future exploration activities; sources, and proposed uses, of funds; capital and operating cost estimates, including option payments and general and administrative expenses; expectations regarding the ability to raise capital for future activities; and other such matters are forward-looking statements. When used in this Circular, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements.

These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of XR or Red Eagle to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks related to a failure to complete the Amalgamation; the potential issuance of additional Red Eagle Shares; uninsurable risks; conflicts of interest; permits and licences; environmental and other regulatory requirements; political regulatory risks; competition; and the volatility of share price, all as more particularly described in “Risk Factors”. Although XR or Red Eagle have attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

All forward-looking statements in this Circular are qualified by these cautionary statements. XR does not undertake any obligation to publicly update or revise any forward-looking statements, except as required by applicable securities laws.

GENERAL INFORMATION

Solicitation of Proxies

This Circular is furnished in connection with the solicitation of proxies on behalf of the management of XR for use at the Meeting and any adjournment(s) or postponement(s) thereof, at the time and place and for the purposes set forth in the accompanying Notice of Meeting. While it is expected that the solicitation will be made primarily by mail, proxies may also be solicited personally or by telephone or verbal communication by the directors and officers of XR or their representatives. All costs of solicitation on behalf of management of XR will be borne by XR.

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Appointment and Revocation of Proxies

The persons named in the enclosed form of proxy are officers and directors of XR. An XR Shareholder has the right to appoint a person (who need not be an XR Shareholder) to attend and act for such XR Shareholder and on his, her or its behalf at the Meeting other than the persons designated in the enclosed form of proxy. Such right may be exercised by inserting in the blank space provided for that purpose the name of the desired person or by completing another proper form of proxy and, in either case, delivering the completed and executed proxy to XR’s transfer agent and registrar, Computershare Trust Company of Canada (“Computershare”), 100 University Ave., 8th Floor, North Tower, Toronto, ON, M5J 2Y1, not later than 10:00 a.m. (Pacific Time) on April 3, 2018. A proxy must be executed by the registered XR Shareholder or his or her attorney duly authorized in writing or, if the XR Shareholder is a corporation, by an officer or attorney thereof duly authorized.

Proxies given by XR Shareholders for use at the Meeting may be revoked prior to their use by depositing an instrument in writing executed by the XR Shareholder or by such XR’s Shareholder’s attorney duly authorized in writing or, if the XR Shareholder is a corporation, under its corporate seal, by an officer or attorney thereof duly authorized indicating the capacity under which such officer or attorney is signing: (i) at the registered office of XR located at 2348, 666 Burrard Street, Vancouver, B.C., V6C 2X8, at any time up to and including the last business day preceding the day of the Meeting, any adjournment thereof, at which the proxy is to be used, (ii) with the chairman of the Meeting on the day of the Meeting or any adjournment or postponement thereof before any vote in respect of which the proxy is to be used shall have been taken, or (iii) in any manner permitted by law.

Exercise of Discretion by Proxies

The persons named in the accompanying form of proxy will vote, or withhold from voting, the XR Shares in respect of which they are appointed in accordance with the instructions of the XR Shareholders appointing them. If an XR Shareholder specifies a choice with respect to any matter to be acted upon, the XR Shares will be voted accordingly. In the absence of such direction, such XR Shares will be voted in favour of the Amalgamation Resolution. The form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting or any adjournment or postponement thereof. At the time of the printing of this Circular, the management of XR knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice of Meeting. However, if any other matters which at present are not known to the management of XR should properly come before the Meeting, the proxy will be voted on such matters in accordance with the best judgment of the named proxies.

Advice to Beneficial Shareholders

The information set forth in this section is of significant importance to a substantial number of XR Shareholders who do not hold their XR Shares in their own name (referred to in this section as “Beneficial Shareholders”). Beneficial Shareholders should note that only proxies deposited by XR Shareholders whose names appear on the records of XR as the registered holders of shares can be recognized and acted upon at the Meeting. If XR Shares are listed in an account statement provided to an XR Shareholder by a broker, then in almost all cases those XR Shares will not be registered in such XR Shareholder’s name on the records of XR. Such XR Shares will more likely be registered under the name of the XR Shareholder’s broker or an agent of that broker and held by the Canadian Depository for Securities Inc. as nominee. Shares held by brokers or their nominees can only be voted for or against resolutions upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers/nominees are prohibited from voting shares for their clients.

Applicable regulatory policy requires Intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings. Every Intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Shareholders in order to ensure that their shares are voted at the Meeting. Often the form of proxy supplied to a Beneficial Shareholder by its broker is identical to the form of proxy provided by XR to the registered shareholders. However, its purpose is limited to instructing the registered shareholder how to vote on behalf of the Beneficial Shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”). Broadridge typically mails the voting instruction forms or proxy forms to the Beneficial Shareholders and asks the Beneficial Shareholders to return the proxy forms to Broadridge. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting. A Beneficial Shareholder receiving a proxy or voting instruction form from Broadridge cannot use that proxy to vote shares directly at the Meeting, the proxy must be returned to Broadridge well in advance of the Meeting in order to have the shares voted.

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Although Beneficial Shareholders may not be recognized directly at the Meeting for the purposes of voting XR Shares registered in the name of their broker or other intermediary, a Beneficial Shareholder may attend the Meeting as proxyholder for the registered holder and vote their XR Shares in that capacity. Beneficial Shareholders who wish to attend the Meeting and indirectly vote their own XR Shares as proxyholder for the registered holder should enter their own names in the blank space on the form of proxy or voting instruction form provided to them and return the same to their broker or other intermediary (or the agent of such broker or other intermediary) in accordance with the instructions provided by such broker, intermediary or agent well in advance of the Meeting. Beneficial Shareholders should carefully follow the instructions of their intermediaries and their service companies.

XR has distributed or made available for distribution, copies of the Notice of Meeting, the Circular and form of proxy (referred to in this section as the “Meeting Materials”) to clearing agencies, securities dealers, banks and trust companies or their nominees (referred to in this section as the “Intermediaries”) for distribution to Beneficial Shareholders whose shares are held by or in custody of such Intermediaries. Such Intermediaries are required to forward such documents to Beneficial Shareholders unless a Beneficial Shareholder has waived the right to receive them. The solicitation of proxies from Beneficial Shareholders will be carried out by the Intermediaries or by XR if the names and addresses of the Beneficial Shareholders are provided by Intermediaries. XR will pay the permitted fees and costs of Intermediaries incurred in connection with the distribution of these materials.

Beneficial Shareholders are either: (a) non-objecting beneficial owners (referred to in this section as “NOBOs”) who do not object to their name and address being given to XR; or (b) objecting beneficial owners (referred to in this section as “OBOs”) who do object to their name and address being given to XR. XR does not have access to the names of OBOs.

The Meeting Materials are being sent to both registered holders of XR Shares and Beneficial Shareholders. If you are a NOBO, Computershare, XR’s registrar and transfer agent, has sent the enclosed materials directly to you and has obtained your name, address and information about your holdings of securities in accordance with applicable securities regulatory requirements from the Intermediary holding securities on your behalf. By choosing to send these materials directly to you, XR (and not the Intermediary holding securities on your behalf) has assumed responsibility for: (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the enclosed voting instruction form provided by Computershare.

If you are an OBO and receive these materials through your broker or through another Intermediary, please complete and return the materials in accordance with the instructions provided to you by your broker or other Intermediary.

All references to shareholders in this Circular and the accompanying form of proxy and Notice of Meeting are to registered XR Shareholders unless specifically stated otherwise.

Record Date and Shares Entitled to Vote

XR has fixed the close of business on February 28, 2018 as the record date (the “Record Date”) for the purposes of determining XR Shareholders entitled to receive the Notice of Meeting and vote at the Meeting.

Only XR Shareholders of record as of the Record Date, who either attend the Meeting personally or complete and deliver a form of proxy in the manner and subject to the provisions described above, will be entitled to vote or to have their XR Shares voted at the Meeting.

Voting Securities and Principal Holders hereof

The authorized share capital of XR consists of an unlimited number of XR Shares each carrying the right to one vote. As of March 2, 2018, there were 389,840,768 XR Shares issued and outstanding.

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To the knowledge of the directors and executive officers of XR, as of the date of this Circular, no person beneficially owns, or controls or directs, directly or indirectly, voting securities of XR carrying 10% or more of the voting rights attached to the XR Shares, other than as set forth below:

Name	Number of Common Shares	Percentage of Issued and Outstanding XR Shares

Red Eagle Mining Corporation	297,948,252	76.43%

Quorum and Votes Required for Certain Matters

Under the Articles of XR, the quorum for the transaction of business at the Meeting is two individuals who are shareholders, proxy holders representing shareholders or duly authorized representatives of corporate shareholders personally present and representing XR Shares aggregating not less than 5% of the issued common shares of XR carrying the right to vote at that meeting.

The Amalgamation Resolution requires the affirmative vote of: (a) not less than two-thirds (66⅔%) of the votes cast by XR Shareholders represented at the Meeting in person or by proxy; and (b) for the purpose of MI 61-101, a majority of the votes cast by all Minority Shareholders represented at the Meeting in person or by proxy. It is a condition precedent to the completion of the Proposed Transaction that the XR Shareholders approve the Amalgamation Resolution.

PROPOSED TRANSACTION

Details regarding the Proposed Transaction, including the background to, reasons for, details of, conditions to and effect of the Proposed Transaction are set forth in this Circular. Readers are urged to carefully read the information in this Circular.

General

XR was incorporated under the laws of the Province of British Columbia on May 11, 2009. It changed its name from CB Gold Inc. to Red Eagle Exploration Limited on March 6, 2017. The Company is listed on the Exchange under the symbol “XR” and on the OTCQB market under the symbol “XRELF”. Red Eagle owns approximately 80% of the outstanding XR Shares.

XR is a gold and silver company that is focused on acquiring and developing gold and silver projects in Colombia, a jurisdiction with prolific historic production but until recently limited modern exploration. The Company is primarily engaged in the development of the California Gold Project, Vetas Gold Project, and Santa Ana Silver Project.

XR, Red Eagle and Subco have entered into the Amalgamation Agreement, pursuant to which Red Eagle will acquire all of the issued and outstanding XR Shares by way of a “three-cornered” amalgamation among XR, Red Eagle and Subco. A copy of the Amalgamation Agreement is attached as Appendix “B” to this Circular.

Pursuant to the terms of the Amalgamation Agreement, Subco and XR will amalgamate under the provisions of the BCBCA to form Amalco, which will become a wholly-owned subsidiary of Red Eagle. The name of Amalco will be “Red Eagle Exploration Limited” and among other things:

(a)	each issued and outstanding XR Share (other than XR Shares held by Red Eagle and any Dissenting Shareholders) will be exchanged for one-half of one Red Eagle Share pursuant to the Exchange Ratio;

(b)	each issued and outstanding XR Share held by Red Eagle will be converted into one XR Amalco Share;

(c)	each issued and outstanding XR Share held by a Dissenting Shareholder will be cancelled and the Dissenting Shareholder will be entitled to be paid the fair value of such XR Shares by Amalco in accordance with the BCBCA;

(d)	each issued and outstanding Subco Share will be converted into one XR Amalco Share;

(e)	no fractional Red Eagle Shares will be issued in connection with the Amalgamation. If a XR Shareholder would otherwise be entitled to a fractional Red Eagle Share under the Amalgamation Agreement, the number of Red Eagle issued to such XR Shareholder shall be rounded up to the next greater whole number of Red Eagle Shares if the fractional entitlement is equal to or greater than 0.5 and shall, without any additional compensation, be rounded down to the next lesser whole number of Red Eagle Shares if the fractional entitlement is less than 0.5. In calculating such fractional interests, all XR Shares registered in the name of or beneficially held by an XR Shareholder or his/her/its nominee will be aggregated.

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Completion of the Proposed Transaction is subject to the satisfaction or waiver of certain conditions, as set out in the Amalgamation Agreement. Upon the Amalgamation taking effect, XR Amalco will hold all the property, rights and interests, and shall be subject to all the debts, liabilities and obligations, of each of XR and Subco. The rights of creditors against the property, rights and assets of XR and Subco and all liens upon their respective property, rights and assets, will be unimpaired by the Amalgamation and all debts, contracts, liabilities, and duties of each of XR and Subco will attach to XR Amalco and may be enforced against it.

Pursuant to the Amalgamation:

(a)	the property of each Amalgamating Corporation will continue to be the property of XR Amalco;

(b)	XR Amalco will continue to be liable for the obligations of each Amalgamating Corporation;

(c)	any existing cause of action, claim or liability to prosecution pending by or against either of the Amalgamating Corporations will be unaffected;

(d)	any civil, criminal or administrative action or proceeding pending by or against either of the Amalgamating Corporations may be continued to be prosecuted by or against XR Amalco;

(e)	any conviction against, or ruling, order or judgment in favour or against, either of the Amalgamating Corporations may be enforced by or against XR Amalco; and

(f)	the Articles of Amalgamation of XR Amalco shall be deemed to be the Articles of Incorporation of XR Amalco and the Certificate of Amalgamation shall be deemed to be the Certificate of Incorporation of XR Amalco.

As of the date of this Circular, there are currently 389,840,768 XR Shares outstanding, of which 91,892,516 XR Shares are not otherwise owned, controlled or directed by Red Eagle, 19,655,000 XR Options and 17,896,722 XR Warrants outstanding of which Red Eagle owns 175,000 XR Warrants. Assuming that there are no Dissenting Shareholders and that no XR Options or XR Warrants are exercised prior to the Effective Time, Red Eagle will issue approximately 45,946,258 Red Eagle Shares in exchange for all of the issued and outstanding XR Shares held by Minority Shareholders. Pursuant to the Amalgamation and assuming that there are no Dissenting Shareholders and that no XR Options or XR Warrants are exercised prior to the Effective Time, Minority Shareholders will be issued 45,946,258 Red Eagle Shares, representing approximately 10.51% of the issued and outstanding Red Eagle Shares after completion of the Amalgamation.

Background to Amalgamation

XR (at that time named “CB Gold Inc.”) was an exploration and development company with exploration stage mineral projects in Colombia, including the Vetas Gold Project. In May, 2015 management of XR entered into an agreement to sell XR’s principal asset, the Vetas Gold Project, to a non-arm’s length party, subject to receipt of disinterested shareholder approval. While the sale ultimately did not receive the required approval of XR shareholders, Red Eagle was contacted by several of XR’s largest shareholders who were unhappy with the proposed sale. On June 10, 2015 after a review of XR and its projects, Red Eagle approached the XR Board with an all-share offer to XR to acquire the outstanding XR Shares by way of a plan of arrangement. By way of news release dated June 12, 2015, XR rejected the offer. Red Eagle made various other overtures to management of XR with respect to a proposed business combination with XR, but such overtures were rebuffed by management of XR.

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June 30, 2015 Red Eagle commenced a share exchange takeover bid to acquire all of the issued and outstanding common shares of XR. Red Eagle completed the take-over bid on September 14, 2015 and acquired 78,590,198 common shares of XR, representing 43.46% of the outstanding XR Shares. Through the rest of 2015 Red Eagle proceeded to acquire additional XR Shares through a series of share exchange transactions and open market purchases, such that as at December 31, 2015 Red Eagle held 107,527,972 XR Shares, representing a 51% interest in XR. On November 6, 2015, all directors and officers of XR resigned and Red Eagle, as controlling shareholder of XR appointed its nominees to the XR Board.

On May 11, 2016 Red Eagle acquired 16,933,333 units of XR at a price of $0.075 per unit for total subscription proceeds of $1,270,000. Each unit consisted of one XR Share and one warrant. Subsequent to completion of that financing, Red Eagle held an aggregate of 248,033,377 XR Shares, and 17,108,333 XR Warrants.

On August 10, 2016 XR purchased 100% of the Santa Ana Silver Project from Condor Precious Metals Inc. The purchase price consisted of (i) $250,000 in cash, (ii) 8,095,238 XR Shares and (iii) a 2% NSR royalty over the Santa Ana Silver Project.

On November 2, 2016, Red Eagle acquired an additional 83,020,237 XR Shares from Batero Gold corp. in exchange for 7,428,126 Red Eagle Shares.

On February 14, 2017, XR entered into six option agreements in the California Gold District located in Santander, Colombia which comprise the California Gold Project. After completing due diligence two of the option agreements were terminated.

In mid 2017 in order to avoid any potential conflicts of interest, Red Eagle, as majority shareholder of XR, approved a policy setting out the parameters of the business of XR. Under the policy, the business of XR shall consist of building shareholder value through acquiring and developing pre-economic stage gold and silver projects in Colombia. The policy provides that a minimum of 50% of XR’s Board shall be arm’s length parties with Red Eagle at all times, and that under certain circumstances Red Eagle will permit XR to have the initial opportunity to review transactions and acquisitions that fit a specified categorization.

In the third quarter of 2017 Red Eagle began to consider alternative ways to combine the businesses of Red Eagle and XR. The original intent in 2015 on the take-over bid was to consolidate the two companies and operations into one entity. However, since completion of the take-over bid the two companies have operated as separate companies with common shareholders and management, and with mineral projects in the same country. Red Eagle’s shareholdings in XR have fluctuated up and down as a result of dilutive share issuances by XR and as a result of Red Eagle’s participation in various XR financings. Red Eagle believes that certain cost and personnel savings could be achieved by combining the two companies, as well as increasing access to capital markets and financings.

Red Eagle Special Committee

In November 2017 the board of directors of Red Eagle (the “Red Eagle Board”) established a special committee (the “Red Eagle Special Committee”) to consider moving forward with a merger of the two companies. The Red Eagle Special Committee was established with a broad mandate to evaluate and negotiate the proposed merger, as well as any alternatives available to Red Eagle, including maintaining the status quo.

In November 2017 the Red Eagle Special Committee met to review the potential acquisition of XR. Subsequent to that meeting the Red Eagle Special Committee discussed the transaction on an ad-hoc basis while tracking the developments in the market and in the respective businesses of the two companies. The Red Eagle Special Committee also reviewed the terms of the various drafts of the Amalgamation Agreement as negotiations progressed.

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During March 2018 the Red Eagle Special Committee had another formal meeting to review the final terms of the Amalgamation and to renew the proposed news release announcing same. At that meeting the Red Eagle Special Committee considered:

-	the various alternatives available to Red Eagle for merging its business with that of XR, including maintaining the status quo;

-	the premium to be received by the XR Shareholders, which was considered to be within market parameters based on the current state of the junior natural resource market;

-	the current properties held by XR;

-	that the consideration to be paid by Red Eagle was reasonable;

-	that XR had just completed a private placement financing and would have cash on hand on completion of the Amalgamation

Upon consideration of the above factors and others, the Red Eagle Special Committee voted unanimously in favour of the Amalgamation and to recommend to the Board that it approve the Amalgamation and the Amalgamation Agreement.

XR Independent Committee

For purposes of the Proposed Transaction, the XR Board appointed an independent committee (the “XR Committee”) comprised of Messrs. Ben Pullinger and Leo Hathaway, both of whom are independent of the Proposed Transaction.

Mandate

The XR Committee was given the mandate of reviewing, considering and evaluating the merits of the Proposed Transaction, as well as any strategic alternatives to the Proposed Transaction in the context of XR’s business plan and current direction. The XR Committee was empowered to supervise the negotiation of the Proposed Transaction, to engage such professional advisors as it considered appropriate, including legal, technical and financial advisors, and determine the compensation therefor, and to do all such other things as it may deem necessary or advisable in connection with the fulfilling of its mandate.

Process and Procedures

The XR Committee immediately engaged independent legal counsel to advise it on the Proposed Transaction, and in the course of the following weeks held several meetings to review and consider the various elements of the Proposed Transaction. The XR Committee discussed the circumstances leading up to the Proposed Transaction, XR’s present situation, and the general merits of a business combination with Red Eagle, as well as strategic alternatives. The XR Committee was also extensively involved in the review and negotiation of the terms of the Amalgamation Agreement, and in the obtaining of an independent fairness opinion. Throughout this process, the XR Committee feels that it was not constrained in any manner, and was free from coercion and undue influence.

Evaluation of Red Eagle

The XR Committee noted that Red Eagle’s properties were also located in Colombia, and included the San Ramon Gold Mine, which is currently ramping up to full operation. On a combined basis, the resulting company was seen to be a larger, more robust entity having a diversified yet still focused property portfolio, critical operating experience in Colombia and a possible source of internal capital in addition to potentially better access to external capital in the equity and debt markets.

Potential issues with respect to Red Eagle were also reviewed, which including the risk that the San Ramon Gold Mine might not generate sufficient cash flow in the near term, if at all, and Red Eagle’s high debt levels. After discussing these considerations, the XR Committee concluded that the Proposed Transaction was potentially quite desirable and that the potential positive aspects appeared to outweigh the potential negatives.

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Evaluation of Strategic Alternatives

The XR Committee also reviewed and discussed various strategic alternatives to the Proposed Transaction, which included the possibility of further financing or of a joint venture with a third party. Past efforts in these areas had yielded little results, and no significant prospects were immediately apparent. After considering XR’s immediate need for capital, the XR Committee concluded that the possibility of a strategic alternative to the Proposed Transaction in the required time frame was remote. Because of these factors, the desirability of maintaining the status quo was also dismissed.

Fairness Opinion

The XR Committee approached Evans & Evans, Inc. (“Evans”) to provide a fairness opinion. In their initial discussions, the XR Committee satisfied itself that Evans was qualified to provide the fairness opinion, and that Evans had no prior relationship with the parties and was independent. The consideration agreed to was a non-continent flat fee of $11,000, which the XR Committee considered appropriate as the compensation was not tied to the success of the Proposed Transaction, a situation which they felt could bias the analysis and conclusions reached in the fairness opinion.

Throughout the process, the XR Committee remained in contact with Evans, to review the information being provided to Evans, respond to inquiries and provide comment on the assumptions being employed. A verbal fairness opinion was delivered on March 2, 2018, immediately prior to the entering into of the amalgamation agreement and the printing and mailing of this circular, with a written fairness opinion to be delivered as soon as practicable and in any event prior to the date of the shareholder meeting.

The fairness opinion concluded that the Proposed Transaction was fair to XR shareholders from a financial point of view. In rendering the fairness opinion, Evans used several different methodologies, which were then weighted to establish a range of values for XR, Red Eagle and Red Eagle Post-Proposed Transaction . It was the opinion of Evans, that the Amalgamation’s exchange ratio was fair to the Minority Shareholders. Overall Evans concluded the value implied by the consideration received by the Minority Shareholders exceeded the value calculated by Evans for XR. A summary of the various methodologies is provided below. One of the key assumptions by Evans was Red Eagle’s continued ability to satisfy its debt covenants and operate in the normal course.

•	Historic trading price. Evans considered the value for both Companies as represented by their trading price over the past 180 trading days. Due to the low liquidity of the XR Shares and the Red Eagle Shares, less weighting was placed on this method by Evans in its analysis.

•	Prior financings. Evans considered the values implied for the Companies based on financings completed in 2017 and announced in 2018. Evans noted that Red Eagle had been able to raise significant equity in the recent past, and gave this methodology the highest weighting.

•	Comparison to peers. Evans noted that Red Eagle was trading iat a premium to the average of the identified peers with respect to its enterprise value over NI 43-101 compliant reserves and resources. As a result, less weighting was placed on this method in arriving at a range of values for Red Eagle. While Evans noted that it was difficult to evaluate a resource company in the pre-resource stage, like XR,this was not considered the dominant approach.

In considering the values implied by the trading price and prior financings for Red Eagle, Evans did assume the values included the interest in XR held by Red Eagle.

Upon arriving at a range of values for the Companies using each of the above methodologies, Evans weighted each to arrive at a value range for each company on a per share basis. Evans then calculated the implied value per share of Red Eagle Post-Proposed Transaction. In Evans’ opinion, the implied value of the 0.5 Red Eagle Share exceed the value of an XR Share.

Evans also calculated the 10, 30 and 90 day VWAP for the Companies and determined the implied value of an XR Share given effect of the Exchange Ratio. Evans found the premium implied by this analysis was positive in light of average resource transactions.

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Evans also considered various qualitative factors affecting the fairness of the Proposed Transaction and found the majority of such factors to be positive.

Other Fairness Measures

Although the fairness opinion was given considerable weight in its deliberations, the XR Committee also evaluated the fairness of the Proposed Transaction based on the following factors:

•	The approval of the Proposed Transaction being subject to the approval of a majority of the minority shareholders.

•	The availability of statutory dissent rights, providing cash compensation in lieu of Red Eagle Shares (see “Dissenting Shareholders’ Rights”).

•	The potential availability of a tax rollover, providing a deferral of any capital gain or loss on the disposition of the XR Shares constituted by the Amalgamation’s share exchange (see “Certain Canadian Income Tax Considerations”).

Recommendation

The XR Committee unanimously determined that the Proposed Transaction is in the best interests of XR and that the consideration to be received by the XR shareholders is fair from a financial point of view. Accordingly, the XR Committee resolved to recommend to the XR Board that it approve the Proposed Transaction and provide a positive recommendation to XR shareholders to vote in favour of the Proposed Transaction.

In summary, the primary reasons for the XR Committee’s recommendation were as follows:

•	The resulting entity’s larger market capitalization, with the potential for better access to capital markets.

•	The resulting entity’s more diversified property portfolio, which maintains a focus in Colombia and includes a variety of properties in various stages of development.

•	The resulting entity’s ownership of a producing gold asset, with the potential for near-term operational cash flow and providing some insulation against the uncertain availability of external debt or equity financing.

•	A management team with operating experience in Colombia and a track record for successfully raising capital.

•	The immediate prospects for a strategic alternative being limited, if at all available, in a reasonable time frame and, in the absence thereof, the undesirability of the status quo.

•	The consideration offered to XR Shareholders having an implied premium of 58.8% per XR Share, based on the exchange ratio and the closing price of the two companies’ shares upon entering into of the Amalgamation Agreement on March 2, 2018, being $0.27 for Red Eagle and $0.085 for XR.

•	The prospects for increased liquidity in the market for the Red Eagle Shares as compared to the XR Shares.

•	The fairness opinion’s conclusion that the Proposed Transaction is fair to Minority Shareholders from a financial point of view.

•	The approval of the Proposed Transaction being subject to the approval of a majority of the Minority Shareholders.

•	The availability of statutory dissent rights, providing for cash compensation in lieu of Red Eagle Shares.

•	The potential availability of a tax rollover, providing a deferral of any capital gain or loss on the disposition of the XR Shares constituted by the Amalgamation’s share exchange.

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The Amalgamation Agreement

The following is a summary of certain material provisions of the Amalgamation Agreement, which is not comprehensive, and is qualified in its entirety by reference to the complete text of the Amalgamation Agreement, a copy of which is attached as Appendix “B” to this Circular and has also been filed under XR’s profile on www.sedar.com. Capitalized terms used in this section of the Circular but not otherwise defined herein, shall have the meaning ascribed to those terms in the Amalgamation Agreement.

The Amalgamation

Pursuant to the Amalgamation, Red Eagle will acquire all of the issued and outstanding XR Shares by way of an amalgamation of XR and Subco under the provisions of the BCBCA, pursuant to the terms of the Amalgamation Agreement. The following are the principal steps of the Amalgamation:

At the Effective Time:

(a)	XR and Subco will be amalgamated and will continue as one company, being XR Amalco, pursuant to the provisions of Divisions 3 of the BCBCA;

(b)	each of the common shares of Subco outstanding immediately prior to the Effective Time will be exchanged for one common share of XR Amalco;

(c)	each of the common shares of XR outstanding immediately prior to the Effective Time will be exchanged for one common share of XR Amalco;

(d)	each issued and outstanding XR Share (other than XR Shares held by Red Eagle and any Dissenting Shareholders) will be exchanged for one half of one (1) Red Eagle Share; and

(e)	each Dissenting Shareholder will cease to have any rights as an XR Shareholder other than the right to be paid by XR Amalco the fair value of the XR Shares held by the Dissenting Shareholder in accordance with Division 2 of the BCBCA.

No fractional shares will be issued under the Amalgamation. In the event that an XR Shareholder would otherwise be entitled to a fractional Red Eagle Share pursuant to the Amalgamation, the number of Red Eagle Shares to be issued to such XR Shareholder shall be rounded up to the next greater whole number of Red Eagle Shares if the fractional entitlement is equal to or greater than 0.5 and shall, without any additional compensation, be rounded down to the next lesser whole number of Red Eagle Shares if the fractional entitlement to Red Eagle Shares is less than 0.5. In calculating such fractional interests, all XR Shares registered in the name of or beneficially held by such XR Shareholder or their nominee shall be aggregated.

Representations and Warranties

The Amalgamation Agreement contains a number of customary representations and warranties of XR, Red Eagle and Subco relating to, among other things, corporate status, capitalization, the corporate authorization and enforceability of, and director approval of, the Amalgamation Agreement and the Amalgamation.

Covenants of XR

XR has agreed to a number of covenants under the Amalgamation Agreement, including, among other things, to: (i) conduct its business in the ordinary course of business consistent with past practice; (ii) use commercially reasonable efforts to preserve and maintain intact its business organization, assets, Authorizations, employees, goodwill and business relationships; and (iii) use commercially reasonable efforts to cooperate with Red Eagle and fulfil all conditions to closing in the Amalgamation Agreement that are within XR’s power and satisfy all provisions of the Amalgamation Agreement applicable to XR.

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Covenants of Red Eagle

Red Eagle and Subco have jointly and severally agreed to a number of covenants under the Amalgamation Agreement, including, among other things, to: (i) conduct the business of Red Eagle and Subco in the ordinary course of business consistent with past practice; (ii) use commercially reasonable efforts to preserve and maintain intact the business organization, assets, Authorizations, employees, goodwill and business relationships of Red Eagle and Subco; and (iii) use commercially reasonable efforts to cooperate with XR to obtain conditional approval to the listing of the Red Eagle Common Shares on the TSX, subject to satisfaction of customary listing conditions of the TSX.

Conditions to the Proposed Transaction

The Amalgamation Agreement contains conditions to the obligations of Red Eagle, Subco and XR to complete the Proposed Transaction. Unless all of such conditions are satisfied or waived by the party or parties for whose benefit such conditions exist, the Proposed Transaction will not be completed. The following is a summary of the significant conditions in favour of Red Eagle and XR contained in the Amalgamation Agreement.

Mutual Conditions Precedent

The respective obligations of each of XR, Red Eagle and Subco to complete the Proposed Transaction, and any transactions otherwise contemplated thereby will be subject to the fulfillment, or mutual waiver in writing by each of XR and Red Eagle, of each of the following conditions:

(a)	Red Eagle, as the sole shareholder of Subco, shall have approved the Amalgamation;

(b)	at the Meeting, the Amalgamation Resolution shall have been approved by the requisite majority of XR Shareholders in accordance with the requirements of applicable Law;

(c)	Red Eagle shall continue to be a reporting issuer not in default of any requirement of Securities Laws in the Qualifying Jurisdictions;

(d)	the Exchange and the TSX shall have conditionally approved the Amalgamation and the other transactions contemplated by the Amalgamation Agreement under the rules and policies of the Exchange and the TSX, including the approval of the TSX for the listing of the Red Eagle Shares issuable pursuant to the Amalgamation (including Red Eagle Shares issuable on the exercise of the replacement options);

(e)	all other consents, orders, regulations and approvals, including regulatory and judicial approvals and others, necessary or desirable for the completion of the transactions provided for in the Amalgamation Agreement and the Amalgamation shall have been obtained or received from the person or Governmental Authority having jurisdiction in the circumstances;

(f)	no action, suit, proceeding, cease trade order or similar order shall be occurring, pending or threatened by any Governmental Entity or other person against any party or XR subsidiary, which may have a Material Adverse Effect on such party or XR subsidiary or on the completion of the transactions contemplated herein;

(g)	no applicable Law or Authorization shall be in effect, which:

(i)	makes the consummation of the Amalgamation illegal or otherwise enjoins or prohibits the Amalgamation or any transactions otherwise contemplated hereby; or

(ii)	renders the Amalgamation Agreement unenforceable in any way or frustrates the purpose and intent hereof or thereof;

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(h)	the Amalgamation Application to be filed with the Registrar in accordance with the Amalgamation, shall be in form and substance satisfactory to Red Eagle and XR, each acting reasonably; and

(i)	the Amalgamation Agreement shall not have been terminated in accordance with its terms.

Conditions Precedent for the Benefit of XR

The obligations of XR to complete the transactions contemplated by the Amalgamation Agreement shall also be subject to the satisfaction, on or before the Effective Date, of each of the following conditions precedent (each of which is for the exclusive benefit of XR and may be waived by XR, and any one or more of which, if not satisfied or waived, will relieve XR of any obligation under the Amalgamation Agreement):

(a)	all covenants of Red Eagle and Subco under the Amalgamation Agreement to be performed on or before the Effective Date shall have been performed by Red Eagle and Subco in all material respects and XR shall have received a certificate of Red Eagle and Subco addressed to XR and dated the Effective Date, signed, without personal liability, on behalf of Red Eagle and Subco by two senior officers of Red Eagle and Subco, confirming the same as at the Effective Date;

(b)	all representations and warranties of Red Eagle and Subco under the Amalgamation Agreement shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date, or except as affected by transactions contemplated or permitted by the Amalgamation Agreement), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result, or would not reasonably be expected to result, in a Material Adverse Change in respect of Red Eagle and Subco and would not, or would not reasonably be expected to, materially delay completion of the Amalgamation and the transactions otherwise contemplated hereby, and XR shall have received a certificate of Red Eagle and Subco addressed to XR and dated the Effective Date, signed, without personal liability, on behalf of Red Eagle and Subco by two senior officers of Red Eagle and Subco, confirming the same as at the Effective Date;

(c)	all consents, waivers and approvals required to be obtained by Red Eagle from a counter-party to a material contract of Red Eagle required in connection with, or to permit the consummation of, the Amalgamation or any transaction otherwise contemplated hereby (other than consents, waivers and approvals, the failure of which to obtain would not have a Material Adverse Effect on Red Eagle or its ability to complete the Amalgamation), shall have been obtained on terms and conditions satisfactory to XR, acting reasonably;

(d)	since the date hereof, there shall not have occurred a Material Adverse Change or a Material Adverse Effect to Red Eagle and Subco and XR shall have received a certificate of Red Eagle addressed to XR and dated the Effective Date, signed, without personal liability, on behalf of Red Eagle and Subco by two senior officers of Red Eagle, confirming the same as at the Effective Date;

(e)	there shall not be in force or threatened any order or decree of any Governmental Entity or other person that has the effect of ceasing or restricting trading in the Red Eagle Shares;

(f)	the Red Eagle Shares issuable pursuant to the Amalgamation shall each be freely tradable (other than as a result of any control person restrictions which may arise by virtue of the ownership thereof) under applicable Canadian Law; and

(g)	at the Effective Time of the Amalgamation, Red Eagle shall have no liabilities, whether accrued, absolute, contingent, or otherwise, whether arising out of transactions undertaken by Red Eagle prior to the Effective Time or any state of facts existing prior to the Effective Time, other than as set forth in the Red Eagle Financial Statements or otherwise disclosed in writing to XR.

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Conditions Precedent for the Benefit of Red Eagle

The obligations of Red Eagle to complete the transactions contemplated by this Agreement shall also be subject to the satisfaction, on or before the Effective Date, of each of the following conditions precedent (each of which is for the exclusive benefit of Red Eagle and may be waived by Red Eagle, and any one or more of which, if not satisfied or waived, will relieve Red Eagle of any obligation under the Amalgamation Agreement):

(a)	all covenants of XR under the Amalgamation Agreement to be performed on or before the Effective Date shall have been performed by XR in all material respects and Red Eagle shall have received a certificate of XR addressed to Red Eagle and dated the Effective Date, signed, without personal liability, on behalf of XR by two senior officers of XR, confirming the same as at the Effective Date;

(b)	all representations and warranties of XR under the Amalgamation Agreement shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date, or except as affected by transactions contemplated or permitted by the Amalgamation Agreement), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result, or would not reasonably be expected to result, in a Material Adverse Change in respect of XR or a XR subsidiary and would not, or would not reasonably be expected to, materially delay completion of the Amalgamation and the transactions otherwise contemplated hereby, and Red Eagle shall have received a certificate of XR addressed to Red Eagle and dated the Effective Date, signed, without personal liability, on behalf of XR by two senior officers of XR, confirming the same as at the Effective Date;

(c)	all consents, waivers, and approvals required to be obtained by XR or a XR subsidiary from a counter-party to a material contract of XR or a XR subsidiary required in connection with, or to permit the consummation of, the Amalgamation or any transaction otherwise contemplated hereby (other than consents, waivers and approvals, the failure of which to obtain would not have a Material Adverse Effect on XR or a XR subsidiary or its ability to complete the Amalgamation), shall have been obtained on terms and conditions satisfactory to Red Eagle, acting reasonably;

(d)	Dissent Rights shall not have been exercised with respect to the Amalgamation by Dissenting Shareholders holding 5% or more of the outstanding XR Shares;

(e)	at the Effective Time of the Amalgamation, XR shall have no liabilities, whether accrued, absolute, contingent, or otherwise, whether arising out of transactions undertaken by XR prior to the Effective Time or any state of facts existing prior to the Effective Time, other than as set forth in the XR Financial Statements or otherwise disclosed in writing to Red Eagle;

(f)	each holder of an XR option immediately prior to the Effective Time shall have entered into an Option Exchange Agreement; and

(g)	since the date hereof, there shall not have occurred a Material Adverse Change to XR or a XR subsidiary and Red Eagle shall have received a certificate of XR addressed to Red Eagle and dated the Effective Date, signed, without personal liability, on behalf of XR by two senior officers of XR, confirming the same as at the Effective Date.

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Mutual Covenant Regarding Non-Solicitation

Each of XR, Red Eagle and Subco agrees that on and after the date of the Amalgamation Agreement, no party shall, directly or indirectly:

(a)	solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any other person (including any of its officers or employees) relating to any Acquisition Proposal;

(b)	provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to make or complete any Acquisition Proposal;

(c)	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to the other party, the approval of the Amalgamation by the Red Eagle Board or the XR Board, as the case may be;

(d)	approve or recommend or propose publicly to approve or recommend any Acquisition Proposal; or

(e)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal.

In the event of a breach of the non-solicitation covenants under the Amalgamation Agreement, the non-breaching party will have the right to terminate the Amalgamation Agreement and receive a payment for reimbursement of the non-breaching party’s costs and expenses incurred in connection with the Amalgamation, including all legal, accounting and audit fees.

Termination of Amalgamation Agreement

The Amalgamation Agreement may be terminated at any time prior to the filing of the Amalgamation Application (notwithstanding any approval of the Amalgamation Resolution):

(a)	by mutual written agreement of XR and Red Eagle;

(b)	by either XR or Red Eagle, if:

(i)	the Effective Time shall not have occurred on or before the Termination Date, except that this right to terminate the Amalgamation Agreement shall not be available to any party whose failure to perform any of its covenants or agreements or whose breach of any of its representations and warranties under the Amalgamation Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by the Termination Date;

(ii)	after the date of the Amalgamation Agreement, there shall be enacted or made any applicable Law that makes consummation of the Amalgamation illegal or otherwise prohibits or enjoins XR, Red Eagle or Subco from consummating the transactions contemplated by the Amalgamation Agreement and such applicable Law or enjoinment shall have become final and non-appealable; provided, however, that the party seeking to terminate the Amalgamation Agreement shall have used its commercially reasonable efforts to have such applicable Law lifted or rescinded; or

(iii)	approval of the Amalgamation Resolution shall not have been obtained at the Meeting in accordance with the Amalgamation Agreement; or

(c)	by XR, if:

	(i)	prior to the Effective Time, (1) the Red Eagle Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to XR, or fails to publicly reaffirm the Red Eagle Board approval within five Business Days after having been requested in writing by XR to do so; or (2) Red Eagle shall have breached certain non-solicitation provisions of the Amalgamation Agreement in any material respect; or

	(ii)	breach of any representation or warranty or failure to perform any covenant or agreement on the part of Red Eagle or Subco set forth in the Amalgamation Agreement shall have occurred that would cause certain conditions set forth in the Amalgamation Agreement not to be satisfied, and such conditions are incapable of being satisfied by the Termination Date, as reasonably determined by XR; provided, however, that XR is not then in breach of the Amalgamation Agreement so as to cause certain conditions in the Amalgamation Agreement not to be satisfied;

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(d)	by Red Eagle, if:

	(i)	prior to the Effective Time: (1) the XR Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Red Eagle, or fails to publicly reaffirm, the XR Board Approval within five Business Days (and in any case prior to the Meeting) after having been requested in writing by Red Eagle to do so; or (2) XR shall have breached certain non-solicitation provisions of the Amalgamation Agreement in any material respect; or

	(ii)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of XR set forth in the Amalgamation Agreement shall have occurred that would cause certain conditions set forth in the Amalgamation Agreement not to be satisfied, and such conditions are incapable of being satisfied by the Termination Date as reasonably determined by Red Eagle; provided, however, that Red Eagle is not then in breach of the Amalgamation Agreement so as to cause certain conditions in the Amalgamation Agreement not to be satisfied.

The party desiring to terminate the Amalgamation Agreement shall give notice of such termination to the other party, specifying in reasonable detail the basis for such party’s exercise of its termination right.

Shareholder Approval

Pursuant to the BCBCA, the Amalgamation Resolution must be passed at the Meeting by: (a) not less than two-thirds (66⅔%) of the votes cast by XR Shareholders represented at the Meeting in person or by proxy; and (b) for the purpose of MI 61-101, a majority of the votes cast by all Minority Shareholders represented at the Meeting in person or by proxy (“Disinterested Shareholder Approval”). Red Eagle holds 297,948,252 XR Shares and Mr. Jeffrey Mason, a director of Red Eagle holds 800,000 XR Shares. As a result, it is expected that an aggregate of 298,748,252 XR Shares, representing 76.63% of the outstanding XR Shares will be excluded from voting for the purposes of Disinterested Shareholder Approval. .

See “Securities Laws Matters – Minority Shareholder Approval”.

Required Approvals

XR is not aware of any material licenses or regulatory permits that must be obtained or of any other action by any federal, provincial, state or foreign government or administrative or regulatory agency that would be required to be obtained prior to the completion of the Proposed Transaction, other than the TSX having conditionally approved the Amalgamation and the listing of the Red Eagle Shares (including Red Eagle Shares issuable o the exercise of the replacement options as discussed in further detail herein) and the TSXV having conditionally approved the Amalgamation. Following completion of the Amalgamation it is expected that XR Shares will be de-listed from the TSXV and XR will make an application to cease to be a reporting issuer under applicable securities Laws.

Implementation of the Proposed Transaction

If the required shareholder approval and the other conditions to the Proposed Transaction are satisfied or waived, it is intended that the Proposed Transaction will be completed as contemplated under the Amalgamation Agreement.

The Amalgamation will become effective at the Effective Time on the Effective Date. The Effective Date is expected to be on or about April 6, 2018. It is possible that completion may be delayed beyond this date if the conditions to completion of the Proposed Transaction cannot be met on a timely basis, but in no event will completion of the Transaction occur later than the Termination Date.

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Recommendation of the XR Board

After careful consideration, and following the unanimous recommendation of the XR Special Committee, the XR Board unanimously approved and accepted the report of the XR Special Committee and unanimously determined that the consideration to be received by XR Shareholders is fair from a financial point of view and that the Amalgamation is in the best interests of XR. The XR Board unanimously approved the Amalgamation Agreement and recommends that XR Shareholders vote their XR Shares FOR the Amalgamation Resolution. Mr. Ian Slater and Mr. Robert Bell, directors of each of XR and Red Eagle declared their interest and abstained from voting at the XR Board meeting in respect of the Amalgamation and related matters.

Reasons for Recommendations of the XR Board

In making its recommendations, the XR Board consulted with XR’s management, legal, financial and technical advisors, and with the XR Special Committee. The XR Board also reviewed financial and technical information relating to Red Eagle and XR and considered a number of factors, including those listed below. The following disclosure includes forward-looking information and readers are cautioned that actual results may vary from those described herein.

•	Premium to XR Shareholders. The consideration being offered to XR Shareholders implied a share price premium for XR Shareholders as of the date of the Arrangement Agreement. The Exchange Ratio represents the equivalent of $0.135 per XR Share based on the closing price of the Red Eagle Shares on the TSX as of March 1, 2018, and represents the equivalent of $0.139 per XR Share based on the 20-day volume weighted average price (“VWAP”) of the Red Eagle Shares on the TSX as of the same date. The Exchange Ratio implies a total transaction value of approximately $12,773,059 on a VWAP basis. The consideration represents a significant premium to XR’s current share price, implying a premium of approximately 58.82% to XR Shareholders.

•	Pro Forma Ownership of Red Eagle. Following completion of the Amalgamation, former XR Shareholders will own approximately 10.51% of the common shares of Red Eagle, which will provide attractive growth potential from the San Ramon Gold Mine and Mill.

•	Increased Capital Market Presence. Upon completion of the Amalgamation Red Eagle will have a broader shareholder base with expected increased market liquidity and a larger market capitalization than XR alone. XR Shareholders who choose to maintain an ownership position in Red Eagle may also benefit from its more diversified asset base.

•	Advanced Stage Projects. Following completion of the Amalgamation, XR Shareholders will hold shares in a company with advanced stage mineral projects, including the in-production San Ramon Gold Mine and Mill.

•	Material Conditions to Completion of Amalgamation. The material conditions required for completion of the Amalgamation, including XR Shareholder approval were considered by the XR Board to be reasonable under the circumstances.

•	Risk Factors. The XR Board also considered the risks relating to the Amalgamation including those matters described under the heading “Risk Factors relating to the Amalgamation”. The XR Board believed that, overall, the anticipated benefits of the Amalgamation to XR outweighed any risks.

•	Other Factors. The XR Board also considered the Amalgamation with reference to the results of operations of XR, as well as its prospects, strategic alternatives and competitive position, including the risks involved in achieving those prospects and following those alternatives in light of current market conditions.

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In making its determinations and recommendations, the XR Board also observed that a number of procedural safeguards were in place and are present to permit the XR Board to represent the interests of XR, the XR Shareholders, minority XR Shareholders and XR’s other stakeholders. These procedural safeguards include, among others:

•	Role of the XR Committee. The evaluation and negotiation process was overseen by the XR Committee, being members of the XR Board who are independent of management and who have no financial interest in the Amalgamation that is different from that of the XR Shareholders. The XR Committee met regularly with XR’s advisors and management.

•	Shareholder Approval. The Amalgamation is subject to the following shareholder approvals, which protect XR Shareholders:

•	To be effective the Amalgamation Resolution must be approved, with or without variation, by the affirmative vote of:

-	At least two-thirds of the votes case on the Amalgamation Resolution by XR Shareholders, present in person or represented by proxy and entitled to vote at the XR Meeting; and

-	A majority of the votes case on the Amalgamation Resolution by Minority Shareholders.

•	Dissent Rights. The availability of rights of dissent to registered XR Shareholders with respect to the Amalgamation.

The foregoing summary of the information and factors considered by the XR Special Committee and the XR Board is not intended to be exhaustive, but includes the material information and factors considered by the XR Special Committee and the XR Board in their respective consideration of the Amalgamation. In view of the variety of factors and the amount of information considered in connection with the XR Special Committee’s and the XR Board’s evaluation of the Amalgamation, they did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to each of the specific factors considered in reaching their respective conclusions and recommendations. The recommendations of the XR Special Committee and the XR Board were made after consideration of all of the above-noted and other factors and in light of their respective knowledge of the business, financial condition and prospects of XR and were based upon the advice of the financial, technical and legal advisors to XR and the XR Special Committee. In addition, individual members of the XR Special Committee and the XR Board may have assigned different weights to different factors in reaching their own conclusion as to the fairness of the Amalgamation. See “Risk Factors”. The XR Board’s recommendation also involves forward-looking information and is subject to the inherent risks and assumptions associated with forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Information”.

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as disclosed herein, no “informed person” (as such term is defined in National Instrument 51-102 - Continuous Disclosure Obligations) or any associate or affiliate of the foregoing has any material interest, direct or indirect, in any transaction in which XR has participated since the commencement of XR’s most recently completed financial year or in any proposed transaction which has materially affected or will materially affect XR.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

The Proposed Transaction includes the amalgamation between XR and Subco. Subco is a wholly-owned subsidiary of Red Eagle. The Amalgamation has been proposed in order to permit Red Eagle to acquire, through the Amalgamation, the remainder of the XR Shares that are not currently held by Red Eagle. Certain directors and officers of XR also serve as directors and officers of Red Eagle and/or its affiliates. Mr. Robert Bell, a director of the Company, and Mr. Ian Slater, a director and CEO of the Company, are also directors and officers of Red Eagle Mining. As a result of the Amalgamation, the stock option of the Company held by each of them will be exchanged for stock options of Red Eagle at the Exchange Ratio. Mr. Robert Bell currently owns 1,000,000 options of XR which will be exchanged for 500,000 options of Red Eagle, and Mr. Ian Slater currently owns 5,000,000 options of XR, which will be exchanged for 2,500,000 options of Red Eagle.

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MATTERS TO BE ACTED UPON AT THE MEETING

The Amalgamation

Pursuant to the Amalgamation Agreement, Red Eagle will, subject to the approval of the Amalgamation Resolution by XR Shareholders and the satisfaction or waiver of a number of conditions precedent, acquire all of the issued and outstanding XR Shares by way of a “three-cornered” amalgamation, whereby Subco will amalgamate with XR to form a new corporation. As a result of the Amalgamation, the holders of all outstanding former XR Shares shall exchange such shares for Red Eagle Shares on a basis of one (1) Red Eagle Share for every two (2) former XR Share and XR shall effectively become a wholly-owned subsidiary of Red Eagle.

At the Meeting, the XR Shareholders will be asked to consider, and if thought fit, to pass, with or without variation, the Amalgamation Resolution. In order for the Amalgamation to become effective, the Amalgamation Resolution must be passed at the Meeting by: (a) not less than two-thirds (66⅔%) of the votes cast by XR Shareholders represented at the Meeting in person or by proxy; and (b) for the purpose of MI 61-101, a majority of the votes cast by all Minority Shareholders represented at the Meeting in person or by proxy. For a description of the Amalgamation see “Proposed Transaction”.

The following is the full text of the Amalgamation Resolution.

“BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	the amalgamation (the “Amalgamation”) under the Business Corporations Act (British Columbia) (the “BCBCA”) of Red Eagle Exploration Limited (“XR”) and 1151419 B.C. Ltd. (“Subco”), a wholly-owned subsidiary of Red Eagle Mining Corporation (“Red Eagle”), pursuant to the terms and conditions contained in the amalgamation agreement (the “Amalgamation Agreement”) dated March 2, 2018 between XR, Subco and Red Eagle, in the form filed on www.sedar.com (as the same may be or has been modified or amended), is hereby authorized and approved;

2.	the Amalgamation Agreement and related transactions, the actions of the directors of XR in approving the Amalgamation Agreement, and the actions of the officers and directors of XR in executing and delivering the Amalgamation Agreement and any amendments, modifications or supplements thereto, are hereby confirmed, ratified and approved, and the board of directors of XR be and is hereby authorized to amend or revise the Amalgamation Agreement in its discretion to the extent permitted therein, without further approval of the shareholders of XR;

3.	notwithstanding that this resolution has been passed (and the Amalgamation Agreement adopted) by the shareholders of XR, the board of directors of XR be and is hereby authorized, without further approval of the shareholders of XR, at any time prior to the issuance by the Registrar under the BCBCA of a Certificate of Amalgamation in respect of the Amalgamation, (i) to amend the Amalgamation Agreement to the extent permitted by the Amalgamation Agreement, and (ii) not to proceed with the Amalgamation to the extent permitted by the Amalgamation Agreement or otherwise give effect to these resolutions; and

4.	any officer or director of XR is hereby authorized and directed for and on behalf of and in the name of XR to execute, under the seal of XR or otherwise, and to deliver, all documents, agreements and instruments and to do all such other acts and things, including delivering such documents as are necessary or desirable to the Registrar appointed under the BCBCA for filing in accordance with the Amalgamation Agreement, as such officer or director, in his absolute discretion, determines to be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments or doing of any such act or thing.”

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The XR Board has approved the terms of the Amalgamation Agreement and unanimously recommends that XR Shareholders vote FOR the Amalgamation Resolution. See “Proposed Transaction – Recommendation of the XR Board”.

Each XR Share will entitle the holder thereof to one vote on the Amalgamation Resolution. Should the XR Shareholders fail to approve the Amalgamation Resolution by the requisite majority, the Proposed Transaction will not be completed.

It is the intention of the persons named in the enclosed form of proxy, in the absence of instructions to the contrary, to vote the proxy FOR the Amalgamation Resolution.

Notwithstanding the foregoing, as indicated in the text of the Amalgamation Resolution above, the XR Board may, in its sole discretion, determine that XR not proceed with the Amalgamation. The XR Board will not exercise such power unless, in its opinion, such revocation would be in the best interest of XR.

Procedure for Exchange of XR Shares

A Letter of Transmittal has been sent to all XR Shareholders with this Circular. The Letter of Transmittal sets out the procedure to be followed by XR Shareholders for deposit of their XR Shares for cancellation in order to receive, in the case of Red Eagle, the number of XR Amalco Shares (in exchange for the XR Shares) to which Red Eagle is entitled, and in the case of the Minority Shareholders, the number of Red Eagle Shares (in exchange for the XR Shares) to which such shareholders are entitled, under the Amalgamation. XR Shareholders must deliver a Letter of Transmittal, properly completed and duly executed, together with certificate(s) representing such XR Shareholder’s XR Shares and all other required documents to the Depositary at the address set forth in the Letter of Transmittal. The use of the mail to transmit certificates representing XR Shares and the Letter of Transmittal is at each holder’s risk. The Company recommends that such certificates and documents be delivered by hand to the Depositary and a receipt therefor be obtained or, if mailed, that registered mail with return receipt be used and that the appropriate insurance be obtained. It is each XR Shareholder’s responsibility to ensure that the Letter of Transmittal is received by the Depositary.

XR Shareholders whose XR Shares are registered in the name of a broker, dealer, bank, trust company or other nominee must contact their nominee to exchange their XR Shares.

If the Letter of Transmittal is executed by a Person other than the registered holder(s) of the XR Shares being deposited or if the Red Eagle Shares issuable in exchange for the XR Shares are to be issued to a Person other than such registered owner(s) or sent to an address other than the address of the registered holder(s) as shown on the register of XR Shareholders maintained by XR’s registrar and transfer agent, the signature on the Letter of Transmittal must be medallion guaranteed by an Eligible Institution. If the Letter of Transmittal is executed by a Person other than the registered owner(s) of the XR Shares deposited therewith, and in certain other circumstances as set forth in the Letter of Transmittal, then the certificate(s) representing XR Shares must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered owner(s). The signature(s) on the endorsement panel or share transfer power of attorney must correspond exactly to the name(s) of the registered owner(s) as registered or as appearing on the certificate(s) and must be medallion guaranteed by an Eligible Institution.

All questions as to validity, form, eligibility (including timely receipt) and acceptance of any XR Shares deposited pursuant to the Amalgamation will be determined by XR and the Depositary. Depositing XR Shareholders agree that such determination shall be final and binding. XR reserves the absolute right to reject any and all deposits which XR determines not to be in proper form or which may be unlawful for it to accept under the laws of any jurisdiction. XR reserves the absolute right to waive any defect or irregularity in the deposit of any XR Shares. There shall be no duty or obligation on XR, the Depositary or any other Person to give notice of any defect or irregularity in any deposit of XR Shares and no liability shall be incurred by any of them for failure to give such notice.

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XR and Red Eagle reserve the right to permit the procedure for the exchange of securities pursuant to the Amalgamation to be completed other than as set forth above. XR and Red Eagle have retained the services of the Depositary for the receipt of certificates representing XR Shares and the related Letters of Transmittal deposited under the Amalgamation and for the payment for XR Shares by Red Eagle pursuant to the Amalgamation. The Depositary will receive reasonable and customary compensation from Red Eagle for its services in connection with the Amalgamation, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses in connection therewith.

If the Amalgamation is not completed, the Letter of Transmittal will be of no effect and the Depositary will return all certificates representing XR Shares and any accompanying documentation to the holders thereof as soon as practicable at the address specified in the Letter of Transmittal or if no address is specified it will be returned to the last address of any holder as it appears on the securities register of XR. XR Shareholders whose XR Shares are registered in the name of a broker, dealer, bank, trust company or other nominee must contact their nominee to deposit their XR Shares.

No fractional Red Eagle Shares will be issued in connection with the Amalgamation. If a XR Shareholder would otherwise be entitled to a fractional Red Eagle Share hereunder, the number of Red Eagle Shares issued to such XR Shareholder shall be rounded up to the next greater whole number of Red Eagle Shares if the fractional entitlement is equal to or greater than 0.5 and shall, without any additional compensation, be rounded down to the next lesser whole number of Red Eagle Shares if the fractional entitlement is less than 0.5. In calculating such fractional interests, all XR Shares registered in the name of or beneficially held by a XR Shareholder or his/her/its nominee will be aggregated.

Lost Certificates

A Registered Shareholder who has lost or misplaced its XR Share certificates should complete the Letter of Transmittal as fully as possible and forward it, together with a letter explaining the loss or misplacement to the Depositary. The Depositary will assist in making arrangements for the necessary affidavit (which may include a bonding requirement) for payment of the Red Eagle Shares in accordance with the Amalgamation.

From and after the Effective Time, certificates formerly representing XR Shares exchanged pursuant to the Amalgamation shall represent only the right to receive Red Eagle Shares to which the holders are entitled, and any dividends distributions and payments thereon.

Cancellation of Rights after Six Years

From and after the Effective Time, each certificate, document or instrument that immediately before the Effective Time represented XR Shares will be deemed to represent only the right to receive the consideration in respect of such XR Shares to be paid under the Amalgamation, if any, less any amounts withheld pursuant to the terms thereof, or, in the case of Registered Shareholders, if any, who validly exercise Dissent Rights, the right to receive fair value for their XR Shares (see “Right to Dissent”). Any such certificate, document or instrument formerly representing XR Shares (in each case in respect of which Dissent Rights have not been validly exercised) not duly surrendered on or before the sixth anniversary of the Effective Date will cease to represent a claim by or interest of any kind or nature against or in any of the CR Red Eagle or the Depositary. On the sixth anniversary of the Effective Date, any and all Red Eagle Shares to which such former holder of XR Shares was entitled will be deemed to have been surrendered to Red Eagle.

DISSENTING SHAREHOLDERS’ RIGHTS

The following description of the right to dissent and appraisal to which XR Shareholders are entitled is not a comprehensive statement of the procedures to be followed by XR Shareholders who seek payment of the fair value of his or her XR Shares, and is qualified in its entirety by the reference to the full text of Section 237-247 of the BCBCA, which is attached to this Circular Appendix “D”. An XR Shareholder who intends to exercise the right to dissent and appraisal should carefully consider and comply with the provisions of the BCBCA. Failure to strictly comply with the provisions of that section and to adhere to the procedures established therein may result in the loss of all rights thereunder.

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An XR Shareholder is entitled, in addition to any other rights the holder may have, to dissent and to be paid the fair value of the XR Shares as the case may be, held by the holder in respect of which the holder dissents, determined as of the close of business on the last business day before the day on which the resolution from which such holder dissents was adopted. The written objection, described below, should set forth the number of XR Shares covered by such written objection.

An XR Shareholder who wishes to exercise Dissent Rights must send to XR a written objection (the “Notice of Objection”) to the Amalgamation Resolution, which written objection must be received by XR, c/o RX at 2348, 666 Burrard Street, Vancouver, B.C., V6C 2X8, Attention: Ian Slater, at or before the Meeting.

No XR Shareholder who has voted in favour of the Amalgamation Resolution shall be entitled to dissent with respect to the Amalgamation. An XR Shareholder may not exercise the right to dissent in respect of only a portion of such holder’s XR Shares but may dissent only with respect to all of the XR Shares held by the holder.

Beneficial Shareholders who wish to exercise Dissent Rights should be aware that only registered XR Shareholders are entitled to dissent. A Beneficial Shareholder should ensure that its XR Shares are registered in its name prior to the Meeting in order for its dissent to be properly made. An Intermediary who holds XR Shares as nominee for any Beneficial Shareholders, some of whom wish to dissent, should ensure that such shares are validly registered in the names of such dissenting persons prior to the Meeting in order to ensure that the Dissent Rights are not lost.

XR is required, within ten (10) days after the adoption of the Amalgamation Resolution, to notify each XR Shareholder who has delivered a Notice of Objection that the resolution has been adopted, but such notice is not required to be sent to any XR Shareholder who voted for the resolution or who has withdrawn their Notice of Objection.

An XR Shareholder who wishes to exercise Dissent Rights must, within twenty (20) days after receipt of notice that the Amalgamation Resolution has been adopted or, if a Dissenting Shareholder does not receive such notice, not later than twenty (20) days after he or she learns that such resolution has been adopted, send to XR, c/o RX at 2348, 666 Burrard Street, Vancouver, B.C., V6C 2X8, a written notice (a “Demand for Payment”) stating the XR Shareholder’s name and address, the number of XR Shares, in respect of which the XR Shareholder dissented and a demand for payment of the fair value of such securities.

In addition, not later than thirty (30) days after sending a Demand for Payment, the Dissenting Shareholder must send to XR the certificates formerly representing the XR Shares in respect of which he or she has dissented. If a Dissenting Shareholder fails to send to XR the certificates representing the XR Shares in respect of which he or she has dissented, the Dissenting Shareholder forfeits his or her right to make a claim for the fair value of the XR Shares. XR will endorse on share certificates received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder and will forthwith return the share certificates to the Dissenting Shareholder.

XR is required, not later than seven (7) days after the later of the Effective Date or the date on which it received the Demand for Payment, subject to certain limitations, to send to each XR Shareholder who has sent a Demand for Payment a written offer to pay (“Offer to Pay”) for its XR Shares, in an amount considered by the Board to be the fair value thereof, accompanied by a statement showing how the fair value was determined. Every Offer to Pay with respect to the XR Shares must be made on the same terms. XR must pay for XR Shares within ten days after an Offer to Pay has been accepted by an XR Shareholder, but any such Offer to Pay lapses if XR does not receive an acceptance within thirty days after the Offer to Pay has been made.

If XR fails to make an Offer to Pay for a Dissenting Shareholder’s XR Shares, or if a Dissenting Shareholder fails to accept an Offer to Pay which has been made, XR may, not later than fifty (50) days after the Effective Date or within such further period as the Court may allow, apply to the Court to fix a fair value for the XR Shares of Dissenting Shareholders. Upon any such application by XR, XR shall notify each affected Dissenting Shareholder of the date, place, and consequences of the application and such Dissenting Shareholder’s right to appear and be heard in person or by counsel. If XR fails to make such an application within such period, a Dissenting Shareholder has the right to so apply within a further twenty (20) days or within such further period as the Court may allow. A Dissenting Shareholder is not required to give security for costs in respect of an application. All Dissenting Shareholders whose XR Shares have not been purchased by XR will be joined as parties and bound by the decision of the Court. Upon any such application to the Court, the Court may determine whether any other person is a Dissenting Shareholder who should be joined as a party and the Court will fix a fair value for the XR Shares of all Dissenting Shareholders. The Court may in its discretion allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder calculated from the date the action approved by the resolution is effective until the date of payment.

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Upon the Amalgamation becoming effective, the Dissenting Shareholder will cease to have any rights as an XR Shareholder other than the right to be paid the fair value of such XR Shareholder’s XR Shares, in the amount agreed to between XR and the XR Shareholder or in the amount of the judgment, as the case may be. Until one of these events occurs, the XR Shareholder may withdraw his or her dissent, or if the Amalgamation has not yet become effective XR may rescind the Amalgamation Resolution, and in either event the dissent and appraisal proceedings in respect of that XR Shareholder will be discontinued.

XR shall not make a payment to a Dissenting Shareholder under Division 2 of the BCBCA if there are reasonable grounds for believing that XR is or would after the payment be unable to pay its liabilities as they become due, or that the realizable value of the assets of XR would thereby be less than the aggregate of its liabilities. In such event, XR shall notify each Dissenting Shareholder that it is lawfully unable to pay Dissenting Shareholders for their XR Shares, in which case the Dissenting Shareholder may, by written notice to XR within thirty (30) days after receipt of such notice, withdraw his or her written objection, in which case such XR Shareholder shall be deemed to have participated in the Amalgamation as an XR Shareholder. If the Dissenting Shareholder does not withdraw his or her written objection, the Dissenting Shareholder retains his or her status as a claimant against XR to be paid as soon as XR is lawfully entitled to do so or, in a liquidation, to be ranked subordinate to creditors but prior to XR’s shareholders.

Upon the Amalgamation becoming effective, all XR Shares held by a Dissenting Shareholder immediately prior to the Effective Time shall be cancelled, and XR Amalco shall be obligated to pay to such Dissenting Shareholder the fair value of such XR Shares that were cancelled; provided, however, that if the Dissenting Shareholder is ultimately not entitled, for any reason, to be paid the fair value of such XR Shares, such Dissenting Shareholder shall be deemed to have participated in the Amalgamation on the same terms as non-dissenting XR Shareholders and shall be entitled to receive one (1) Red Eagle Share for each two (2) XR Share held immediately prior to the Effective Time (subject to adjustment for fractional share entitlements as discussed above).

If a Dissenting Shareholder strictly complies with the foregoing requirements of the Dissent Rights, but the Amalgamation Resolution is not adopted, or if the actions approved by the Amalgamation Resolution are not taken, a Dissenting Shareholder would not be entitled to any payment, unless the Court had already made an order fixing the fair value of the XR Shares. If such an order had not been made, the Dissenting Shareholder would be entitled to the return of his or her XR Shares.

The above summary does not purport to provide a comprehensive statement of the procedures to be followed by an XR Shareholder who seeks payment of the fair value of their XR Shares. Division 2 of the BCBCA requires strict adherence to the procedures established therein and failure to do so may result in the loss of all rights thereunder. Accordingly, each Dissenting Shareholder who might desire to exercise the right to dissent and appraisal should carefully consider and comply with the provisions of that section, the full text of which is set out in Appendix “D” to this Circular, and consult their own legal advisor.

SECURITIES LAW MATTERS

Canada

Resale of Securities

All Red Eagle Shares to be issued under the Amalgamation will be issued in reliance on exemptions from prospectus requirements of Canadian Securities Laws. The Red Eagle Shares issued under the Amalgamation will generally be “freely tradeable” in Canada and the resale of such Red Eagle Shares will be exempt from the prospectus requirements under Securities Laws.

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Minority Approval Requirements

MI 61-101 is intended to regulate certain transactions to ensure that all securityholders are treated in a manner that is fair, generally requiring enhanced disclosure, approval by a majority of securityholders excluding interested or related parties, in certain cases, independent valuations and, in certain cases, approval and oversight of certain transactions by a special committee of independent directors. The protections afforded by MI 61-101 apply to “business combinations” (as such term is defined in MI 61-101).

The Amalgamation is a “business combination” under MI 61-101 and MI 61-101 requires that, in addition to any other required securityholder approval, a business combination must be approved by a simple majority of the votes cast by “minority” securityholders of each class of affected securities (which in the case of XR consists only of the XR Shares), voting separately as a class (often referred to as “minority approval”). In relation to the Amalgamation and for the purposes of the required securityholder approval for the Amalgamation, the “minority” securityholders of XR are all XR Shareholders other than (i) Red Eagle, (ii) any “interested party” to the Amalgamation within the meaning of MI 61-101, (iii) any “related party” to such interested party within the meaning of MI 61-101, and (iv) any person that is a joint actor with any of the foregoing for the purposes of MI 61-101.

After reasonable inquiry, votes attached to an aggregate of 298,748,252 XR Shares (being 297,948,252 XR Shares held by Red Eagle and 800,000 XR Shares held by Mr. Jeffrey Mason, a director of Red Eagle) representing 76.63% of the outstanding XR Shares will be excluded in determining whether minority approval for the Amalgamation is obtained in accordance with MI 61-101, which represents the aggregate number of XR Shares owned or controlled, directly or indirectly, by Red Eagle and any “related party” of Red Eagle.

Exemption from Formal Valuation Requirement

Since the Amalgamation constitutes a “business combination” for XR under Ml 61-101, XR is required to obtain a formal valuation in respect of the Amalgamation in accordance with Part 6 of MI 61-101, unless an exemption to this requirement is available under Ml 61-101. XR is relying upon the exemption set forth in Section 4.4(i)(a) of Ml 61-101, which provides that an issuer is exempt from the requirements to obtain a formal valuation in respect of a business combination if no securities of the issuer are listed or quoted on the Toronto Stock Exchange, Aequitas NEO Exchange Inc., the New York Stock Exchange, the American Stock Exchange, the NASDAQ Stock Market, or a stock exchange outside of Canada and the United States other than the Alternative Investment Market of the London Stock Exchange or the PLUS markets operated by PLUS Markets Group plc. The Issuers common shares are listed only on the TSXV.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is, at the date hereof, a summary of the principal Canadian federal income tax considerations under the ITA generally applicable to XR Shareholders who dispose of their XR Shares pursuant to the Amalgamation and who, for the purposes of the ITA, and at all relevant times, hold their XR Shares and Red Eagle Shares acquired pursuant to the Amalgamation, as capital property, deal at arm’s length with, and are not affiliated with any of XR, Red Eagle and their respective affiliates.

XR Shares and Red Eagle Shares generally will be considered to be capital property to a holder thereof provided the holder does not hold their XR Shares and Red Eagle Shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure in the nature of trade. Certain holders who are residents of Canada for the purposes of the ITA and who might not otherwise be considered to hold their XR Shares and Red Eagle Shares as capital property may, in certain circumstances, be entitled to have them and all other “Canadian securities” as defined in the ITA treated as capital property by making the irrevocable election permitted by subsection 39(4) of the ITA. Holders whose XR Shares and Red Eagle Shares are not capital property should consult their own tax advisors.

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This summary does not apply to a XR Shareholder: (i) that is a “financial institution” for the purposes of the mark-to-market rules in the ITA; (ii) if an interest in such XR Shareholder is a “tax shelter investment”; (iii) that is a “specified financial institution”; (iv) that makes a foreign currency reporting election for the purposes of the ITA; (v) that has entered, or will enter, into, with respect to the XR Shares and Red Eagle Shares, a “derivative forward agreement”; (vi) that is exempt from taxation under Part I of the ITA; (vii) that is a partnership or trust; or (viii) that is a “foreign affiliate” of a taxpayer resident in Canada, all within the meaning of the ITA. In addition, this summary does not address the tax considerations applicable to a XR Shareholder in respect of XR Shares acquired upon the exercise of options or pursuant to other employee compensation plans. Any XR Shareholders to whom this paragraph applies should consult their own tax advisor with respect to the Amalgamation.

This summary is based on the provisions of the ITA in force as of the date hereof and Counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the ITA publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practices whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is not exhaustive of all Canadian federal income tax considerations. It is of a general nature only and is neither intended to be, nor should it be construed to be, legal, business or tax advice or representations to any particular XR Shareholder. Accordingly, XR Shareholders should consult their own legal and tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax laws of any country, province, territory, state or local tax authority.

XR Shareholders Resident in Canada

This portion of the summary is generally applicable to a XR Shareholder who, at all relevant times, for purposes of the application of the ITA, is, or is deemed to be, resident in Canada (in this section, a “Resident Shareholder”).

Exchange of XR Shares for Red Eagle Shares on Amalgamation

A Resident Shareholder (other than a Dissenting Resident Shareholder) will generally be deemed to have disposed of its XR Shares for proceeds of disposition equal to the aggregate adjusted cost base of such XR Shares to such Resident Shareholder immediately before theAmalgamation. Such Resident Shareholder will be deemed to have acquired the Red Eagle Shares at an aggregate cost equal to such proceeds of disposition. If the Resident Shareholder separately owns other Red Eagle Shares as capital property at that time, the adjusted cost base of all Red Eagle Shares owned by the Resident Shareholder as capital property immediately after the Amalgamation will be determined by averaging the cost of the Red Eagle Shares acquired on the Amalgamation with the adjusted cost base of those other Red Eagle Shares.

Dissenting Resident Shareholders

Under the current and long-standing administrative practice of the CRA, a Resident Shareholder who exercises a right of dissent in respect of the Amalgamation (a “Dissenting Resident Shareholder”) and who receives a payment from XR Amalco should be considered to have disposed of such Dissenting Resident Shareholder’s XR Shares for proceeds of disposition equal to the amount paid to the Dissenting Resident Shareholder for such shares (less the amount of any interest awarded by the court). A Dissenting Resident Shareholder will generally realize a capital gain (or capital loss) to the extent that those proceeds of disposition exceed (or are less than) the aggregate of the Dissenting Resident Shareholder’s adjusted cost base of such shares immediately before the Amalgamation and any reasonable costs of disposition. Any interest awarded to a Dissenting Resident Shareholder will be included in the Dissenting Resident Shareholder’s income. The tax treatment of capital gains and capital losses is discussed below. Dissenting Resident Shareholders should consult their own tax advisors with respect to the tax implications to them of the exercise of their right of dissent.

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Disposition of Red Eagle Shares

A disposition or a deemed disposition of a Red Eagle Share by a Resident Shareholder (except: (i) to Red Eagle that is not a sale in the open market in the manner in which shares would normally be purchased by any member of the public in an open market; or (ii) on a tax-deferred transaction) will generally result in the Resident Shareholder realizing a capital gain (or capital loss) in the year of the disposition equal to the amount by which the proceeds of disposition of the Red Eagle Share are greater (or less) than the Resident Shareholder’s adjusted cost base thereof and any reasonable costs of disposition. Such capital gain (or capital loss) will be subject to the tax treatment described below under “Taxation of Capital Gains and Capital Losses”.

Taxation of Capital Gains and Losses

A Resident Shareholder or a Dissenting Resident Shareholder who, as described above, realizes a capital gain or a capital loss on the disposition of a Red Eagle Share or, in the case of a Dissenting Resident Shareholder, on the disposition of XR Shares, will generally be required to include in such person’s income one-half of any such capital gain (“taxable capital gain”) and may apply one-half of any such capital loss (“allowable capital loss”) against taxable capital gains in accordance with the detailed rules in the ITA. Generally, allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and applied to reduce taxable capital gains in any of the three preceding years or carried forward and applied to reduce taxable capital gains in any subsequent year in accordance with the detailed rules of the ITA.

If the Resident Shareholder or Dissenting Resident Shareholder is a corporation or a partnership or trust of which a corporation, trust or partnership is a member or a beneficiary, any capital loss realized on the disposition of any XR Shares or Red Eagle Shares may be reduced by the amount of certain dividends which have been received or are deemed to have been received on the share, in accordance with detailed provisions of the ITA. Such holders should consult their tax advisors for specific information regarding the application of these provisions.

A Resident Shareholder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the ITA) may be liable to pay an additional refundable tax of 10 2/3% on its “aggregate investment income” for the year, which will include taxable capital gains.

XR Shareholders Not Resident in Canada

The following section of the summary is applicable to a XR Shareholder who, for the purposes of the ITA and any applicable income tax treaty and at all relevant times, (i) is not, and is not deemed to be, a resident of Canada, (ii) does not, and is not deemed to, use or hold their XR Shares and Red Eagle Shares received pursuant to the Amalgamation in or in the course of, carrying on a business in Canada, and (iii) is not an insurer who carries on an insurance business or is deemed to carry on an insurance business in Canada and elsewhere (in this section, a “Non-Resident Shareholder”). Non-Resident Shareholders should consult their own tax advisors for advice with respect to the Canadian and foreign tax consequences of the Amalgamation.

Exchange of XR Shares for Red Eagle Shares on Amalgamation

The tax treatment to a Non-Resident Shareholder (other than a Non-Resident Dissenter) generally will be the same as described above under the heading “Shareholders Resident in Canada – Exchange of XR Shares for Red Eagle Shares on Amalgamation”.

37

Dissenting Non-Resident Holders

A Non-Resident Shareholder who dissents in respect of the Amalgamation (a “Non-Resident Dissenter”) will be entitled to receive a payment from XR Amalco equal to the fair value of such Non-Resident Dissenter’s XR Shares and will be considered to have disposed of such shares for proceeds of disposition equal to the amount received by the Non-Resident Dissenter (less the amount of any interest awarded by the court). Such Non-Resident Dissenter will realize a capital gain (or capital loss) to the extent that those proceeds of disposition exceed (or are less than) the aggregate of the Non-Resident Dissenter’s adjusted cost base of such shares immediately before the Amalgamation and any reasonable costs of disposition. Such a Non-Resident Dissenter will not be liable to tax under the ITA in respect of any such capital gain unless such shares constitute “taxable Canadian property” at the time of disposition for purposes of the ITA and no relief is available under an applicable income tax convention between Canada and the country in which the Non-Resident Shareholder is resident. The XR Shares will generally not constitute taxable Canadian property of a Non-Resident Dissenter if, at no time within the 60-month period immediately preceding the disposition, more than 50% of the fair market value of the XR Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the ITA), timber resource properties (as defined in the ITA) or an option in respect of, or an interest in, or civil law rights in such properties. It is counsel’s understanding that throughout the 60-month period preceding the date of this Information Circular, not more than 50% of the value of the XR Shares has been derived directly or indirectly from any combination of such properties. Notwithstanding the foregoing, XR Shares may be deemed to be taxable Canadian property in certain circumstances specified in the ITA.

Any interest paid to a Non-Resident Dissenter upon the exercise of dissent rights will not be subject to Canadian withholding tax.

Non-Resident Dissenters who are contemplating exercising their dissent rights should consult their own tax advisors.

Disposition of Red Eagle Shares

A disposition or a deemed disposition of a Red Eagle Share by a Non-Resident Shareholder (except: (i) to Red Eagle that is not a sale in the open market in the manner in which shares would normally be purchased by any member of the public in an open market; or (ii) on a tax-deferred transaction) will generally result in the Non-Resident Shareholder realizing a capital gain (or capital loss) in the year of the disposition equal to the amount by which the proceeds of disposition of the Red Eagle Share are greater (or less) than the Non-Resident Shareholder’s adjusted cost base thereof and any reasonable costs of disposition. Such a Non-Resident Dissenter will not be liable to tax under the ITA in respect of any such capital gain unless such Red Eagle Share constitutes “taxable Canadian property” at the time of disposition for purposes of the ITA and no relief is available under an applicable income tax convention between Canada and the country in which the Non-Resident Shareholder is resident. XR Shares will generally not constitute taxable Canadian property to a Non-Resident Shareholder unless, at any time within the 60-month period immediately preceding the disposition (a) 25% or more of the issued shares of the capital stock of Red Eagle were owned by or belonged to any one or any combination of (a) the Non-Resident Shareholder, (B) persons with whom the Non-Resident Shareholder did not deal at arm’s length, and (C) partnerships in which the Non-Resident Shareholder or a person with whom the Non-Resident Shareholder did not deal at arm’s length holds a membership interest directly or indirectly through one or more partnerships and (b) more than 50% of the fair market value of the XR Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the ITA), timber resource properties (as defined in the ITA) or an option in respect of, or an interest in, or civil law rights in such properties. Any such determination must be made at the time of such disposition. Non-Resident Shareholders who dispose of Red Eagle Shares that are taxable Canadian property should consult their own tax advisors with respect to their particular circumstances.

Non-Canadian Income Tax Considerations

This Information Circular does not contain a summary of income tax considerations of the Amalgamation under foreign laws for XR Shareholders who are subject to income tax outside of Canada. Such XR Shareholders should consult their own tax advisors with respect to the tax implications of the Amalgamation, including any associated tax reporting and filing requirements, in such jurisdictions, with regard for their own particular circumstances.

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RISK FACTORS

Ownership of Red Eagle Shares is subject to certain risks. XR Shareholders should consider carefully the risk factors to which Red Eagle and its securityholders are subject, which are described under “Risk Factors” in Red Eagle’s Annual Information Form, which is incorporated by reference herein. XR Shareholders should review and carefully consider all of the information disclosed in this Circular prior to voting their XR Shares at the Meeting. The following are risks related specifically to the Amalgamation:

•	the Amalgamation Agreement may be terminated in certain circumstances;

•	the market price for the Red Eagle Shares may decline;

•	the Red Eagle Shares issuable pursuant to the Amalgamation may have a market value that is different than expected;

•	the Amalgamation may not be completed due to the failure to satisfy any conditions set out in the Amalgamation Agreement, including certain conditions, which are not in the control of XR or Red Eagle;

•	forward-looking information contained in this Circular may prove inaccurate;

•	XR has not verified the reliability of the information regarding Red Eagle included in, or which may have been omitted from, this Circular;

•	failure to realize anticipated benefits of other acquisitions or dispositions;

•	general economic conditions in Canada and the United States and elsewhere; and

•	general industry conditions.

In addition, whether or not the Amalgamation is completed, XR will continue to face many of the risks that it currently faces with respect to its business and affairs. For a description of these risk factors see “Risk Factors” in the XR MD&A, which is available on SEDAR at www.sedar.com.

INFORMATION CONCERNING XR

XR was incorporated under the laws of the Province of British Columbia on May 11, 2009. It changed its name from CB Gold Inc. to Red Eagle Exploration Limited on March 6, 2017. The Company is listed on the Exchange under the symbol “XR” and on the OTCQB market under the symbol “XRELF”. Red Eagle currently owns approximately 80% of the outstanding XR Shares.

XR is a gold and silver company that is focused on acquiring and developing gold and silver projects in Colombia, a jurisdiction with prolific historic production but until recently limited modern exploration. The Company is primarily engaged in the development of the California Gold Project, Vetas Gold Project, and Santa Ana Silver Project.

PRICE RANGE AND TRADING VOLUME OF XR SHARES

The following table sets forth the price range and trading volume of the XR shares for the periods indicated, as reported by the TSXV:

	Common Shares
2017	High	Low	Volume
September	0.110	0.090	242,810
October	0.110	0.090	338,860
November	0.105	0.080	809,415
December	0.085	0.070	460,870

2018
January	0.090	0.075	211,833
February 1 - 28	0.090	0.065	224,650

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OWNERSHIP OF SECURITIES OF XR

To the knowledge of XR, each director and officer of XR, and their associates and affiliates own the following XR Shares, Warrants and Options:

Name	Relationship	Shares	Warrants	Options

Robert Bell	Director	Nil	Nil	1,000,000
Ian Slater	Director and CEO	Nil	Nil	5,000,000
Leo Hathaway	Director	133,333	133,333	1,000,000
Ben Pullinger	Director	133,333	133,333	1,000,000
Chui Wong	CFO	Nil	Nil	1,000,000
Red Eagle Mining Corporation	10% holder	297,948,252	175,000	Nil

PRIOR SALES

XR issued the following XR Shares or securities convertible into XR Shares in the 12 months preceding the date of this Circular:

Date of Issuance	Nature of Issuance	Type of Security Issued	Number of Securities Issued	Issue Price per Security

March 17, 2017	Property Acquisition	Common Shares	4,550,000	$0.145
March 17, 2017	Property Acquisition	Common Shares	116,700	$0.145
March 17, 2017	Property Acquisition	Common Shares	2,180,985	$0.295
April 17, 2017	Property Acquisition	Common Shares	520,367	$0.165
June 23, 2017	Private Placement	Common Shares	6,854,722	0.15
June 23, 2017	Private Placement	Warrants	6,854,722	0.25
June 26, 2017	Option Grant	Stock Options	5,000,000	0.15
March 1, 2018	Private Placement	Common Shares	11,042,000	0.12
March 1, 2018	Private Placement	Warrants	11,042,000	0.25

DIVIDENDS

XR has never declared or paid any cash dividends or distributions on its common shares. It is currently expected that XR will retain future earnings, if any, to support operations and to finance explorations and therefore not pay any cash dividends on common shares in the foreseeable future.

INFORMATION CONCERNING RED EAGLE

Red Eagle was incorporated under the BCBCA on January 4, 2010. Red Eagle completed its initial public offering on June 24, 2011 and commenced trading its common shares in Canada under the symbol “RD” on the TSXV on June 28, 2011. On September 20, 2016, Red Eagle started trading on the Lima Stock Exchange under the symbol “R”, and on November 4, 2016, Red Eagle received final approval to graduate to the TSX and began trading on the TSX under the new symbol “R”. Red Eagle is also publicly listed on the OTCQX under the symbol “RDEMF”.

Red Eagle is in the business of the acquisition, exploration and development of mineral properties and is focused on maximizing shareholder value by maintaining an attractive risk profile and enhancing growth potential in a safe and an environmentally and socially responsible manner. Its primary project is the San Ramon Gold Mine and Mill. Red Eagle owns an 80% controlling interest in XR.

See “Appendix “C” – Information Concerning Red Eagle”.

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INFORMATION CONCERNING SUBCO

Subco is a private company incorporated under the provisions of the BCBCA for the sole purpose of completing the Amalgamation with XR. All of the issued and outstanding Subco Shares are held by Red Eagle.

INFORMATION CONCERNING AMALCO

Amalco is the company that will be formed upon the completion of the Amalgamation on the Effective Date. All of the issued and outstanding securities of Amalco will be held by Red Eagle.

Subco and XR have agreed to combine their respective businesses, assets and operations through the implementation of the Amalgamation. Following completion of the Amalgamation, XR will be a wholly-owned subsidiary of Red Eagle, and Red Eagle will continue its business as a British Columbia based gold and silver developing corporation.

OTHER MATTERS

The Board knows of no other matters to come before the Meeting other than those referred to in the Notice of Meeting. Should any other matters properly come before the Meeting, the XR Shares represented by the proxy solicited hereby will be voted on such matters in accordance with the best judgment of the persons voting by proxy.

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BOARD APPROVAL

The contents and sending of this Circular to XR Shareholders have been approved by the Board.

Red Eagle has provided the information contained in this Circular concerning Red Eagle and its business and operations and financial information and financial statements. XR assumes no responsibility for the accuracy or completeness of such information, nor for any omission on the part of Red Eagle to disclose facts or events which may affect the accuracy of any such information.

DATED at Vancouver, British Columbia, this 2nd day of March, 2018.

ON BEHALF OF THE BOARD OF DIRECTORS OF RED EAGLE EXPLORATION LIMITED

(signed) “Ian Slater”

Ian Slater

Chairman and Chief Executive Officer

Red Eagle Exploration Limited

1

APPENDIX “A” AMALGAMATION RESOLUTION

“BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	the amalgamation (the “Amalgamation”) under the Business Corporations Act (British Columbia) (the “BCBCA”) of Red Eagle Exploration Limited (“XR”) and 1151419 B.C. Ltd. (“Subco”), a wholly-owned subsidiary of Red Eagle Mining Corporation (“Red Eagle”), pursuant to the terms and conditions contained in the amalgamation agreement (the “Amalgamation Agreement”) dated March 2, 2018 between XR, Subco and Red Eagle, in the form filed on www.sedar.com (as the same may be or has been modified or amended), is hereby authorized and approved;

2.	the Amalgamation Agreement and related transactions, the actions of the directors of XR in approving the Amalgamation Agreement, and the actions of the officers and directors of XR in executing and delivering the Amalgamation Agreement and any amendments, modifications or supplements thereto, are hereby confirmed, ratified and approved, and the board of directors of XR be and is hereby authorized to amend or revise the Amalgamation Agreement in its discretion to the extent permitted therein, without further approval of the shareholders of XR;

3.	notwithstanding that this resolution has been passed (and the Amalgamation Agreement adopted) by the shareholders of XR, the board of directors of XR be and is hereby authorized, without further approval of the shareholders of XR, at any time prior to the issuance by the Registrar under the BCBCA of a Certificate of Amalgamation in respect of the Amalgamation, (i) to amend the Amalgamation Agreement to the extent permitted by the Amalgamation Agreement, and (ii) not to proceed with the Amalgamation to the extent permitted by the Amalgamation Agreement or otherwise give effect to these resolutions; and

4.	any officer or director of XR is hereby authorized and directed for and on behalf of and in the name of XR to execute, under the seal of XR or otherwise, and to deliver, all documents, agreements and instruments and to do all such other acts and things, including delivering such documents as are necessary or desirable to the Registrar appointed under the BCBCA for filing in accordance with the Amalgamation Agreement, as such officer or director, in his absolute discretion, determines to be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments or doing of any such act or thing.”

A-1

APPENDIX “B”

AMALGAMATION AGREEMENT

(See Attached)

B-1

AMALGAMATION AGREEMENT

AMONG

RED EAGLE MINING CORPORATION

and

RED EAGLE EXPLORATION LIMITED

and

1151419 B.C. LTD.

MADE AS OF MARCH 2, 2018

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		3

1.1	Definitions	3
1.2	Interpretation Not Affected by Headings, etc.	10
1.3	Number and Gender	10
1.4	Date of Any Action	10
1.5	Currency	10
1.6	Knowledge	11
1.7	Statutory References	11
1.8	Entire Agreement	11
1.9	Deemed Actions	11
1.10	Accounting Matters	11
1.11	Schedules	11

ARTICLE 2 THE AMALGAMATION		12

2.1	The Amalgamation	12
2.2	XR Approval	12
2.3	Red Eagle Approval	12
2.4	Name	12
2.5	Business	12
2.6	Registered Office	12
2.7	Authorized Capital	13
2.8	Directors	13
2.9	Initial Director	13
2.10	Initial Officer	13
2.11	Articles of Amalco	13
2.12	Stated Capital	13
2.13	Fiscal Year	13
2.14	Exchange of Securities at the Effective Time	13
2.15	XR Options	14
2.16	Completion of the Amalgamation and Effective Date	15
2.17	Rights and Obligations of the Amalgamated Company	15
2.18	XR Warrants	15
2.19	Information Circular	15
2.20	Conduct of the XR Meeting	16
2.21	Meeting Materials	16
2.22	Announcement and Shareholder Communications	17
2.23	Tax Withholdings	18
2.24	Red Eagle Guarantee	18

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		18

3.1	Representations and Warranties of XR	18
3.2	Representations and Warranties of Red Eagle	18
3.3	Survival of Representations and Warranties	18

ARTICLE 4 COVENANTS		19

4.1	Covenants of XR Regarding the Conduct of Business	19
4.2	Covenants of XR Regarding the Amalgamation	21
4.3	Covenants of Red Eagle Parties Regarding the Conduct of Business	22
4.4	Covenants of Red Eagle Parties Regarding the Amalgamation	24

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ARTICLES 5 NON-SOLICITATION		26

5.1	Non-Solicitation	26
5.2	Access to Information	27
5.3	Privacy Matters	27

ARTICLE 6 CONDITIONS		28

6.1	Mutual Conditions Precedent	28
6.2	Additional Conditions Precedent to the Obligations of Red Eagle	29
6.3	Additional Conditions Precedent to the Obligations of XR	30
6.4	Notice and Cure Provisions	31
6.5	Satisfaction of Conditions	32

ARTICLE 7 TERM, TERMINATION, AMENDMENT AND WAIVER		32

7.1	Term	32
7.2	Termination	32
7.3	Expenses	34
7.4	Amendment	34
7.5	Waiver	34

ARTICLE 8 GENERAL PROVISIONS		34

8.1	Notices	34
8.2	Severability	35
8.3	Assignment	35
8.4	Governing Law and Jurisdiction	36
8.5	Binding Effect	36
8.6	Investigation by Parties	36
8.7	Amendments; Waivers	36
8.8	Further Assurances	36
8.9	Time of Essence	36
8.10	No Liability	36
8.11	Counterparts	37

SCHEDULE ”A” REGULATORY APPROVALS		A-1

SCHEDULE ”B” REPRESENTATIONS AND WARRANTIES OF XR		B-1

SCHEDULE ”C” REPRESENTATIONS AND WARRANTIES OF RED EAGLE		C-1

SCHEDULE ”D” AMALGAMATION APPLICATION		D-1

SCHEDULE ”E” ARTICLES OF AMALCO		E-1

ii

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT made as of March 2, 2018.

AMONG:

RED EAGLE MINING CORPORATION, a company incorporated under the laws of the Province of British Columbia

(“Red Eagle”)

AND:

RED EAGLE EXPLORATION LIMITED, a company incorporated under the laws of the Province of British Columbia

(“XR”)

AND:

1151419 B.C. Ltd., a company incorporated under the laws of the Province of British Colombia

(“Subco”)

WHEREAS:

A.	Red Eagle is a corporation existing under the laws of British Columba. The common shares of Red Eagle are listed for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “R”.

B.	Subco was incorporated under the laws of British Columbia on February 1, 2018 and Subco is a wholly-owned subsidiary of Red Eagle.

C.	XR is a corporation existing under the laws of British Columbia. The common shares of XR are listed for trading on the TSX Venture Exchange (the “TSXV”) under the symbol “XR”. Red Eagle owns approximately 80% of the outstanding common shares of XR.

D.	Red Eagle wishes to acquire all of the outstanding shares of XR not already owned by it and has agreed with XR to proceed with the amalgamation (the “Amalgamation”) of Subco and XR to form one corporation (“Amalco”) under Section 270 of the British Columbia Business Corporations Act . Immediately following the Amalgamation becoming effective, Red Eagle will issue shares of Red Eagle to the former shareholders of XR in exchange for their shares of XR outstanding at the Effective Time (as hereafter defined) on a one (1) share of Red Eagle (a “Red Eagle Share”) for every two (2) XR Shares held, and Amalco will become a wholly-owned subsidiary of Red Eagle all in the manner contemplated herein and pursuant to the terms and conditions hereof;

E.	The Red Eagle Board has determined, after receiving financial and legal advice, that the transactions contemplated by this Agreement are fair and that the Amalgamation is in the best interests of Red Eagle;

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F.	The XR Board has determined, after receiving financial and legal advice, that the transactions contemplated by this Agreement are fair and that the Amalgamation is in the best interests of XR, and the XR Board has unanimously resolved to recommend that the XR Shareholders vote in favour of the Amalgamation and this Agreement, all subject to the terms and conditions contained in this Agreement; and

G.	The parties have entered into this Agreement to provide for the matters referred to above and other matters related thereto as set out herein.

NOW THEREFORE, in consideration of the premises and the respective covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement, including the Schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following terms will have the following meanings, and grammatical variations of those terms will have corresponding meanings:

(a)	“Acquisition Proposal” means, with respect to any Party (other than Subco), other than the transactions contemplated by this Agreement, any offer, proposal, expression of interest or inquiry to that Party or its shareholders from any Person or group of Persons “acting jointly or in concert” (within the meaning of Securities Law) which constitutes, or may reasonably be expected to constitute (whether in one transaction or a series of transactions): (a) any direct or indirect sale, issuance or acquisition of 20% or more of the voting or equity securities of the Party (or securities convertible into or exercisable for such shares or interests); (b) any acquisition, sale, transfer, partnership, joint venture, earn-in right or option of assets (or other arrangement having an economic effect similar to a purchase or sale of assets) constituting, individually or in the aggregate, 20% or more of the fair market value of the consolidated assets of the Party; (c) an amalgamation, arrangement, merger, consolidation, business combination, recapitalization, liquidation, dissolution, reorganization or similar transaction involving the Party; (d) any take-over bid, issuer bid or exchange offer involving the Party; or (e) any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or which would or could reasonably be expected to materially reduce the benefits to the other Party under this Agreement or the Amalgamation;

(b)	“Affiliate” has the meaning ascribed thereto under the BCBCA;

(c)	“Agreement”, “hereof”, “herein”, “hereunder” and similar expressions mean this agreement, including the recitals and Schedules hereto and includes any amendment or agreement or instrument supplementary or ancillary hereto;

(d)	“Amalco” means the corporation to be formed by the amalgamation of XR and Subco as contemplated by this Agreement;

(e)	“Amalco Shares” means the common shares without par value of Amalco;

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(f)	“Amalgamation” means the amalgamation of Subco and XR under Section 270 of the BCBCA, and the related transactions and corporate procedures contemplated in this Agreement, all on the terms and conditions set forth in this Agreement;

(g)	“Amalgamation Application” means the notice of articles and amalgamation application to be prepared by XR, with the cooperation, consultation and prior approval of Red Eagle, acting reasonably, substantially in the form attached hereto as Schedule “D” , in respect of the Amalgamation;

(h)	“Ancillary Agreements” means, collectively, all other agreements, certificates and instruments delivered or given pursuant to this Agreement;

(i)	“Articles of Amalco” means the articles of amalgamation, substantially in the form attached hereto as Schedule “E” ;

(j)	“Authorization” means any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, bylaw, rule or regulation, whether or not having the force of Law;

(k)	“BCBCA” means the Business Corporations Act (British Columbia), including the regulations made thereunder, in each case as now in effect and as may be amended or replaced from time to time prior to the Effective Date;

(l)	“Business Day” means a day which is not a Saturday, Sunday or a statutory holiday in Vancouver, British Columbia;

(m)	“Certificate of Amalgamation” means the certificate of amalgamation to be issued by the Registrar pursuant to Section 281 of the BCBCA, giving effect to the Amalgamation;

(n)	“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding or other right or obligation to which XR, an XR Subsidiary or Red Eagle, as applicable, is a party or by which XR, an XR Subsidiary or Red Eagle , as applicable, is bound or affected or to which any of their respective properties or assets is subject;

(o)	“Dissenting Shareholder” means a registered XR Shareholder who validly exercises and does not withdraw the rights of dissent provided under section 272 of the BCBCA in connection with the XR Shareholders’ Resolution;

(p)	“Effective Date” means the date of the Amalgamation as set forth in the Certificate of Amalgamation;

(q)	“Effective Time” means the time specified in the Amalgamation Application for the Amalgamation to be effective;

(r)	“Encumbrance” includes any mortgage, pledge, assignment, charge, lien, hypothec, security interest, adverse interest in property, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

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(s)	“Environmental Approvals” means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals issued or required by any Governmental Entity pursuant to any Environmental Laws;

(t)	“Environmental Laws” means all applicable Laws with respect to environmental protection or regulating activities, operations or hazardous materials, or which regulate or provide for liabilities with respect to same, as such applicable laws existed from time to time up to the Effective Date, and includes Environmental Approvals;

(u)	“Governmental Entity” means any (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iii) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, including the TSXV and the TSX as applicable;

(v)	“IFRS” means the International Financial Reporting Standards;

(w)	“Law” means all laws, by-laws, statutes, regulations, principles of law, statutory rules, policies, orders, ordinances, protocols, codes, guidelines, directions, judgments and terms and conditions of any grant of approval, permission, authority or license of any court or Governmental Entity, and the term “applicable” with respect to such Law and in the context that refers to one or more Persons, means that such Law applies to such Person or Persons or its or their business, undertaking, property or securities and emanates from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

(x)	“Letter of Transmittal” means the letter of transmittal to be forwarded by, or on behalf of, XR to the XR Shareholders with the XR Meeting Materials;

(y)	“Material Adverse Change” or “Material Adverse Effect”, when used in connection with a Party, means any matter or action that has a change or effect, respectively, that:

(i)	either individually or in aggregate, is, or would reasonably be expected to be, material and adverse to the business, condition (financial or otherwise) operations, assets, liabilities (whether absolute, accrued, conditional, contingent or otherwise), or capitalization of such Party taken as a whole, other than any matter, action, change or effect:

(A)	relating to the announcement of the Amalgamation, this Agreement or any of the transactions contemplated hereby;

(B)	a matter that has been publicly disclosed prior to the date of this Agreement or otherwise disclosed in writing by a Party to the other Party prior to the date of this Agreement;

(C)	relating to any change in applicable accounting standards or any change in an applicable Law or any proposed change to an applicable Law;

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(D)	relating to any change in global, national or regional political, financial, regulatory, or economic conditions or in global or national currency exchange, commodity or capital markets;

(E)	affecting the resource industry in general including changes in commodity prices;

(F)	resulting from any act of terrorism or any outbreak of hostilities or war (or any escalation or worsening thereof) or any natural disaster;

(G)	with respect to any action taken by a Red Eagle Party, on the one hand, and XR on the other, which is required pursuant to this Agreement or any action taken (or omitted to be taken) by such Party at the written request of the other Party or with the consent of the other Party;

provided, however, that the change or effect referred to in clauses (C) , (D) , (E) or (F) above does not primarily relate to (or have the effect of primarily relating to) a Party taken as a whole or materially disproportionately adversely affect a Party compared to other companies of similar size operating in the same industry in which the Party operates; or

(ii)	either individually or in the aggregate prevents, or would reasonably be expected to prevent, the Party from performing a material obligation to be performed by it under this Agreement in any material respect.

(z)	“Material Contract” means an agreement to which a Party is a party: (i) whose termination (other than termination by passage of time) could individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Party; (ii) expressly limiting or restricting the ability of the Party or its Subsidiary to compete in, solicit in respect of, or otherwise to conduct, their respective businesses or operations; (iii) that contains any severance, change of control or termination pay or post-employment liabilities or obligations; (iv) relating to material indebtedness, to the direct or indirect guarantee or assumption by the Party (contingent or otherwise) of any material payment or material performance obligations of any other Person; (v) that is a financial risk management contract, such as a currency, commodity or interest related hedge contract; (vi) that is a securityholder agreement, declaration, voting trust or pooling agreement; (vii) relating to the disposition or acquisition by the Party after the date of this Agreement of a material amount of assets; (viii) pursuant to which the Party has any material ownership interest in any other Person or other business enterprise; (ix) relating to the acquisition or sale by the Party of any operating business or the capital stock or other ownership interest of any other Person and under which the Party has any material continuing liability or obligation; (x) relating to any indemnification obligation of the Party not entered into in the ordinary course of business; (xii) which is required to be filed on SEDAR pursuant to Securities Law; or (xii) that is a joint venture, partnership agreement or any other Contract that is outside the ordinary course of business or not consistent with past practice and is material to the business of the Party;

(aa)	“NI 43-101” means National Instrument 43-101 – Standard of Disclosure for Mineral Projects;

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(bb)	“Option Exchange Agreements” means the option exchange agreements to be entered into among XR, Red Eagle and existing holders of XR Options, in form and substance satisfactory to XR and Red Eagle, acting reasonably, providing for the cancellation of all outstanding XR Options as at the Effective Time in exchange for a Replacement Option to purchase from Red Eagle one Red Eagle Share on the basis of one (1) Red Eagle Share for each two (2) XR Shares, on the same terms and conditions as the cancelled XR Options, including exercise price, term to expiry and manner of exercising, except that all Replacement Options shall immediately vest and any Replacement Option not issued to an Eligible Person, as defined under the Red Eagle Stock Option Plan, shall expire 90 days following the Effective Date;

(cc)	“Parties” means XR, Red Eagle and Subco, and “Party” means any one of them;

(dd)	“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, first nation, syndicate or other entity, whether or not having legal status;

(ee)	“Red Eagle Board” means the board of directors of Red Eagle as the same may be constituted from time to time;

(ff)	“Red Eagle Board Approval” has the meaning ascribed thereto in Subsection 2.3 ;

(gg)	“Red Eagle Change in Recommendation” has the meaning ascribed thereto in Subsection 7.2(a)(iii);

(hh)	“Red Eagle Disclosure Documents” means all disclosure documents of Red Eagle filed with Canadian securities regulatory authorities and available on SEDAR;

(ii)	“Red Eagle Financial Statements” means the unaudited condensed interim financial statements of Red Eagle for the three and nine month period ended September 30, 2017 and the audited annual financial statements of Red Eagle for the financial year ended December 31, 2016, forming part of the Red Eagle Disclosure Documents;

(jj)	“Red Eagle Information” means the information describing Red Eagle and its business, operations and affairs, in the form provided by Red Eagle for inclusion in the XR Information Circular;

(kk)	“Red Eagle Parties” means, collectively and taken as a whole, Red Eagle and Subco and “Red Eagle Party” means either of them;

(ll)	“Red Eagle Shares” means common shares without par value in the capital of Red Eagle as constituted on the date hereof;

(mm)	“Red Eagle Stock Option Plan” means the Stock Option Plan of Red Eagle dated December 12, 2013 as amended on May 4, 2016;

(nn)	“Red Eagle Subsidiaries” means REMDC Holdings Limited, Red Eagle Mining de Colombia S.A.S. and Red Eagle Finance Limited;

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(oo)	“Registrar” means the Registrar of Companies appointed in accordance with and pursuant to Section 400 of the BCBCA;

(pp)	“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required in connection with the execution, delivery or performance of this Agreement or the consummation of the Amalgamation or any of the transactions otherwise contemplated hereby, all of which are as set out in Schedule ”A” hereto;

(qq)	“Remedial Action” means any investigation, feasibility study, monitoring, testing, sampling, removal (including removal of underground storage tanks), restoration, clean-up, remediation, closure, site restoration, remedial response or remedial work;

(rr)	“Replacement Options” means options to purchase Red Eagle Shares under the Red Eagle Stock Option Plan to be issued at the Effective Time by Red Eagle in exchange for outstanding XR Options in accordance with this Agreement;

(ss)	“Reporting Jurisdictions” means all of the provinces of Canada except Quebec;

(tt)	“Representative” means, in the case of any Party, any director, officer, employee, agent, advisor or consultant of such Party or any of such Party’s Affiliates;

(uu)	“Securities Act” means the Securities Act (British Columbia), as now in effect and as it may be amended from time to time prior to the Effective Date;

(vv)	“Securities Authorities” means the British Columbia Securities Commission and the applicable securities regulatory authorities in each of the other provinces and territories of Canada, collectively;

(ww)	“Securities Laws” means the Securities Act and the equivalent Laws in the other provinces of Canada, and the published policies, instruments, rules, judgments, orders and decisions of any Securities Authorities or Governmental Entities administering those statutes and laws, as well as the rules, regulations, by-laws and policies of the TSXV;

(xx)	“SEDAR” means the System for Electronic Document Analysis and Retrieval;

(yy)	“Subco Shares” means common shares without par value in the capital of Subco, as constituted on the date hereof;

(zz)	“Tax” or “Taxes” means, with respect to any Person, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, royalties, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, social service taxes, license taxes, withholding taxes, payroll taxes, health taxes, employer health taxes, employment taxes, Canada or Quebec Pension Plan premiums, excise taxes, social security premiums, workers’ compensation premiums, employment or unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on that Person, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing;

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(aaa)	“Tax Act” means the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1, and the regulations thereunder, as amended or replaced from time to time prior to the Effective Date;

(bbb)	“Tax Returns” means all return, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes;

(ccc)	“Termination Date” means April 30, 2018, or such later date as may be agreed to in writing by the Parties;

(ddd)	“Transaction Personal Information” has the meaning ascribed thereto in Section 5.3;

(eee)	“TSX” means the Toronto Stock Exchange;

(fff)	“TSXV” means the TSX Venture Exchange;

(ggg)	“XR Board” means the board of directors of XR as the same may be constituted from time to time;

(hhh)	“XR Board Approval” has the meaning ascribed thereto in Section 2.2;

(iii)	“XR Change in Recommendation” has the meaning ascribed thereto in Subsection 7.2(a)(iv);

(jjj)	“XR Disclosure Documents” means all disclosure documents of XR filed with Canadian securities regulatory and available on SEDAR;

(kkk)	“XR Financial Statements” means the audited consolidated financial statements of XR for the year ended December 31, 2016 and the interim unaudited consolidated financial statements of XR for the three and nine month period ended September 30, 2017 forming part of the XR Disclosure Documents;

(lll)	“XR Information Circular” means the information circular to be prepared in connection with the XR Meeting together with any amendments thereto or supplements thereof;

(mmm)	“XR Meeting” means the special general meeting of XR Securityholders, including any adjournment or postponement thereof, to be held for the purpose of approving the Amalgamation and related matters;

(nnn)	“XR Meeting Materials” means the notice of the XR Meeting to be sent to XR Shareholders and the XR Information Circular to be prepared in connection with the XR Meeting together with any amendments thereto or supplements thereof, and any other document which may be prepared and delivered to XR Shareholders in connection with the XR Meeting;

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(ooo)	“XR Option” means an option to purchase an XR Share;

(ppp)	“XR Shareholder” means a holder of XR Shares;

(qqq)	“XR Shareholders’ Resolution” means the special resolution of the XR Shareholders to approve this Agreement and the Amalgamation to be considered at the XR Meeting;

(rrr)	“XR Shares” means the common shares without par value in the capital of XR, as constituted on the date hereof;

(sss)	“XR Subsidiaries” means Cedar Business Investment Ltd., Minera Vetas Limited, Minera Vetas (Branch), Malew Overseas S.A.S. and Lost City S.A.S.; and

(ttt)	“XR Warrants” means the outstanding warrants to purchase XR Shares.

1.2 Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “Section” or “Subsection” followed by a number and/or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement (including the Schedules hereto) and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. The word “including”, when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope. The word “or” is not exclusive.

1.3 Number and Gender

In this Agreement, unless the context otherwise requires, words used herein importing the singular include the plural and vice versa and words importing gender include all genders.

1.4 Date of Any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5 Currency

Unless otherwise stated, references to “U.S.$”, “US$,” “USD,” or “U.S. dollars” are to United States dollars and references to “$,”, “dollars”, “CAD$” or “C$” are to Canadian dollars, and the currency exchange rate for all purposes relating to the Subscription Receipts shall be deemed to be US$1.00 = CAD$1.36.

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1.6 Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of a Party, it refers to the actual knowledge of the senior officers of the Party after due inquiry.

1.7 Statutory References

Any reference in this Agreement to a statute includes all rules and regulations made thereunder, all amendments to that statute or the rules and regulations made thereunder in force from time to time, and any statute or rule or regulation that supplements or supersedes that statute or the rules or regulations made thereunder.

1.8 Entire Agreement

This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties hereto pertaining to the terms of the Amalgamation and ancillary arrangements and supersede all other prior agreements (including the Letter Agreement), understandings, negotiations and discussions, whether oral or written, between the Parties hereto with respect to the terms of the Amalgamation and such arrangements.

1.9 Deemed Actions

Where this Agreement contemplates a notice, consent or authorization being given or received by Subco, such notice, consent or authorization shall be deemed to have been given or received (as the case may be) by Subco if the same notice, consent or authorization is given or received (as the case may be) by Red Eagle, whether on its own behalf or on behalf of Subco.

1.10 Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature required to be made hereunder in respect of any Party shall be made in a manner consistent with IFRS as historically applied by such Party.

1.11 Schedules

The following are the Schedules to this Agreement, which form an integral part hereof:

Schedule ”A”	Regulatory Approvals
Schedule ”B”	Representations and Warranties of XR
Schedule ”C”	Representations and Warranties of Red Eagle
Schedule ”D”	Amalgamation Application
Schedule ”E”	Articles of Amalco

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ARTICLE 2

THE AMALGAMATION

2.1 The Amalgamation

XR, Subco and Red Eagle agree that XR and Subco shall amalgamate pursuant to the provisions of Section 270 of the BCBCA as of the Effective Date and continue as one corporation on the terms and conditions contained in this Agreement.

2.2 XR Approval

XR represents and warrants to Red Eagle that the XR Board has unanimously:

(a)	approved the Amalgamation and entry into this Agreement;

(b)	determined that the Amalgamation and entry into this Agreement are in the best interests of XR and the XR Shareholders; and

(c)	resolved to recommend that XR Shareholders vote in favour of the XR Shareholders’ Resolution

(collectively, the “XR Board Approval”).

2.3 Red Eagle Approval

Red Eagle represents and warrants to XR that the Red Eagle Board:

(a)	has unanimously approved the Amalgamation and entry into this Agreement; and

(b)	has unanimously determined that the Amalgamation and entry into this Agreement are in the best interests of Red Eagle and the Red Eagle Shareholders

(collectively, the “Red Eagle Board Approval”).

2.4 Name

The name of Amalco shall be “Red Eagle Exploration Ltd.”, or such other name as is acceptable to the Registrar, XR and Red Eagle.

2.5 Business

There shall be no restrictions on the business that Amalco is authorized to carry on or the powers Amalco may exercise.

2.6 Registered Office

The registered office of Amalco shall be located at 2348 – 666 Burrard Street, Vancouver, British Columbia V6C 2X8.

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2.7 Authorized Capital

The authorized share capital of Amalco shall consist of an unlimited number of common shares without nominal or par value and an unlimited number of preferred shares.

2.8 Directors

The board and number of directors of Amalco shall, until changed in accordance with the BCBCA, consist of one director.

2.9 Initial Director

The full name and prescribed address of the first director of Amalco shall be as follows:

Name	Prescribed Address

Ian Slater	2348 – 666 Burrard Street Vancouver, BC V6C 2X8

2.10 Initial Officer

The first officer of Amalco, until changed or added to by the Board of Directors of Amalco shall be as follows:

Name and Office	Prescribed Address

Ian Slater, President	2348 – 666 Burrard Street Vancouver, BC V6C 2X8

2.11 Articles of Amalco

The Articles of Amalco shall be the articles attached at Schedule “E” hereto, executed by one of the first directors of Amalco referred to in paragraph 2.9 above.

2.12 Stated Capital

Upon completion of the Amalgamation, the capital of the common shares of Amalco shall be equal to the aggregate of the capital of each of the XR Shares and the Subco Shares on the Effective Date.

2.13 Fiscal Year

The fiscal year end of Amalco shall be December 31 of each calendar year.

2.14 Exchange of Securities at the Effective Time

(a)	Any shares of either of the amalgamating parties held by on or behalf of the other amalgamating party will, at the Effective Time, be cancelled without any repayment of capital in respect thereof.

(b)	Upon the terms and conditions set forth in this Agreement other than outstanding shares of each of the parties, if any, to be cancelled pursuant to section 2.14(a) , at the Effective Time:

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(i)	each issued and outstanding Subco Share shall be exchanged for one Amalco Share;

(ii)	subject to subsection 2.14(b)(iii) , each issued and outstanding XR Share, other than an XR Share held by Red Eagle or a Dissenting Shareholder, shall be exchanged for 0.5 of a Red Eagle Share and thereafter all of the XR Shares shall be cancelled without any repayment of capital in respect thereof;

(iii)	no fractional Red Eagle Shares will be issued. In the event that an XR Shareholder would otherwise be entitled to a fractional Red Eagle Share hereunder, the number of Red Eagle Shares issued to such XR Shareholder shall be rounded up to the next greater whole number of Red Eagle Shares if the fractional entitlement is equal to or greater than 0.5 and shall, without any additional compensation, be rounded down to the next lesser whole number of Red Eagle Shares if the fractional entitlement is less than 0.5. In calculating such fractional interests, all XR Shares registered in the name of or beneficially held by such XR Shareholder or their nominee shall be aggregated;

(iv)	XR Shares which are held by a Dissenting Shareholder shall not be exchanged for Red Eagle Shares pursuant to the Amalgamation. Registered XR Shareholders entitled to vote at the XR Meeting may exercise Dissent Rights with respect to their XR Shares in connection with the Amalgamation pursuant to and in the manner set forth in the BCBCA. XR shall give Red Eagle prompt notice of any written notice of a dissent, withdrawal of such notice, and any other instruments served pursuant to such Dissent Rights and received by XR and shall promptly provide Red Eagle with copies of such notices and written objections and all other correspondence related thereto. Dissenting Shareholders who exercise their rights of dissent pursuant to and in the manner set forth in Division 2 of Part 8 of the BCBCA in connection with the Amalgamation shall, at the Effective Time, cease to have any rights as an XR Shareholder and shall only be entitled to be paid the fair value of the holder’s XR Shares by XR in accordance with Division 2 of Part 8 of the BCBCA. A Dissenting Shareholder who is entitled to be paid the fair value of the holder’s XR Shares shall be deemed to have transferred its XR Shares to XR and such XR Shares shall be cancelled and cease to be outstanding as of the Effective Time, without any further act or formality free and clear of all Encumbrances. An XR Shareholder who for any reason is not entitled to be paid the fair value of the holder’s XR Shares shall be treated as if the holder had participated in the Amalgamation on the same basis as non-dissenting XR Shareholders;

(v)	as consideration for the issuance of Red Eagle Shares in connection with the Amalgamation, Amalco shall issue to Red Eagle one Amalco Share for each Red Eagle Share so issued; and

(vi)	Amalco shall be a wholly-owned subsidiary of Red Eagle.

2.15 XR Options

XR covenants and agrees to use all reasonable commercial efforts to ensure that each holder of an XR Option as at the Effective Time enters into an Option Exchange Agreement as at the Effective Time, and XR and Red Eagle each covenant and agree to enter into an Option Exchange Agreement with each such holder of an XR Option as at the Effective Time. If a holder of an XR Option is not an “Eligible Person” under the Red Eagle Stock Option Plan, all XR Options held by such holder shall expire 90 days following the Effective Date.

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2.16 Completion of the Amalgamation and Effective Date

Unless otherwise agreed to in writing by the Parties, no later than five Business Days after satisfaction or waiver of the conditions precedent in Article 6 , XR and Subco shall jointly file, with the Registrar, the Amalgamation Application and such other documents as may be required to give effect to the Amalgamation. The Amalgamation shall become effective at the Effective Time of the Effective Date.

2.17 Rights and Obligations of the Amalgamated Company

Upon the Amalgamation taking effect and thereafter, Amalco shall be seized of and shall hold and possess all the property, rights and interests, and shall be subject to all the debts, liabilities and obligations, of each of XR and Subco, including all deeds of trust and mortgages, debentures, guarantees and other securities heretofore issued by each of XR and Subco and the shareholders of each of XR and Subco shall be bound by the terms of this Agreement. The rights of creditors against the property, rights and assets of XR and Subco and all liens upon their respective property, rights and assets, shall be unimpaired by the Amalgamation and all debts, contracts, liabilities, and duties of each of XR and Subco shall henceforth attach to Amalco and may be enforced against it.

2.18 XR Warrants

The Parties agree, subject to all required regulatory approvals, that pursuant to the terms of the agreements governing the XR Warrants, the holders of the XR Warrants (other than Red Eagle) shall, following consummation of the Amalgamation, be entitled to acquire, subject to the terms and conditions of the XR Warrants, 0.5 Red Eagle Shares in lieu of each one (1) XR Share that would otherwise be issued pursuant to the terms of the XR Warrants (or, if required, amend any XR Warrant to give effect to this Section). All XR Warrants held by Red Eagle will be cancelled at the Effective Time.

2.19 Information Circular

As promptly as practicable after execution of this Agreement, XR shall prepare the XR Information Circular in accordance with applicable Securities Laws. Red Eagle shall timely furnish to XR such information concerning Red Eagle as may be reasonably required in the preparation of the XR Information Circular and shall otherwise cooperate in the preparation of the XR Information Circular. Red Eagle and its legal counsel shall be given a reasonable opportunity to review and comment on the XR Information Circular, including any supplement or amendment thereto as may be required, and other documents related thereto, before they become final, and XR shall give reasonable consideration to any comments made by Red Eagle and its legal counsel. The XR Information and the Red Eagle Information, on both the date the XR Information Circular is first provided to the TSXV and on the date the XR Information Circular has received TSXV approval and is filed with the Securities Authorities through SEDAR and/or any Governmental Entity, shall not contain any misrepresentation (as such term is defined in the Securities Act) and will comply in all material respects with all applicable requirements of Law. XR and Red Eagle each agree to correct promptly any such information provided by either of them for use in the XR Information Circular that has ceased to meet such standard. In any such event, XR shall prepare a supplement or amendment to the XR Information Circular or such application or other document, as required and as the case may be, and, if required, shall cause the same to be filed with the relevant Securities Authorities through SEDAR and/or any Governmental Entity after the TSXV has had a reasonable opportunity to review and comment on all such documentation and all such documentation is in form and substance satisfactory to XR and Red Eagle, acting reasonably.

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2.20 Conduct of the XR Meeting

(a)	Subject to the terms of this Agreement, XR agrees to convene and conduct the XR Meeting in accordance with its constating documents and applicable Law as soon as reasonably practicable following the date hereof, but in any event not later than April 5, 2018, and not to adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the XR Meeting without the prior consent of Red Eagle (such consent not to be unreasonably withheld, conditioned or delayed):

(i)	except as required for quorum purposes (in which case the XR Meeting shall be adjourned and not postponed or cancelled) or by applicable Law or by XR’s constating documents or by valid XR Shareholder action (which action is not solicited or proposed by XR);

(ii)	except as permitted by this Agreement; or

(iii)	except for an adjournment or postponement for the purpose of attempting to obtain the requisite approval of the XR Shareholders’ Resolution.

(b)	Subject to compliance with applicable Law, XR shall use its commercially reasonable efforts to solicit proxies in favour of the approval of the XR Shareholders’ Resolution.

(c)	XR shall give notice to Red Eagle of the XR Meeting and allow Red Eagle’s Representatives and legal counsel to attend the XR Meeting.

(d)	Red Eagle shall provide XR with such assistance as may be reasonably requested by XR for the purposes of holding the XR Meeting and receiving approval of the Shareholders’ Resolution.

(e)	XR shall advise Red Eagle as Red Eagle may reasonably request as to the aggregate tally of the proxies received by XR in respect of the XR Shareholders’ Resolution.

2.21 Meeting Materials

(a)	As soon as reasonably practicable, following the date hereof, XR shall prepare and complete, in consultation with Red Eagle, the XR Meeting Materials together with any other documents required by applicable Law in connection with the XR Meeting.

(b)	XR shall, by no later than March 8, 2018, cause the XR Meeting Materials and other documentation required in connection with the XR Meeting to be sent to each XR Shareholder and other Persons as required by applicable Law, in each case so as to permit the XR Meeting to be held within the time required by Subsection 2.20(a).

(c)	XR shall ensure that the XR Meeting Materials comply in all material respects with all applicable Law, and, without limiting the generality of the foregoing, that the XR Meeting Materials shall provide XR Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the XR Meeting, and shall include the recommendation of the XR Board that XR Shareholders vote in favour of the XR Shareholders’ Resolution.

(d)	Red Eagle and its legal counsel shall be given a reasonable opportunity to review and comment on the XR Meeting Materials and other documents related thereto before they become final, and reasonable consideration shall be given to any comments made by Red Eagle and its legal counsel, provided that all information relating solely to XR included in the Meeting Materials shall be in form and substance satisfactory to XR, acting reasonably.

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(e)	Red Eagle shall timely furnish to XR all such information concerning Red Eagle as may be reasonably required in the preparation of the XR Meeting Materials and other documents related thereto, and Red Eagle shall ensure that no such information contains any untrue statement of a material fact or omits to state a material fact required to be stated in order to make any information so furnished or any information concerning Red Eagle not misleading in light of the circumstances in which it is disclosed.

(f)	Red Eagle will indemnify and save harmless XR and its Representatives and legal counsel from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which XR or any of its Representatives or legal counsel may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(i)	any misrepresentation or alleged misrepresentation in any information included in the XR Meeting Materials that is provided by Red Eagle for the purpose of inclusion in the XR Meeting Materials; and

(ii)	any order made, or any inquiry, investigation or proceeding pursuant to any Securities Law or by any Governmental Entity, based on any misrepresentation or any alleged misrepresentation in any information provided by Red Eagle for the purpose of inclusion in the XR Meeting Materials.

(g)	XR shall promptly notify Red Eagle if, at any time before the earlier of the Effective Date and the termination of this Agreement in accordance with its terms, it becomes aware that the XR Meeting Materials do not comply with applicable Law such that an amendment or supplement to the XR Meeting Materials is required, and the Parties shall co-operate in the preparation of any amendment or supplement to the XR Meeting Materials, as required or appropriate, and XR shall promptly mail or otherwise publicly disseminate any amendment or supplement to the XR Meeting Materials to the XR Shareholders and, if required by applicable Law, file the same as required under Securities Law and as otherwise required.

2.22 Announcement and Shareholder Communications

Red Eagle and XR agree to cooperate in the preparation of presentations, if any, to the XR Shareholders regarding the transactions contemplated by this Agreement, and no Party shall: (a) issue any press release or otherwise make public announcements with respect to this Agreement, the Amalgamation or the transactions contemplated hereby without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); or (b) make any filing with any Governmental Entity with respect thereto without prior consultation with the other Party; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Law or requirement of any Governmental Entity having jurisdiction provided that the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing. To the extent possible, each Party shall provide prior notice to the other Party of any material public disclosure that it proposes to make regarding its business or operations during the term of this Agreement, together with a draft copy of such disclosure. Such other Party and its legal counsel shall be given a reasonable opportunity to review and comment on such information prior to such information being disseminated publicly or filed with any Governmental Entity, and reasonable consideration shall be given to any comments made by such other Party and its legal counsel.

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2.23 Tax Withholdings

Red Eagle and Amalco shall be entitled to deduct and withhold from any consideration otherwise payable to any non-resident holder (“Holder”) of XR Shares who has exercised Dissent Rights such amounts as Red Eagle or Amalco is required to deduct and withhold with respect to such payment under the Tax Act, or any provision of federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Holder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

2.24 Red Eagle Guarantee

Red Eagle hereby unconditionally and irrevocably guarantees the due and punctual performance by Subco of each and every covenant and obligation of Subco arising under this Agreement. Red Eagle hereby agrees that XR shall not have to proceed first against Subco before exercising its rights under this guarantee against Red Eagle.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of XR

Except as qualified by the XR Disclosure Letter, XR hereby makes to and in favour of Red Eagle the representations and warranties as set forth in Schedule “B” to this Agreement and acknowledges that Red Eagle is relying upon such representations and warranties in connection with entering this Agreement and agreeing to complete the Amalgamation and the other transactions contemplated herein.

3.2 Representations and Warranties of Red Eagle

Red Eagle hereby makes to and in favour of XR the representations and warranties as set forth in Schedule “C” to this Agreement and acknowledges that XR is relying upon such representations and warranties in connection with entering this Agreement and agreeing to complete the Amalgamation and the other transactions contemplated herein.

3.3 Survival of Representations and Warranties

The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated and extinguished on the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms. Any investigation by XR or Red Eagle and their respective advisors shall not mitigate, diminish or affect the representations and warranties contained in this Agreement.

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ARTICLE 4

 COVENANTS

4.1 Covenants of XR Regarding the Conduct of Business

XR covenants and agrees that, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except: (i) as required by applicable Law or by any Governmental Entity having jurisdiction; (ii) as Red Eagle consents to, such consent not to be unreasonably withheld, conditional or delayed; (iii) as is otherwise expressly permitted or specifically contemplated by this Agreement:

(a)	the business of XR and the XR Subsidiaries shall be conducted only, and XR or the XR Subsidiaries shall not take any action except, in the ordinary course of business consistent with past practice and XR and the XR Subsidiaries shall use its commercially reasonable efforts to preserve and maintain intact its business organization, assets, Authorizations, employees, goodwill and business relationships;

(b)	XR shall promptly deliver written notice to Red Eagle of any circumstance or development that, to the knowledge of XR, is or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on XR or the XR Subsidiaries;

(c)	XR or an XR Subsidiary shall not directly or indirectly:

(i)	amend its notice of articles, articles or other constating documents;

(ii)	declare, set aside or pay any dividend, return of capital or other distribution or payment (whether in cash, shares or property) on or in respect of its securities;

(iii)	split, divide, consolidate, combine, exchange or reclassify any of its equity securities or issue or authorize the issuance of any other securities in lieu of or in substitution for, any of its equity securities;

(iv)	issue, grant, sell or pledge or agree to issue, grant, sell or pledge any securities other than the issuance of XR Shares on the due conversion or exercise of any XR Warrants or XR Options outstanding on the date hereof;

(v)	redeem, purchase or otherwise acquire any of its outstanding securities, unless otherwise required by the terms of such securities;

(vi)	alter or amend the terms of any of its outstanding securities;

(vii)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of XR or an XR Subsidiary;

(viii)	make any changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or by IFRS as advised by XR’s regular independent accountants, as the case may be;

(ix)	make any material Tax election or settle or compromise any material Tax liability;

(x)	reorganize, amalgamate or merge with any other Person;

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(xi)	sell, pledge, lease, exclusively license, transfer, dispose of or encumber any material assets;

(xii)	acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof;

(xiii)	make any investment, either by the purchase of securities, contribution of capital, property transfer, or purchase of any property or asset, in any other Person, except in the ordinary course of business consistent with past practice;

(xiv)	incur, extend, renew, replace or repay before it is due any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans or advances;

(xv)	pay, settle, discharge or satisfy any material claim, liability, litigation, lawsuit, arbitration, proceeding or obligation other than the payment, discharge or satisfaction of liabilities in the ordinary course of business consistent with past practice;

(xvi)	waive, release, grant, transfer modify or amend any Authorization, claim or right of material value;

(xvii)	except in the ordinary course of business consistent with past practice, expend or commit to expend any amount, individually or in the aggregate, in excess of $20,000, except for amounts incurred pursuant to any agreement, Contract, lease or plan in effect on the date hereof or otherwise specifically disclosed in writing to Red Eagle or for legal, accounting, regulatory or TSXV or related costs incurred in connection with the transactions contemplated by the Agreement;

(xviii)	enter into any contracts or other transactions with any officer or director of XR, or any holder of more than 5% of the outstanding XR Shares;

(xix)	exercise any termination rights (other than related to the passage of time) with respect to any Material Contract;

(xx)	enter into or modify any Material Contract or series of contracts resulting in a new Material Contract outside of the ordinary course of business consistent with past practice, that would alone or in the aggregate, be reasonably expected to have a Material Adverse Effect on XR or the XR Subsidiaries;

(xxi)	(A) grant to any officer, director or employee of XR or the XR Subsidiaries an increase in compensation in any form, (B) grant any general salary increase to any officer, director or employee of XR or the XR Subsidiaries, (C) take any action with respect to the grant of any severance or termination pay to or enter into any employment agreement with any officer, director or employee of XR or the XR Subsidiaries or (D) increase any benefits payable to any officer, director or employee of XR or the XR Subsidiaries under its current severance or termination pay policies;

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(xxii)	settle or compromise: (A) any action, claim or proceeding brought against it that is or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on XR or the XR Subsidiaries; or (B) any action, claim or proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Amalgamation;

(xxiii)	cause or allow the current insurance (or re-insurance) policies maintained by XR or the XR Subsidiaries to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(xxiv)	initiate any material discussions, negotiations or filings with any Governmental Entity regarding any matter, except in the ordinary course of business consistent with past practice;

(xxv)	enter into, modify or terminate any Contract with respect to any of the foregoing; or

(xxvi)	authorize, agree, or otherwise commit, whether or not in writing, to do any of the foregoing.

4.2 Covenants of XR Regarding the Amalgamation

Subject to the terms of this Agreement, XR shall perform all obligations required to be performed by XR under this Agreement, co-operate with Red Eagle in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, XR shall:

(a)	use commercially reasonable efforts to assist Red Eagle in obtaining all Regulatory Approvals required in connection with this Agreement or any of the other transactions contemplated herein;

(b)	use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained from, and to deliver all notices required to be delivered to, other parties to any Material Contracts to which XR or any XR Subsidiaries are a party in connection with this Agreement, the Amalgamation or any of the other transactions contemplated herein;

(c)	use commercially reasonable efforts to comply promptly with all requirements imposed by applicable Law with respect to any other transactions contemplated herein;

(d)	not knowingly take any action, refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which is or could reasonably be expected to impede or delay the completion of the transactions contemplated under this Agreement except as specifically permitted by this Agreement;

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(e)	defend all lawsuits or other legal, regulatory or other proceedings against XR or the XR Subsidiaries challenging or affecting this Agreement or any of the other transactions contemplated hereby. XR shall also provide to Red Eagle’s legal counsel on a timely basis copies of any notice of appearance or other documents served on XR or the XR Subsidiaries in respect of such lawsuit or proceeding. In addition, XR will not object to legal counsel to Red Eagle seeking leave or standing to make such submissions in connection with such lawsuit or proceeding as such counsel considers appropriate, provided, however, that XR is advised of the nature of any submissions prior to any hearing and such submissions are consistent with the terms of this Agreement;

(f)	use commercially reasonable efforts to oppose, lift or rescind any injunction or restraining or other order or decree seeking to stop, or otherwise adversely affecting its ability to consummate any of transactions contemplated hereby; and

(g)	use commercially reasonable efforts to fulfil all conditions to closing contained in this Agreement that are within its power and satisfy all provisions of this Agreement and the Amalgamation applicable to XR.

4.3 Covenants of Red Eagle Parties Regarding the Conduct of Business

The Red Eagle Parties jointly and severally covenant and agree that, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except: (i) as required by applicable Law or by any Governmental Entity having jurisdiction; (ii) as XR consents to, such consent not to be unreasonably withheld, conditioned or delayed; or (iii) as is otherwise expressly permitted or specifically contemplated by this Agreement:

(a)	the business of Red Eagle shall be conducted only, and Red Eagle shall not take any action except, in the ordinary course of business consistent with past practice and Red Eagle shall use its commercially reasonable efforts to preserve and maintain intact its business organization, assets, Authorizations, employees, goodwill and business relationships;

(b)	Red Eagle shall promptly deliver written notice to XR of any circumstance or development that, to the knowledge of Red Eagle, is or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Red Eagle or a Red Eagle Subsidiary; and

(c)	neither Red Eagle nor a Red Eagle Subsidiary shall, directly or indirectly:

(i)	amend its articles, by-laws or other constating documents;

(ii)	declare, set aside or pay any dividend, return of capital or other distribution or payment (whether in cash, shares or property) on or in respect of its securities;

(iii)	split, divide, consolidate, combine, exchange or reclassify any of its equity securities or issue or authorize the issuance of any other securities in lieu of or in substitution for, any of its equity securities;

(iv)	issue, grant, sell or pledge or agree to issue, grant, sell or pledge any securities other than the issuance of Red Eagle Shares on the due conversion or exercise of any stock options or share purchase warrants of Red Eagle outstanding on the date hereof;

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(v)	redeem, purchase or otherwise acquire any of its outstanding securities, unless otherwise required by the terms of such securities;

(vi)	alter or amend the terms of any of its outstanding securities;

(vii)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Red Eagle or a Red Eagle Subsidiary;

(viii)	make any changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or by IFRS as advised by Red Eagle’s regular independent accountants, as the case may be;

(ix)	make any material Tax election or settle or compromise any material Tax liability;

(x)	reorganize, amalgamate or merge with any other Person;

(xi)	sell, pledge, lease, exclusively license, transfer, dispose of or encumber any material assets;

(xii)	acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof;

(xiii)	make any investment, either by the purchase of securities, contribution of capital, property transfer, or purchase of any property or asset, in any other Person, except in the ordinary course of business consistent with past practice;

(xiv)	incur, extend, renew, replace or repay before it is due any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans or advances;

(xv)	pay, settle, discharge or satisfy any material claim, liability, litigation, lawsuit, arbitration, proceeding or obligation other than the payment, discharge or satisfaction of liabilities in the ordinary course of business consistent with past practice;

(xvi)	waive, release, grant, transfer modify or amend any Authorization, claim or right of material value;

(xvii)	except in the ordinary course of business consistent with past practice, expend or commit to expend any amount, individually or in the aggregate, in excess of $20,000, except for amounts incurred pursuant to any agreement, Contract, lease or plan specifically disclosed in writing to XR or for legal, accounting, regulatory, TSX or related costs incurred in connection with the transactions contemplated by the Agreement;

(xviii)	enter into any contracts or other transactions with any officer or director of Red Eagle or Subco, or any holder of more than 5% of the outstanding Red Eagle Shares;

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(xix)	exercise any termination rights (other than related to the passage of time) with respect to any Material Contract;

(xx)	enter into or modify any Material Contract or series of contracts resulting in a new Material Contract or series of related new Material Contracts outside of the ordinary course of business consistent with past practice, that would alone or in the aggregate, be reasonably expected to have a Material Adverse Effect on Red Eagle or a Red Eagle Subsidiary;

(xxi)	(A) grant to any officer, director or employee of Red Eagle or a Red Eagle Subsidiary an increase in compensation in any form, (B) grant any general salary increase to any officer, director or employee of Red Eagle or a Red Eagle Subsidiary, (C) take any action with respect to the grant of any severance or termination pay to or enter into any employment agreement with any officer, director or employee of Red Eagle or a Red Eagle Subsidiary or (D) increase any benefits payable to any officer, director or employee of Red Eagle or a Red Eagle Subsidiary under its current severance or termination pay policies;

(xxii)	settle or compromise (A) any action, claim or proceeding brought against it that is or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Red Eagle or a Red Eagle Subsidiary; or (B) any action, claim or proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement;

(xxiii)	cause or allow the current insurance (or re-insurance) policies maintained by Red Eagle or the Red Eagle Subsidiaries to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(xxiv)	initiate any material discussions, negotiations or filings with any Governmental Entity regarding any matter (except in the ordinary course of business consistent with past practice);

(xxv)	enter into, modify or terminate any Contract with respect to any of the foregoing except; or

(xxvi)	authorize, agree, or otherwise commit, whether or not in writing, to do any of the foregoing.

4.4 Covenants of Red Eagle Parties Regarding the Amalgamation

Subject to the terms of this Agreement, Red Eagle and Subco shall perform all obligations required to be performed by Red Eagle and Subco, respectively, under this Agreement, co-operate with XR in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Red Eagle and Subco jointly and severally covenant and agree to:

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(a)	apply for and use commercially reasonable efforts to obtain all Regulatory Approvals relating to Red Eagle and Subco required in connection with this Agreement or any of the other transactions contemplated herein, and, in doing so, keep XR fully informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including providing XR promptly with copies of all related applications and notifications (other than with respect to confidential information contained in such applications and notifications), in a draft form prior to such applications and notifications being submitted, in order for XR to provide its reasonable comments thereon;

(b)	use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained from, and to deliver all notices required to be delivered to, other parties to any of their respective Material Contracts in connection with this Agreement, the Amalgamation or any of the other transactions contemplated herein;

(c)	use commercially reasonable efforts to comply promptly with all requirements imposed by applicable Law with respect to the Amalgamation and any other transactions contemplated herein;

(d)	not knowingly take any action, refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which is or could reasonably be expected to impede or delay the completion of the transactions contemplated under this Agreement except as specifically permitted by this Agreement;

(e)	defend all lawsuits or other legal, regulatory or other proceedings against Red Eagle or Subco challenging or affecting this Agreement or the consummation of the Amalgamation or any of the other transactions contemplated hereby. Red Eagle and Subco shall also provide to XR’s legal counsel on a timely basis copies of any notice of appearance or other documents served on Red Eagle or Subco in respect of such lawsuit or proceeding. In addition, neither Red Eagle nor Subco will object to legal counsel to XR seeking leave or standing to make such submissions in connection with such lawsuit or proceeding as such counsel considers appropriate, provided, however, that Red Eagle is advised of the nature of any submissions prior to any hearing and such submissions are consistent with the terms of this Agreement and the Amalgamation;

(f)	use commercially reasonable efforts to oppose, lift or rescind any injunction or restraining or other order or decree seeking to stop, or otherwise adversely affecting their respective ability to consummate, the Amalgamation or any of the other transactions contemplated hereby;

(g)	use commercially reasonable efforts to fulfil all conditions to closing contained in this Agreement that are within their respective powers and satisfy all provisions of this Agreement and the Amalgamation applicable to Red Eagle and Subco;

(h)	use commercially reasonable efforts to obtain conditional approval of the TSX to the Amalgamation and listing on the TSX of the Red Eagle Shares issuable pursuant to the Amalgamation, subject only to satisfaction by Red Eagle of customary listing conditions of the TSX; and

(i)	in the case of Red Eagle, pass a resolution, in its capacity as the sole shareholder of Subco, approving the Amalgamation and this Agreement, such resolution to be in form and substance satisfactory to XR acting reasonably.

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ARTICLES 5

NON-SOLICITATION

5.1 Non-Solicitation

For the purposes of this Articles 5 , references to “Party” or “Parties” are to Red Eagle and Subco, on the one hand, and to XR on the other.

(a)	On and after the date of this Agreement, neither Party shall, directly or indirectly, through any Representative or otherwise:

(i)	solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any other Person (including any of its officers or employees) relating to any Acquisition Proposal;

(ii)	provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make or complete any Acquisition Proposal;

(iii)	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to the other Party, the Red Eagle Board Approval or the XR Board Approval, as the case may be;

(iv)	approve or recommend or propose publicly to approve or recommend any Acquisition Proposal; or

(v)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal.

(b)	Each Party shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than the other Party) with respect to any potential Acquisition Proposal and, in connection therewith, will discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise) by any Person other than the other Party and shall as soon as possible request the return or destruction of all confidential information provided in connection therewith to the extent such information has not already been returned or destroyed. Neither Party shall release any third party from any confidentiality, non-solicitation or standstill agreement to which such third party is a party, or terminate, modify, amend or waive the terms thereof and each Party undertakes to enforce all standstill, non-disclosure, non-solicitation and similar covenants that it has entered into prior to the date hereof or entered into after the date hereof.

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(c)	From and after the date of this Agreement, each Party shall promptly provide notice to the other of any Acquisition Proposal or any proposal, inquiry or offer that could lead to an Acquisition Proposal or any amendments to the foregoing or any request for non-public information relating to it in connection with such an Acquisition Proposal or for access to its properties, books or records by any Person that informs it or any member of its Board that such other Person is considering making, or has made, an Acquisition Proposal. Such notice shall be made promptly (and in any event within 24 hours of such proposal, inquiry, offer or request), first orally and then in writing and shall indicate the identity of the Person making such proposal, inquiry or contact, all material terms thereof and such other details of the proposal, inquiry or contact then known to it, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing. Each Party shall keep the other Party promptly and fully informed of the status, including any change to the material terms, of any such Acquisition Proposal, offer, inquiry or request and will respond promptly to all inquiries by that other Party with respect thereto.

(d)	Each Party agrees that it will not accept, approve or enter into any agreement with any Person providing for or to facilitate any Acquisition Proposal, and each Party further agrees that it will not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to the other Party its approval or recommendation of the Amalgamation, nor accept, approve or recommend any Acquisition Proposal.

(e)	Nothing in this Agreement shall prevent a Party from responding through a directors’ circular or otherwise as required by applicable Securities Law to an Acquisition Proposal.

(f)	Each Party shall ensure that its officers, directors and employees and any investment bankers, legal advisors or other advisors or other Representatives retained by it in connection with the transactions contemplated by this Agreement are aware of the provisions of this Section 5.1 , and each Party shall be responsible for any breach of this Section 5.1 by its officers, directors, employees, investment bankers, legal advisors, or other Representatives.

5.2 Access to Information

Subject to applicable Law, upon reasonable notice, each Party shall afford the other Party’s Representatives and legal counsel access, during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to its properties, books, contracts and records as well as to its management personnel, and, during such period, it shall furnish promptly to the other Party all information concerning its business, properties and personnel as the other Party may reasonably request to, among other things, enable each Party to efficiently integrate the business and affairs of the other Party following the Effective Time and to assist it in obtaining the Regulatory Approvals prior thereto.

5.3 Privacy Matters

Each Party shall comply with applicable privacy Laws in the course of collecting, using and disclosing personal information about identifiable individuals in connection with the transactions contemplated hereby (the “Transaction Personal Information”). Neither Party shall disclose Transaction Personal Information originally collected by the other Party to any Person other than to its Representatives and legal counsel who are evaluating and advising on the transactions contemplated by this Agreement and, if required by Law, a Governmental Entity. If Red Eagle and Subco complete the transactions contemplated by this Agreement, neither Red Eagle nor Subco shall, following the Effective Date, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Law, use or disclose Transaction Personal Information originally collected:

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(a)	for purposes other than those for which such Transaction Personal Information was collected by the Party prior to the Effective Date; and

(b)	which does not relate directly to the carrying on of the business of Red Eagle or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented.

The Parties shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure and shall cause their Representatives and legal counsel to observe the terms of this Section 5.3 and to protect and safeguard all Transaction Personal Information in their possession. If this Agreement shall be terminated, each Party shall forthwith stop using the other Party’s Transaction Personal Information and promptly deliver to the other Party all Transaction Personal Information originally collected by such other Party in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof, except, unless prohibited by applicable Law, for electronic back-up copies made automatically in accordance with the usual back-up procedures of the Party (or its Representatives or legal counsel) returning such Transaction Personal Information.

ARTICLE 6

CONDITIONS

6.1 Mutual Conditions Precedent

The respective obligations of each of XR and the Red Eagle Parties to complete the Amalgamation and any transactions otherwise contemplated hereby will be subject to the fulfillment, or mutual waiver in writing by each of XR and Red Eagle, of each of the following conditions:

(a)	Red Eagle, as the sole shareholder of Subco, shall have approved the Amalgamation;

(b)	at the XR Meeting, the XR Shareholders’ Resolution shall have been approved by the requisite majority of XR Shareholders in accordance with the requirements of applicable Law;

(c)	Red Eagle shall continue to be a reporting issuer not in default of any requirement of Securities Laws in the Qualifying Jurisdictions;

(d)	the TSXV and the TSX shall have conditionally approved the Amalgamation and the other transactions contemplated by this Agreement under the rules and policies of the TSXV and the TSX, including the approval of the TSX for the listing of the Red Eagle Shares issuable pursuant to the Amalgamation (including Red Eagle Shares issuable on the exercise of the Replacement Options);

(e)	all other consents, orders, regulations and approvals, including regulatory and judicial approvals and others, necessary or desirable for the completion of the transactions provided for in this Agreement and the Amalgamation shall have been obtained or received from the Person or Governmental Authority having jurisdiction in the circumstances;

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(f)	no action, suit, proceeding, cease trade order or similar order shall be occurring, pending or threatened by any Governmental Entity or other Person against any Party or XR Subsidiary, which may have a Material Adverse Effect on such Party or XR Subsidiary or on the completion of the transactions contemplated herein;

(g)	no applicable Law or Authorization shall be in effect, which:

(i)	makes the consummation of the Amalgamation illegal or otherwise enjoins or prohibits the Amalgamation or any transactions otherwise contemplated hereby; or

(ii)	renders this Agreement unenforceable in any way or frustrates the purpose and intent hereof or thereof;

(h)	the Amalgamation Application to be filed with the Registrar in accordance with the Amalgamation, shall be in form and substance satisfactory to Red Eagle and XR, each acting reasonably; and

(i)	this Agreement shall not have been terminated in accordance with its terms.

6.2 Additional Conditions Precedent to the Obligations of Red Eagle

The obligations of Red Eagle to complete the transactions contemplated by this Agreement shall also be subject to the satisfaction, on or before the Effective Date, of each of the following conditions precedent (each of which is for the exclusive benefit of Red Eagle and may be waived by Red Eagle, and any one or more of which, if not satisfied or waived, will relieve Red Eagle of any obligation under this Agreement):

(a)	all covenants of XR under this Agreement to be performed on or before the Effective Date shall have been performed by XR in all material respects and Red Eagle shall have received a certificate of XR addressed to Red Eagle and dated the Effective Date, signed, without personal liability, on behalf of XR by two senior officers of XR, confirming the same as at the Effective Date;

(b)	all representations and warranties of XR under this Agreement shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result, or would not reasonably be expected to result, in a Material Adverse Change in respect of XR or a XR Subsidiary and would not, or would not reasonably be expected to, materially delay completion of the Amalgamation and the transactions otherwise contemplated hereby, and Red Eagle shall have received a certificate of XR addressed to Red Eagle and dated the Effective Date, signed, without personal liability, on behalf of XR by two senior officers of XR, confirming the same as at the Effective Date;

(c)	all consents, waivers, and approvals required to be obtained by XR or a XR Subsidiary from a counter-party to a Material Contract of XR or a XR Subsidiary required in connection with, or to permit the consummation of, the Amalgamation or any transaction otherwise contemplated hereby (other than consents, waivers and approvals, the failure of which to obtain would not have a Material Adverse Effect on XR or a XR Subsidiary or its ability to complete the Amalgamation), shall have been obtained on terms and conditions satisfactory to Red Eagle, acting reasonably;

29

(d)	Dissent Rights shall not have been exercised with respect to the Amalgamation by Dissenting Shareholders holding 5% or more of the outstanding XR Shares;

(e)	at the Effective Time of the Amalgamation, XR shall have no liabilities, whether accrued, absolute, contingent, or otherwise, whether arising out of transactions undertaken by XR prior to the Effective Time or any state of facts existing prior to the Effective Time, other than as set forth in the XR Financial Statements or otherwise disclosed in writing to Red Eagle;

(f)	each holder of an XR Option immediately prior to the Effective Time shall have entered into an Option Exchange Agreement;

(g)	since the date hereof, there shall not have occurred a Material Adverse Change to XR or a XR Subsidiary and Red Eagle shall have received a certificate of XR addressed to Red Eagle and dated the Effective Date, signed, without personal liability, on behalf of XR by two senior officers of XR, confirming the same as at the Effective Date.

Red Eagle may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by Red Eagle with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by Red Eagle in complying with its obligations hereunder.

6.3 Additional Conditions Precedent to the Obligations of XR

The obligations of XR to complete the transactions contemplated by this Agreement shall also be subject to the satisfaction, on or before the Effective Date, of each of the following conditions precedent (each of which is for the exclusive benefit of XR and may be waived by XR, and any one or more of which, if not satisfied or waived, will relieve XR of any obligation under this Agreement):

(a)	all covenants of the Red Eagle Parties under this Agreement to be performed on or before the Effective Date shall have been performed by the Red Eagle Parties in all material respects and XR shall have received a certificate of Red Eagle and Subco addressed to XR and dated the Effective Date, signed, without personal liability, on behalf of Red Eagle and Subco by two senior officers of Red Eagle and Subco, confirming the same as at the Effective Date;

(b)	all representations and warranties of the Red Eagle Parties under this Agreement shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result, or would not reasonably be expected to result, in a Material Adverse Change in respect of the Red Eagle Parties and would not, or would not reasonably be expected to, materially delay completion of the Amalgamation and the transactions otherwise contemplated hereby, and XR shall have received a certificate of Red Eagle and Subco addressed to XR and dated the Effective Date, signed, without personal liability, on behalf of Red Eagle and Subco by two senior officers of Red Eagle and Subco, confirming the same as at the Effective Date;

30

(c)	all consents, waivers and approvals required to be obtained by Red Eagle from a counter-party to a Material Contract of Red Eagle required in connection with, or to permit the consummation of, the Amalgamation or any transaction otherwise contemplated hereby (other than consents, waivers and approvals, the failure of which to obtain would not have a Material Adverse Effect on Red Eagle or its ability to complete the Amalgamation), shall have been obtained on terms and conditions satisfactory to XR, acting reasonably;

(d)	since the date hereof, there shall not have occurred a Material Adverse Change or a Material Adverse Effect to the Red Eagle Parties and XR shall have received a certificate of Red Eagle addressed to XR and dated the Effective Date, signed, without personal liability, on behalf of Red Eagle and Subco by two senior officers of Red Eagle, confirming the same as at the Effective Date;

(e)	there shall not be in force or threatened any order or decree of any Governmental Entity or other Person that has the effect of ceasing or restricting trading in the Red Eagle Shares;

(f)	the Red Eagle Shares issuable pursuant to the Amalgamation shall each be freely tradable (other than as a result of any control person restrictions which may arise by virtue of the ownership thereof) under applicable Canadian Law; and

(g)	at the Effective Time of the Amalgamation, Red Eagle shall have no liabilities, whether accrued, absolute, contingent, or otherwise, whether arising out of transactions undertaken by Red Eagle prior to the Effective Time or any state of facts existing prior to the Effective Time, other than as set forth in the Red Eagle Financial Statements or otherwise disclosed in writing to XR.

XR may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by XR with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by XR in complying with its obligations hereunder.

6.4 Notice and Cure Provisions

Each of Red Eagle and Subco, on the one hand, and XR on the other, will give prompt notice to the other of the occurrence, or failure to occur, at any time until the earlier of the Effective Time or the time that this Agreement is terminated in accordance with its terms, of any event or state of facts which occurrence or failure would, or would be likely to:

(a)	cause any of the representations or warranties of it or the other Party contained herein to be untrue or inaccurate in any material respect on the date hereof or on the Effective Date; or

(b)	result in the failure in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or the other Party prior to the Effective Date.

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Neither Red Eagle nor XR may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Sections 6.1, 6.2 and 6.3, or exercise any termination right arising therefrom, unless forthwith, and in any event prior to the Effective Time, Red Eagle (or Subco) or XR, as the case may be, has delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which Red Eagle or XR , as the case may be, are asserting as the basis for the non-fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that Red Eagle, Subco or XR, as the case may be, is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other may not terminate this Agreement as a result thereof until the expiration of a period of ten (10) calendar days from such notice. If such notice has been delivered prior to the date of the XR Meeting, such meeting shall, unless otherwise agreed by the Parties, be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated as a result of such cured matter.

6.5 Satisfaction of Conditions

The conditions precedent set out in Sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of the Parties, the Amalgamation Application is filed under Section 275 of the BCBCA to give effect to the Amalgamation.

ARTICLE 7

TERM, TERMINATION, AMENDMENT AND WAIVER

7.1 Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

7.2 Termination

(a)	This Agreement may be terminated at any time prior to the filing of the Amalgamation Application (notwithstanding any approval of the XR Shareholders’ Resolution):

(i)	by mutual written agreement of Red Eagle and XR;

(ii)	by either XR or Red Eagle, if:

(A)	the Effective Time shall not have occurred on or before the Termination Date, except that the right to terminate this Agreement under this Subsection 7.2(a)(ii)(A) shall not be available to any Party whose failure to perform any of its covenants or agreements or whose breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by the Termination Date;

(B)	after the date hereof, there shall be enacted or made any applicable Law that makes consummation of the Amalgamation illegal or otherwise prohibits or enjoins XR, Red Eagle or Subco from consummating the transactions contemplated by this Agreement and such applicable Law or enjoinment shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement shall have used its commercially reasonable efforts to have such applicable Law lifted or rescinded; or

(C)	approval of the XR Shareholders’ Resolution shall not have been obtained at the XR Meeting in accordance with this Agreement.

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(iii)	by XR, if:

(A)	prior to the Effective Time: (1) the Red Eagle Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to XR, or fails to publicly reaffirm the Red Eagle Board Approval within five Business Days after having been requested in writing by XR to do so (a “Red Eagle Change in Recommendation”); or (2) Red Eagle shall have breached Section 5.1 in any material respect; or

(B)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Red Eagle or Subco set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied, and such conditions are incapable of being satisfied by the Termination Date, as reasonably determined by XR; provided, however, that XR is not then in breach of this Agreement so as to cause any condition in Section 6.1 or Section 6.2 not to be satisfied;

(iv)	by Red Eagle, if:

(A)	prior to the Effective Time: (1) the XR Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Red Eagle, or fails to publicly reaffirm, the XR Board Approval within five Business Days (and in any case prior to the XR Meeting) after having been requested in writing by Red Eagle to do so (an “XR Change in Recommendation”); or (2) XR shall have breached Section 5.1 in any material respect; or

(B)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of XR set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied, and such conditions are incapable of being satisfied by the Termination Date as reasonably determined by Red Eagle; provided, however, that Red Eagle is not then in breach of this Agreement so as to cause any condition in Section 6.1 or Section 6.3 not to be satisfied.

(b)	The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Subsection 7.2(a)(i)) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(c)	For greater certainty, this Agreement may not be terminated unilaterally by Subco.

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7.3 Expenses

Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees, costs or expenses.

7.4 Amendment

Subject to the provisions of applicable Law, this Agreement may, at any time and from time to time, be amended by the Parties in writing without, further notice to or authorization on the part of XR Shareholders and any such amendment may without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; or

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

provided that no such amendment returns or materially adversely affects the considerations to be received by an XR Shareholder without approval by the affected shareholders given in the same manner as required for the approval of the Amalgamation.

7.5 Waiver

Either the Red Eagle Parties, on the one hand, or XR, on the other, may (a) extend the time for the performance of any of the obligations or acts of the other Party, (b) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfillment of any conditions to its own obligations contained herein, or (c) waive inaccuracies in any of the other Party’s representations or warranties contained herein or any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE 8

GENERAL PROVISIONS

8.1 Notices

All notices, consents, requests, demands, waivers and other communications hereunder will be deemed to have been duly given and made, if in writing and if served by personal delivery upon the Party for whom it is intended or delivered, or if sent by facsimile or electronic mail, upon receipt of confirmation that the transmission has been received, to the Person at the address set forth below, or any other address as may be designated in writing hereafter, in the same manner, by that Person:

34

(a)	if to Red Eagle or Subco:

Red Eagle Mining Corporation

Suite 2348 – 666 Burrard Street

Vancouver, British Columbia V6C 2X8

Attention: Ian Slater

Email: slater@redeaglemining.com

with a copy (which shall not constitute notice) to:

Farris, Vaughan, Wills & Murphy LLP

Suite 2500 – 700 West Georgia Street

Vancouver, British Columbia V7Y 1B3

Attention: Jay Sujir

Email: jsujir@farris.com

(b)	if to XR:

Red Eagle Exploration Limited

Suite 2348 – 666 Burrard Street,

Vancouver, British Columbia V6C 2X8

Attention: Ian Slater

Email: slater@redeaglemining.com

with a copy (which shall not constitute notice) to:

Farris, Vaughan, Wills & Murphy LLP

Suite 2500 – 700 West Georgia Street

Vancouver, British Columbia V7Y 1B3

Attention: Jay Sujir

Email: jsujir@farris.com

8.2 Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the reminder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated and the Parties hereto will negotiate in good faith to modify the Agreement to preserve each Party’s anticipated benefits under the Agreement.

8.3 Assignment

No Party may assign this Agreement or any of its rights hereunder without the prior written consent of the other Parties, which consent may be withheld without reason.

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8.4 Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and shall be treated in all respects as a British Columbia contract. Each Party hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia (and, if necessary, the Supreme Court of Canada) in respect of all matters arising under or in relation to this Agreement and agrees not to commence any action, suit or proceeding relating thereto except in such courts.

8.5 Binding Effect

This Agreement will be binding upon and will enure to the benefit of each of the Parties hereto and their respective successors and permitted assigns.

8.6 Investigation by Parties

No investigation pursuant to this Agreement or otherwise made by or on behalf of the Red Eagle Parties, on the one hand, or XR on the other, or any of their respective authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant by the other in or pursuant to this Agreement.

8.7 Amendments; Waivers

This Agreement may not be modified, amended, altered or supplemented except in the manner contemplated herein and upon the execution and delivery of a written agreement executed by each Party. No waiver of any nature, in any one or more instances, will be deemed or construed as a further or continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

8.8 Further Assurances

The Red Eagle Parties, on the one hand, and XR on the other, hereby agree that each will promptly furnish to the other any further documents and take or cause to be taken any further action as may reasonably be required in order to give effect to this Agreement. The Red Eagle Parties, on the one hand, and XR on the other, each agree to execute and deliver any instruments and documents as the other may reasonably require in order to carry out the intent of this Agreement.

8.9 Time of Essence

Time is of the essence of this Agreement.

8.10 No Liability

No director or officer of Red Eagle or Subco shall have any personal liability whatsoever to XR under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Red Eagle or Subco. No director or officer of XR shall have any personal liability whatsoever to Red Eagle or Subco under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of XR.

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8.11 Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile, .pdf (via electronic mail) or similar executed electronic copy of this Agreement, and such facsimile, .pdf (via electronic mail) or similar executed electronic copy shall be legally effective to create a valid and binding agreement among the Parties.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF the Parties have executed this Amalgamation Agreement as of the date first written above.

RED EAGLE MINING CORPORATION

Per:	“Jay Sujir”
Name: Jay Sujir Title: Director

1151419 B.C. LTD.

Per:	“Ian Slater”
Name: Ian Slater Title: Director

RED EAGLE EXPLORATION LIMITED

Per:	“Ian Slater”
Name: Ian Slater Title: Chairman, CEO and a Director

[Signature Page to the Amalgamation Agreement]

S-1

SCHEDULE “A”

REGULATORY APPROVALS

1.	The conditional approval of the TSX Venture Exchange in respect of the Amalgamation and related transactions on the part of XR.

2.	The approval of the Toronto Stock Exchange in respect of the listing of the Red Eagle Shares to be issued to the XR shareholders on the Amalgamation on the part of Red Eagle.

A-1

SCHEDULE “B”

REPRESENTATIONS AND WARRANTIES OF XR

Capitalized terms used in this Schedule “B” and not otherwise defined shall have the meanings ascribed to such terms in the Amalgamation Agreement made March 2, 2018 between Red Eagle Exploration Limited (“XR”), Red Eagle Mining Corporation (“Red Eagle”) and 1151419 B.C. Ltd. to which this Schedule “B” is appended.

(a)	Organization and Qualification. XR is a corporation existing under the Laws of its jurisdiction of incorporation or continuance and has all necessary corporate power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. XR:

(i)	has all Authorizations necessary to conduct its business substantially as now conducted, except where the failure to hold such Authorizations would not individually or in the aggregate have a Material Adverse Effect on XR; and

(ii)	is duly registered or otherwise authorized and qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary.

(b)	Authorized and Issued Capital. The authorized share capital of XR consists of an unlimited number of XR Common Shares and an unlimited number of preferred shares. As of the close of business on March 2, 2018, there are 389,840,768 issued and outstanding XR Common Shares, 19,655,000 XR Options, and 17,896,722 XR Warrants. As of the close of business on March 2, 2018, other than as disclosed in the preceding sentence, there are no options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by XR of any securities of XR, or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of XR. There are no outstanding bonds, debentures or other evidences of indebtedness of XR having the right to vote with the holders of the outstanding XR Shares on any matter. All outstanding XR Shares are validly issued, fully-paid and non-assessable shares in the capital of XR.

(c)	Corporate Authorization. The execution and delivery of, and performance by XR of, this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated by them have been, or prior to the Effective Date will be, duly authorized by all necessary corporate action on the part of the XR Board and, subject to obtaining approval of the XR Shareholders’ Resolution, no other corporate actions on the part of XR are necessary to authorize this Agreement or to complete the Amalgamation or any of the transactions otherwise contemplated hereby.

(d)	Execution and Binding Obligation. This Agreement and each of the Ancillary Agreements to which XR is a party has been, or prior to the Effective Date will be, duly executed and delivered by XR and constitutes a legal, valid and binding agreement of XR enforceable against it in accordance with its respective terms subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other applicable Laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

B-1

(e)	No Conflict. The execution and delivery of and performance by XR of its obligations under this Agreement and each of the Ancillary Agreements to which it is a party, the completion of the transactions contemplated by this Agreement, and the performance of its obligations thereunder, do not and will not:

(i)	constitute or result in a violation or breach of, or conflict with, any of the terms or provisions of its constating documents or those of any XR Subsidiary;

(ii)	require any consent or other action by any Person under, constitute or result in a breach or violation of, or conflict with or, with or without notice or lapse of time or both, allow any Person to exercise any rights under, any of the terms or provisions of any Contracts to which XR or an XR Subsidiary is a party or pursuant to which any of its assets or properties may be affected;

(iii)	result in a breach of, or cause the termination or revocation of, any Authorization held by XR or an XR Subsidiary necessary to the operation of the business of XR or an XR Subsidiary; or

(iv)	result in the violation of any applicable Law which would, individually or in the aggregate, have a Material Adverse Effect on XR or an XR Subsidiary.

(f)	Absence of Changes. Since September 30, 2017, other than in connection with the transactions contemplated in this Agreement, the business of XR and the XR Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been any event, occurrence, development or state of circumstances or facts that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on XR or an XR Subsidiary.

(g)	Required Authorizations. There is no requirement to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Entity as a condition to the lawful completion of the transactions contemplated by this Agreement, except the Regulatory Approvals.

(h)	XR Subsidiaries. Each of the XR Subsidiaries has been duly incorporated or organized and is validly existing under the laws of its jurisdiction or incorporation or organization, as applicable, has all the requisite power and authority to carry on its business as now conducted by it, to own, lease and operate its properties and assets and has all Authorizations necessary to conduct its business substantially as now conducted, except where the failure to hold such Authorizations would not individually or in the aggregate have a Material Adverse Effect. The XR Subsidiaries are the only subsidiaries of XR and XR beneficially owns and controls, directly or indirectly, all of the shares and interests in the XR Subsidiaries.

(i)	XR Records. The corporate records and minute books of XR have been maintained in accordance with all applicable Laws and are complete and accurate in all material respects. Financial books and records and accounts of XR: (i) have been maintained in accordance with good business practices on a basis consistent with prior years and past practice; and (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of XR.

(j)	Financial Statements. The XR Financial Statements were prepared in accordance with IFRS consistently applied (except as otherwise indicated in such financial statements and the notes thereto) and fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of XR and the XR Subsidiaries as of the dates thereof and for the periods indicated therein and reflect reserves required by IFRS in respect of all material contingent liabilities, if any, of XR and the XR Subsidiaries on a consolidated basis. There has been no material change in XR’s accounting policies, except as described in the notes to the XR Financial Statements.

B-2

(k)	Compliance with Laws. XR and the XR Subsidiaries have complied with all applicable Laws, orders, judgments and decrees other than any non-compliance which would, individually or in the aggregate, not have a Material Adverse Effect on XR or an XR Subsidiary.

(l)	Authorizations. No material Authorizations are held by XR or an XR Subsidiary other than as disclosed in writing to Red Eagle. To the knowledge of XR, each of such Authorizations is currently in good standing, is valid and subsisting, and XR or an XR Subsidiary is not in violation or breach of any of the terms or provisions of such Authorizations, except where it would not have a Material Adverse Effect on XR or an XR Subsidiary. In particular, without limiting the generality of the foregoing, XR or an XR Subsidiary has not received any compliance orders, citations, notices relating to non-compliance or alleged non-compliance, notice of proceedings relating to the revocation or adverse modification of any Authorizations, nor has any of them received notice of the revocation or cancellation of, or any intention to revoke or cancel, any Authorizations.

(m)	Securities Laws Matters. XR is a “reporting issuer” under applicable Securities Laws in each of the Reporting Jurisdictions, and is not in default of any material requirements of any applicable Securities Laws in such Reporting Jurisdictions or with the TSXV. The XR Shares are listed for trading on the TSXV. No delisting, suspension of trading in or cease trading order with respect to the XR Shares is pending or, to the knowledge of XR , threatened. The documents comprising the XR Disclosure Documents did not at the respective times they were filed with Securities Authorities, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. XR has timely filed with the Securities Authorities all material forms, reports, schedules, statements and other documents required to be filed by the Company with the Securities Authorities. XR has not filed any confidential material change report which at the date hereof remains confidential.

(n)	TSXV Policies. XR is in material compliance with all policies and requirements of the TSXV and has not carried on any business or activities except as permitted thereby.

(o)	Operational Matters. Except as would not reasonably be expected to have a Material Adverse Effect on XR or an XR Subsidiary:

(i)	all rentals, payments and obligations, royalties, overriding royalty interests, and other payments due or payable on or prior to the date hereof under or with respect to the direct or indirect assets of XR or an XR Subsidiary have been properly and timely paid; and

(ii)	all exploration and development activities conducted by XR or an XR Subsidiary have been conducted and operated in accordance with good industry practices and in compliance with all applicable Laws.

B-3

(p)	Absence of Undisclosed Liabilities. Except for legal and accounting costs incurred in connection with the transactions contemplated by the Agreement, or disclosed in the XR Disclosure Letter, XR or an XR Subsidiary has no liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise that exceed US$25,000, which:

(i)	are not set forth in the XR Financial Statements or have not heretofore been paid or discharged;

(ii)	did not arise under any agreement, Contract, lease or plan specifically disclosed in writing to XR; or

(iii)	have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the date of the XR Financial Statements.

(q)	Environmental. XR and the XR Subsidiaries:

(i)	are in compliance in all material respects with Environmental Laws;

(ii)	have operated their business at all times and have received, handled, used, stored, treated, shipped and disposed of all contaminants without violation of Environmental Laws in any material respect;

(iii)	know of no material claim or judicial or administrative proceeding which may affect XR or an XR Subsidiary or any of its properties or assets relating to or alleging any violation of Environmental Laws;

(iv)	holds all licences, permits and approvals required under Environmental Laws in connection with the operation of its business as presently conducted and the ownership and use of its assets, other than those which the failure to hold would not reasonably be expected to have a Material Adverse Effect on XR or an XR Subsidiary; and

(v)	nor any of their respective assets is the subject of any investigation, evaluation, audit or review not in the ordinary and regular course of business by any Governmental Entity to determine whether any violation of Environmental Laws has occurred or is occurring, and XR or an XR Subsidiary is not subject to any known environmental Liabilities.

(r)	Litigation. There is no claim, action, proceeding or investigation pending or in progress or, to the knowledge of XR, threatened against or relating to XR or an XR Subsidiary affecting any of its properties or assets before any Governmental Entity which individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect on XR or an XR Subsidiary.

(s)	Bankruptcy. XR and each XR Subsidiary is not insolvent within the meaning of applicable bankruptcy, insolvency or fraudulent conveyance laws. No act or proceeding has been taken by or against XR or an XR Subsidiary in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of XR or an XR Subsidiary nor, to the knowledge of XR, is any threatened or for the appointment of a trustee, receiver, manager or other administrator of XR or an XR Subsidiary or any of its properties or assets. XR or an XR Subsidiary has not sought protection under the Bankruptcy and Insolvency Act (Canada) or the Company Creditors Arrangement Act (Canada) or applicable bankruptcy legislation outside Canada.

B-4

(t)	Non-Arm's Length Transactions. There are no current contracts, commitments, agreements, arrangements or other transactions between XR or an XR Subsidiary, on the one hand, and any officer or director of XR or an XR Subsidiary or any associate of any officer or director, on the other except as disclosed in writing to Red Eagle.

(u)	Assets. XR and the XR Subsidiaries have good and marketable title to its assets free and clear of Encumbrances, adverse claims, orders and demands of any nature or kinds whatsoever recorded or unrecorded except as disclosed in writing to Red Eagle. Neither XR nor an XR Subsidiary own or have any interest in any asset, property or Contract not disclosed in the XR Financial Statements or otherwise disclosed in writing to Red Eagle.

(v)	Interest in Mineral Rights. XR and each of the XR Subsidiaries has good title, free and clear of any title defect or Encumbrances, to its properties (other than property as to which it is a lessee, in which case it has a valid leasehold interest), and to its exploration permits, mineral interests and rights (including any claims, concessions, exploration licences, exploitation licences, prospecting permits, royalty interests, mining leases and mining rights).

(w)	Real Property. XR and the XR Subsidiaries do not own any real property. Each of the leases, subleases, claims or other real property interests (collectively, the “Leases”) to which XR or an XR Subsidiary is a party or is bound, is legal, valid, binding, enforceable and in full force and effect in all material respects. All rental and other payments required to be paid by XR or an XR Subsidiary pursuant to any such Leases have been duly paid and no event has occurred which, upon the passing of time, the giving of notice, or both, would constitute a breach or default by any party under any of the Leases. The Leases shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Effective Date. XR or an XR Subsidiary has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or the leasehold property pursuant thereto, other than amendments in the ordinary course of business including any required to consummate the transactions contemplated herein.

(x)	Material Contracts. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) XR or an XR Subsidiary is not in breach of or default under the terms of any Material Contract, and (ii) as of the date hereof, to the knowledge of XR, no other party to any Material Contract is in breach of or default under the terms of any such Material Contract and (iii) each Material Contract is a valid and binding obligation of XR or an XR Subsidiary and is in full force and effect.

(y)	Insurance. XR and the XR Subsidiaries maintain policies of insurance in force as of the date hereof naming XR or an XR Subsidiary as an insured, in amounts and in respect of such risks as are normal and usual for companies of a similar size and industry and such policies are in full force and effect as of the date hereof.

(z)	Employment Agreements. Except as disclosed in writing to Red Eagle, none of XR or the XR Subsidiaries has any written employment contract or arrangement with its respective employees. XR and the XR Subsidiaries are in compliance with all terms and conditions of employment and all applicable Laws respecting employment, including pay equity, wages, hours of work, overtime, human rights and occupational health and safety, and there are no outstanding claims, complaints, investigations or orders under any such applicable Laws and to the knowledge of XR there is no basis for such claim.

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(aa)	Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to XR or the XR Subsidiaries:

(i)	XR and the XR Subsidiaries have duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Entity and has, in all material respects, completely and correctly reported all income and all other amounts or information required to be reported thereon.

(ii)	XR and the XR Subsidiaries have duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited or deemed to be paid or credited by it to or for the benefit or any person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by applicable Law to be remitted by it.

(iii)	XR and the XR Subsidiaries have duly and timely collected all amounts on account of any sales or transfer Taxes, including goods and services, harmonized sales and provincial and territorial taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by Law to be remitted to it.

(iv)	Other than actions in the ordinary course, there are no actions, suits, proceedings, investigations or claims threatened against XR or any XR Subsidiary in respect of Taxes, or any matters under discussion with any Governmental Entity relating to Taxes asserted by any such authority.

(v)	Neither XR nor any XR Subsidiary has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which: (A) to file any Tax Return covering any Taxes for which XR or any XR Subsidiary is or may be liable; (B) to file any elections, designations or similar filings relating to Taxes for which XR or any XR Subsidiary is or may be liable; (C) XR or any XR Subsidiary is required to pay or remit any Taxes or amounts on account of Taxes; or (D) any Governmental Entity may assess or collect Taxes for which XR or any XR Subsidiary is or may be liable.

(vi)	Other than ordinary course audits and claims, there are no proceedings, investigations audits or claims in progress or, to the knowledge of XR, pending or threatened against XR or any XR Subsidiary in respect of Taxes and there are no matters under discussion, auditor appeal with any Governmental Entity relating to Taxes.

(vii)	Neither XR nor any XR Subsidiary has acquired property from a non-arm’s length person, within the meaning of the Tax Act: (A) for consideration the value of which is less than the fair market value of the property; or (B) as a contribution of capital for which no shares were issued by the acquirer of the property.

(viii)	There are no Encumbrances for Taxes upon any properties or assets of XR or any XR Subsidiary (other than Encumbrances relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent consolidated balance sheet included in the XR Financial Statements).

(bb)	No Broker's Commission. Neither XR nor any XR Subsidiary has entered into any agreement that would entitle any Person to any valid claim against XR or an XR Subsidiary for a broker's commission, finder's fee or any like payment in respect of the Amalgamation or any other matter contemplated by this Agreement.

(cc)	Guarantees. Neither XR nor any XR Subsidiary is a party to or bound by or subject to any guarantee.

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SCHEDULE “C”

REPRESENTATIONS AND WARRANTIES OF RED EAGLE

Capitalized terms used in this Schedule “C” and not otherwise defined shall have the meanings ascribed to such terms in the Amalgamation Agreement made March 2, 2018 between Red Eagle Exploration Limited (“XR”), Red Eagle Mining Corporation (“Red Eagle”) and 1151419 B.C. Ltd. to which this Schedule “C” is appended.

(a)	Organization and Qualification of Red Eagle. Red Eagle is a corporation existing under the Laws of its jurisdiction of incorporation or continuance and has all necessary corporate power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. Red Eagle:

(i)	has all Authorizations necessary to conduct its business substantially as now conducted or as intended to be conducted as disclosed in the Red Eagle Disclosure Documents, except where the failure to hold such Authorizations would not individually or in the aggregate have a Material Adverse Effect on Red Eagle; and

(ii)	is duly registered or otherwise authorized and qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary.

(b)	Organization and Qualification of Subco. Subco is a corporation existing under the Laws of its jurisdiction of incorporation or continuance and has all necessary corporate power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted.

(c)	Authorized and Issued Capital of Red Eagle. The authorized share capital of Red Eagle consists of an unlimited number of Red Eagle Shares and an unlimited number of preferred shares. As of the close of business on March 2, 2018, there are 391,239,014 issued and outstanding Red Eagle Shares. As of the close of business on March 2, 2018, other than as disclosed in the Red Eagle Disclosure Documents and other than as contemplated in this Agreement, there are no options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by Red Eagle of any securities of Red Eagle, or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Red Eagle. There are no outstanding bonds, debentures or other evidences of indebtedness of Red Eagle having the right to vote with the holders of the outstanding Red Eagle Shares on any matter. All outstanding Red Eagle Shares are validly issued, fully-paid and non-assessable shares in the capital of Red Eagle.

(d)	Authorized and Issued Capital of Subco. The authorized share capital of Subco consists of an unlimited number of Subco Shares and an unlimited number of preferred shares. As of the close of business on March 2, 2018, there is one (1) issued and outstanding Subco Share, which is owned by Red Eagle. As of the close of business on March 2, 2018, there are no options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by Subco of any securities of Subco, or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Subco. All outstanding Subco Shares have been duly authorized and validly issued, are fully paid and non-assessable, and have been issued in compliance with applicable Law.

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(e)	Corporate Authorization of Red Eagle. The execution and delivery of, and performance by Red Eagle of, this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated by them have been, or prior to the Effective Date will be, duly authorized by all necessary corporate action on the part of the Red Eagle Board, and no other corporate actions on the part of Red Eagle are necessary to authorize this Agreement or to complete the Amalgamation or any of the transactions otherwise contemplated hereby. Except for the Regulatory Approvals, no consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by Red Eagle in connection with the execution and delivery of this Agreement, each of the Ancillary Agreements or the consummation of the Amalgamation.

(f)	Corporate Authorization of Subco. The execution and delivery of, and performance by Subco of, this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated by them have been, or prior to the Effective Date will be, duly authorized by all necessary corporate action on the part of the board of directors of Subco, and Red Eagle, in its capacity as sole shareholder of Subco, respectively, and no other corporate actions on the part of Subco or Red Eagle, in its capacity as sole shareholder of Subco, are necessary to authorize this Agreement or to complete the Amalgamation or any of the transactions otherwise contemplated hereby.

(g)	Execution and Binding Obligation – Red Eagle. This Agreement and each of the Ancillary Agreements to which Red Eagle is a party has been, or prior to the Effective Date will be, duly executed and delivered by Red Eagle and constitutes a legal, valid and binding agreement of Red Eagle enforceable against it in accordance with its respective terms subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other applicable Laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(h)	Execution and Binding Obligation - Subco. This Agreement and each of the Ancillary Agreements to which Subco is a party has been, or prior to the Effective Date will be, duly executed and delivered by Subco and constitutes a legal, valid and binding agreement of Subco enforceable against it in accordance with its respective terms subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other applicable Laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(i)	No Conflict – Red Eagle. The execution and delivery of and performance by Red Eagle of its obligations under this Agreement and each of the Ancillary Agreements to which it is a party, the completion of the transactions contemplated by this Agreement, and the performance of its obligations thereunder, do not and will not:

(i)	constitute or result in a violation or breach of, or conflict with, any of the terms or provisions of its constating documents or articles or those of any Red Eagle Subsidiary;

(ii)	require any consent or other action by any Person under, constitute or result in a breach or violation of, or conflict with or, with or without notice or lapse of time or both, allow any Person to exercise any rights under, any of the terms or provisions of any Contracts to which Red Eagle or a Red Eagle Subsidiary is a party or pursuant to which any of its assets or properties may be affected;

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(iii)	result in a breach of, or cause the termination or revocation of, any Authorization held by Red Eagle or a Red Eagle Subsidiary necessary to the operation of the business of Red Eagle or a Red Eagle Subsidiary; or

(iv)	result in the violation of any applicable Law which would, individually or in the aggregate, have a Material Adverse Effect on Red Eagle or a Red Eagle Subsidiary.

(j)	No Conflict - Subco. The execution and delivery of and performance by Subco of its obligations under this Agreement and each of the Ancillary Agreements to which it is a party, the completion of the transactions contemplated by this Agreement or the Amalgamation, and the performance of its obligations thereunder, do not and will not:

(i)	constitute or result in a violation or breach of, or conflict with, any of the terms or provisions of its constating documents or articles;

(ii)	require any consent or other action by any Person under, constitute or result in a breach or violation of, or conflict with or, with or without notice or lapse of time or both, allow any Person to exercise any rights under, any of the terms or provisions of any Contracts to which Subco is a party or pursuant to which any of its assets or properties may be affected;

(iii)	result in a breach of, or cause the termination or revocation of, any Authorization held by Red Eagle necessary to the operation of the business of Subco; or

(iv)	result in the violation of any applicable Law which would, individually or in the aggregate, have a Material Adverse Effect on Subco.

(k)	Absence of Changes. Since September 30, 2017, other than in connection with the transactions contemplated in this Agreement or as disclosed in the Red Eagle Disclosure Documents, the business of Red Eagle and the Red Eagle Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been any event, occurrence, development or state of circumstances or facts that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Red Eagle or a Red Eagle Subsidiary. Since September 30, 2017, neither Red Eagle nor Subco has entered into a transaction of a nature material other than as disclosed in the Red Eagle Disclosure Documents.

(l)	Required Authorizations. There is no requirement to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Entity as a condition to the lawful completion of the transactions contemplated by this Agreement, except the Regulatory Approvals.

(m)	Red Eagle Subsidiaries. Each of the Red Eagle Subsidiaries has been duly incorporated or organized and is validly existing under the laws of its jurisdiction or incorporation or organization, as applicable, has all the requisite power and authority to carry on its business as now conducted by it, to own, lease and operate its properties and assets and has all Authorizations necessary to conduct its business substantially as now conducted, except where the failure to hold such Authorizations would not individually or in the aggregate have a Material Adverse Effect. The Red Eagle Subsidiaries are the only subsidiaries of Red Eagle other than XR and Subco, and Red Eagle beneficially owns and controls, directly or indirectly, all of the shares and interests in the Red Eagle Subsidiaries.

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(n)	Securities Laws Matters. Red Eagle is a “reporting issuer” under applicable Securities Laws in each of the Reporting Jurisdictions, and is not in default of any material requirements of any applicable Securities Laws in such Reporting Jurisdictions or with the TSX. No delisting, suspension of trading in or cease trading order with respect to the Red Eagle Shares is pending or, to the knowledge of Red Eagle, threatened. The documents comprising the Red Eagle Disclosure Documents did not at the respective times they were filed with Securities Authorities, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. Red Eagle has timely filed with the Securities Authorities all material forms, reports, schedules, statements and other documents required to be filed by the Company with the Securities Authorities. Red Eagle has not filed any confidential material change report which at the date hereof remains confidential.

(o)	TSX Policies. Red Eagle is in material compliance with all policies and requirements of the TSX and has not carried on any business or activities except as permitted thereby.

(p)	Subsidiaries - Subco. Subco does not own any common shares or other securities of any Person.

(q)	Financial Statements. The Red Eagle Financial Statements were prepared in accordance with IFRS, consistently applied, and fairly present in all material respects the financial condition of Red Eagle on a consolidated basis at the respective dates indicated and the results of operations and cash flows of Red Eagle for the periods indicated therein and reflect reserves required by IFRS in respect of all material contingent liabilities, if any, of Red Eagle and the Red Eagle Subsidiaries on a consolidated basis. There has been no material change in Red Eagle’s accounting policies, except as described in the notes to the Red Eagle Financial Statements.

(r)	Share Issuance. Subject to applicable Canadian Securities Laws and the rules and policies of the TSX, Red Eagle has the full and lawful right and authority to issue Red Eagle Shares to the XR Shareholders, in connection with the Amalgamation, and upon issuance such shares will be validly issued as fully paid and non-assessable common shares in the capital of Red Eagle free and clear of all Encumbrances.

(s)	Red Eagle Records. The corporate records and minute books of Red Eagle and the Red Eagle Subsidiaries have been maintained in accordance with all applicable Laws and are complete and accurate in all material respects. Financial books and records and accounts of Red Eagle and the Red Eagle Subsidiaries: (i) have been maintained in accordance with good business practices on a basis consistent with prior years and past practice; (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of Red Eagle and the Red Eagle Subsidiaries; and (iii) accurately and fairly reflect the basis for the Red Eagle Financial Statements.

(t)	Subco Records. The corporate records and minute books of Subco have been maintained in accordance with all applicable Laws and are complete and accurate in all material respects.

(u)	Compliance with Laws – Red Eagle. Each of Red Eagle and the Red Eagle Subsidiaries has complied with all applicable Laws, orders, judgments and decrees other than any non-compliance which would, individually or in the aggregate, not have a Material Adverse Effect on Red Eagle and Subco or a Red Eagle Subsidiary.

(v)	Compliance with Laws - Subco. Subco has complied with all applicable Laws, orders, judgments and decrees other than any non-compliance which would, individually or in the aggregate, not have a Material Adverse Effect on Subco.

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(w)	Authorizations. No material Authorizations are held by Red Eagle or a Red Eagle Subsidiary other than as disclosed in the Red Eagle Disclosure Documents or in writing to XR. To the knowledge of Red Eagle, each of such Authorizations is currently in good standing, is valid and subsisting, and Red Eagle or a Red Eagle Subsidiary is not in violation or breach of any of the terms or provisions of such Authorizations, except where it would not have a Material Adverse Effect on Red Eagle or a Red Eagle Subsidiary. In particular, without limiting the generality of the foregoing, Red Eagle or a Red Eagle Subsidiary has not received any compliance orders, citations, notices relating to non-compliance or alleged non-compliance, notice of proceedings relating to the revocation or adverse modification of any Authorizations, nor has any of them received notice of the revocation or cancellation of, or any intention to revoke or cancel, any Authorizations.

(x)	Assets. Red Eagle and the Red Eagle Subsidiaries have good and marketable title to its assets free and clear of Encumbrances, adverse claims, orders and demands of any nature or kind whatsoever recorded or unrecorded except as disclosed in the Red Eagle Disclosure Documents or in writing to XR. Neither Red Eagle, Red Eagle Subsidiaries nor Subco own or have any interest in any asset, property or Contract not disclosed in the Red Eagle Financial Statements, the Red Eagle Disclosure Documents or otherwise disclosed in writing to XR.

(y)	Litigation. There is no claim, action, proceeding or investigation pending or in progress or, to the knowledge of Red Eagle, threatened against or relating to Red Eagle, a Red Eagle Subsidiary or Subco affecting any of their respective properties or assets before any Governmental Entity which individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect on Red Eagle, a Red Eagle Subsidiary or Subco.

(z)	Bankruptcy. Red Eagle and each Red Eagle Subsidiary and Subco is not insolvent within the meaning of applicable bankruptcy, insolvency or fraudulent conveyance laws. No act or proceeding has been taken by or against Red Eagle, a Red Eagle Subsidiary or Subco in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Red Eagle, a Red Eagle Subsidiary or Subco, nor, to the knowledge of Red Eagle, is any threatened, or for the appointment of a trustee, receiver, manager or other administrator of Red Eagle, a Red Eagle Subsidiary or Subco or any of their properties or assets. None of Red Eagle, a Red Eagle Subsidiary nor Subco has sought protection under the Bankruptcy and Insolvency Act (Canada) or the Company Creditors Arrangement Act (Canada) or applicable bankruptcy legislation outside Canada.

(aa)	Non-Arm's Length Transactions. Except as disclosed in the Red Eagle Disclosure Documents there are no current contracts, commitments, agreements, arrangements or other transactions between Red Eagle, a Red Eagle Subsidiary or Subco, on the one hand, and any officer or director of Red Eagle, a Red Eagle Subsidiary or Subco or any associate of any such officer or director, on the other.

(bb)	Material Contracts. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) Red Eagle, a Red Eagle Subsidiary or Subco is not in breach of or default under the terms of any Material Contract, (ii) as of the date hereof, to the knowledge of Red Eagle, no other party to any Material Contract is in breach of or default under the terms of any such Material Contract and (iii) each Material Contract is a valid and binding obligation of Red Eagle or a Red Eagle Subsidiary, as the case may be, and is in full force and effect.

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(cc)	Insurance. Red Eagle and the Red Eagle Subsidiaries maintain policies of insurance in force as of the date hereof in amounts and in respect of such risks as are normal and usual for companies of a similar size and industry and such policies are in full force and effect as of the date hereof.

(dd)	Employment Agreements. Except as disclosed in the Red Eagle Disclosure Documents none of Red Eagle, a Red Eagle Subsidiary nor Subco has any written employment contract or arrangement with its respective employees. Red Eagle and the Red Eagle Subsidiaries are in compliance with all terms and conditions of employment and all applicable Laws respecting employment, including pay equity, wages, hours of work, overtime, human rights and occupational health and safety, and there are no outstanding claims, complaints, investigations or orders under any such applicable Laws and to the knowledge of Red Eagle there is no basis for such claim.

(ee)	Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Red Eagle, a Red Eagle Subsidiary or Subco:

(i)	Red Eagle and the Red Eagle Subsidiaries and Subco have duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Entity and has, in all material respects, completely and correctly reported all income and all other amounts or information required to be reported thereon.

(ii)	Red Eagle and the Red Eagle Subsidiaries and Subco have duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited or deemed to be paid or credited by it to or for the benefit or any person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by applicable Law to be remitted by it.

(iii)	Red Eagle and the Red Eagle Subsidiaries and Subco have duly and timely collected all amounts on account of any sales or transfer Taxes, including goods and services, harmonized sales and provincial and territorial taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by Law to be remitted to it.

(iv)	Other than actions in the ordinary course, there are no actions, suits, proceedings, investigations or claims threatened against Red Eagle, the Red Eagle Subsidiaries or Subco in respect of Taxes, or any matters under discussion with any Governmental Entity relating to Taxes asserted by any such authority.

(v)	Neither Red Eagle, a Red Eagle Subsidiary nor Subco has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which: (A) to file any Tax Return covering any Taxes for which Red Eagle, a Red Eagle Subsidiary or Subco is or may be liable; (B) to file any elections, designations or similar filings relating to Taxes for which Red Eagle, a Red Eagle Subsidiary or Subco is or may be liable; (C) Red Eagle, or a Red Eagle Subsidiary or Subco is required to pay or remit any Taxes or amounts on account of Taxes; or (D) any Governmental Entity may assess or collect Taxes for which Red Eagle, a Red Eagle Subsidiary or Subco is or may be liable.

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(vi)	Other than ordinary course audits and claims, there are no proceedings, investigations audits or claims in progress or, to the knowledge of Red Eagle, pending or threatened against Red Eagle, a Red Eagle Subsidiary or Subco in respect of Taxes and there are no matters under discussion, auditor appeal with any Governmental Entity relating to Taxes.

(vii)	Neither Red Eagle, a Red Eagle Subsidiary nor Subco has acquired property from a non-arm’s length person, within the meaning of the Tax Act: (A) for consideration the value of which is less than the fair market value of the property; or (B) as a contribution of capital for which no shares were issued by the acquirer of the property.

(viii)	There are no Encumbrances for Taxes upon any properties or assets of Red Eagle, a Red Eagle Subsidiary or Subco (other than Encumbrances relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent consolidated balance sheet included in the Red Eagle Financial Statements).

(ff)	Operational Matters. Except as would not reasonably be expected to have a Material Adverse Effect on Red Eagle or a Red Eagle Subsidiary:

(i)	all rentals, payments and obligations, royalties, overriding royalty interests, and other payments due or payable on or prior to the date hereof under or with respect to the direct or indirect assets of Red Eagle or a Red Eagle Subsidiary have been properly and timely paid; and

(ii)	all exploration and development activities conducted by Red Eagle or a Red Eagle Subsidiary have been conducted and operated in accordance with good industry practices and in compliance with all applicable Laws.

(gg)	Absence of Undisclosed Liabilities. Except for legal, accounting, regulatory, TSX and related costs and expenses incurred in connection with the transactions contemplated by the Agreement, Red Eagle, the Red Eagle Subsidiaries and Subco have no liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise that exceed US$50,000, which:

(i)	are not set forth in the Red Eagle Financial Statements or have not heretofore been paid or discharged;

(ii)	did not arise in the regular and ordinary course of business under any agreement, Contract, lease or plan specifically disclosed in writing to XR; or

(iii)	have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the date of the Red Eagle Financial Statements.

(hh)	Environmental. Red Eagle and the Red Eagle Subsidiaries:

(i)	are in compliance in all material respects with Environmental Laws;

(ii)	have operated their business at all times and have received, handled, used, stored, treated, shipped and disposed of all contaminants without violation of Environmental Laws in any material respect;

(iii)	know of no material claim or judicial or administrative proceeding which may affect Red Eagle or Subco or any of its properties or assets relating to or alleging any violation of Environmental Laws;

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(iv)	hold all licences, permits and approvals required under Environmental Laws in connection with the operation of its business as presently conducted and the ownership and use of its assets, other than those which the failure to hold would not reasonably be expected to have a Material Adverse Effect on Red Eagle or a Red Eagle Subsidiary; and

(ii)	nor any of their respective assets is the subject of any investigation, evaluation, audit or review not in the ordinary and regular course of business by any Governmental Entity to determine whether any violation of Environmental Laws has occurred or is occurring, and Red Eagle or a Red Eagle Subsidiary are not subject to any known environmental Liabilities.

(jj)	No Broker's Commission. Neither Red Eagle nor any Red Eagle Subsidiary has entered into any agreement that would entitle any Person to any valid claim against Red Eagle or a Red Eagle Subsidiary for a broker's commission, finder's fee or any like payment in respect of the Amalgamation or any other matter contemplated by this Agreement.

(kk)	Guarantees. Except as disclosed in the Red Eagle Disclosure Documents, neither Red Eagle nor any Red Eagle Subsidiary is a party to or bound by or subject to any guarantee.

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SCHEDULE “D”

AMALGAMATION APPLICATION

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BRITISH COLUMBIA
The Best Place on Earth

Ministry of Finance
BC Registry Services

Mailing Address:
PO Box 9431 Stn Prov Govt
Victoria, BC V8W 9V3
Location:
2nd Floor - 940 Blanshard Street
Victoria BC
www.fin.gov.bc.ca/registries

AMALGAMATION APPLICATION

FORM 13 - BC COMPANY

Sections 275
Business Corporations Act

Telephone: 250 356-8626

DO NOT MAIL THIS FORM to the BC Registry Services unless you are instructed to do so by registry staff. The Regulation under the *Business Corporations Act* requires the electronic version of this form to be filed on the internet at www.corporateonline.gov.bc.ca

Freedom of Information and Protection of Privacy Act (FOIPPA): Personal information provided on this form is collected, used and disclosed under the authority of the *FOIPPA* and the *Business Corporations Act* for the purposes of assessment. Questions regarding the collection, use and disclosure of personal information can be directed to the Executive Coordinator of the BC Registry Services at 250 356-1198, PO Box 9431 Stn Prov Govt, Victoria BC V8W 9V3.

A. INITIAL INFORMATION – *When the amalgamation is complete, your company will be a BC limited company.*

What kind of company(ies) will be involved in the amalgamation?
(Check all applicable boxes.)

☑ BC company

☐ BC unlimited liability company

B. NAME OF COMPANY – *Choose **one** of the following:*

☐ The name ______________________________ is the name reserved for the amalgamated company.
The name reservation number is: ________________, *OR*

☐ The company is to be amalgamated with a name created by adding "B.C. Ltd." after the incorporation number, *OR*

☑ The amalgamated company is to adopt, as its name, the name of one of the amalgamating companies.

The name of the amalgamating company being adopted is:

Red Eagle Exploration Limited (Amalco)

The incorporation number of that company is: BC0894035

Please note: If you want the name of an amalgamating corporation that is a foreign corporation, you must obtain a name approval before completing this amalgamation application.

C. AMALGAMATION STATEMENT – *Please indicate the statement applicable to the amalgamation.*

☐ **With Court Approval:**
This amalgamation has been approved by the court and a copy of the entered court order approving the amalgamation has been obtained and has been deposited in the records office of each of the amalgamating companies.

OR

☑ **Without Court Approval:**
This amalgamation has been effected without court approval. A copy of all of the required affidavits under section 277(1) have been obtained and the affidavit obtained from each amalgamating company has been deposited in that company's records office.

Rev. 2007/12/18
FORM 13 – Leitch Systems Design Inc. – Approved March 14, 2008
Adapted and reprinted with permission of the Province of British Columbia – © 2008

Page 1

D. AMALGAMATION EFFECTIVE DATE – *Choose one of the following:*

☐ The amalgamation is to take effect at the time that this application is filed with the registrar.

☐ The amalgamation is to take effect at 12:01 a.m. Pacific Time on ________________ being a date that is not more than ten days after the date of the filing of this application.

☐ The amalgamation is to take effect at ________ ☐ a.m. or ☐ p.m. Pacific Time on ________ being a date and time that is not more than ten days after the date of the filing of this application.

E. AMALGAMATING CORPORATIONS

Enter the name of each amalgamating corporation below. For each company, enter the incorporation number. If the amalgamating corporation is a foreign corporation, enter the foreign corporation's jurisdiction and if registered in BC as an extraprovincial company, enter the extraprovincial company's registration number. Attach an additional sheet if more space is required.

NAME OF AMALGAMATING CORPORATION	BC INCORPORATION NUMBER, OR EXTRAPROVINCIAL REGISTRATION NUMBER IN BC	FOREIGN CORPORATION'S JURISDICTION
1. Red Eagle Exploration Limited	BC0894035	
2. 1151419 B.C. Ltd.	BC1151419	
3.		
4.		
5.		

F. FORMALITIES TO AMALGAMATION

If any amalgamating corporation is a foreign corporation, section 275 (1)(b) requires an authorization for the amalgamation from the foreign corporation's jurisdiction to be filed.

☐ This is to confirm that each authorization for the amalgamation required under section 275(1)(b) is being submitted for filing concurrently with this application.

G. CERTIFIED CORRECT – I have read this form and found it to be correct.

This form must be signed by an authorized signing authority for each of the amalgamating companies as set out in Item E.

NAME OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	DATE SIGNED (YYYY / MM / DD)
1. **(Red Eagle Exploration Limited)**	X	
2. **Ian Slater (1151419 B.C. Ltd.)**	X	
3.	X	

Rev. 2007/12/18
FORM 13 – Leitch Systems Design Inc. – Approved March 14, 2008
Adapted and reprinted with permission of the Province of British Columbia – © 2008
Page 2

NOTICE OF ARTICLES

A. NAME OF COMPANY

Set out the name of the company as set out in Item B of the Amalgamation Application.

Red Eagle Exploration Limited (Amalco)

B. TRANSLATION OF COMPANY NAME

Set out every translation of the company name that the company intends to use outside of Canada.

C. DIRECTOR NAME(S) AND ADDRESS(ES)

Set out the full name, delivery address and mailing address (if different) of every director of the company. The director may select to provide either (a) the delivery address and, if different, the mailing address for the office at which the individual can usually be served with records between 9 a.m. and 4 p.m. on business days or (b) the delivery address and, if different, the mailing address of the individual's residence. The delivery address must not be a post office box. Attach an additional sheet if more space is required.

LAST NAME FIRST NAME MIDDLE NAME	DELIVERY ADDRESS INCLUDING PROVINCE/STATE, COUNTRY AND POSTAL/ZIP CODE	MAILING ADDRESS INCLUDING PROVINCE/STATE, COUNTRY AND POSTAL/ZIP CODE
Slater, Ian	2348 – 666 Burrard Vancouver, BC V6C 2X8	2348 – 666 Burrard Vancouver, BC V6C 2X8

D. REGISTERED OFFICE ADDRESSES

DELIVERY ADDRESS OF THE COMPANY'S REGISTERED OFFICE (INCLUDING BC and POSTAL CODE)

MAILING ADDRESS OF THE COMPANY'S REGISTERED OFFICE (INCLUDING BC and POSTAL CODE)

E. RECORDS OFFICE ADDRESSES

DELIVERY ADDRESS OF THE COMPANY'S RECORDS OFFICE (INCLUDING BC and POSTAL CODE)

MAILING ADDRESS OF THE COMPANY'S RECORDS OFFICE (INCLUDING BC and POSTAL CODE)

F. AUTHORIZED SHARE STRUCTURE

	Maximum number of shares of this class or series of shares that the company is authorized to issue, or indicate there is no maximum number	Kind of shares of this class or series of shares		Are there special rights or restrictions attached to the shares of this class or series of shares?
Identifying name of class or series of shares	MAXIMUM NUMBER OF SHARES AUTHORIZED OR NO MAXIMUM NUMBER	PAR VALUE OR WITHOUT PAR VALUE	TYPE OF CURRENCY	YES/NO
Common	no maximum number	without par value	n/a	No
Preferred	no maximum number	without par value	n/a	Yes

Rev. 2007/12/18
FORM 13 – Leitch Systems Design Inc. – Approved March 14, 2008
Adapted and reprinted with permission of the Province of British Columbia – © 2008
NOA Page 1

SCHEDULE “E”

ARTICLES OF AMALCO

E-1

Amalgamation Number: ____________

RED EAGLE EXPLORATION LIMITED

(the “Company”)

The Company has as its articles the following articles.

Full name and signature of each incorporator	Date of signing

Signature

Print Name

RED EAGLE EXPLORATION LIMITED

(the “Company”)

ARTICLES

1.	INTERPRETATION		1
	1.1	Definitions	1
	1.2	Business Corporations Act and Interpretation Act Definitions Applicable	1
	1.3	Conflicts Between Articles and the Business Corporations Act	1
2.	SHARES AND SHARE CERTIFICATES		1
	2.1	Authorized Share Structure	1
	2.2	Form of Share Certificate	3
	2.3	Shareholder Entitled to Share Certificate or Acknowledgement	3
	2.4	Delivery by Mail	3
	2.5	Replacement of Worn Out or Defaced Share Certificate or Acknowledgement	3
	2.6	Replacement of Lost, Stolen or Destroyed Share Certificate or Acknowledgement	4
	2.7	Splitting Share Certificates	4
	2.8	Share Certificate Fee	4
	2.9	Recognition of Trusts	4
3.	ISSUE OF SHARES		4
	3.1	Directors Authorized	4
	3.2	Commissions and Discounts	4
	3.3	Brokerage	5
	3.4	Conditions of Issue	5
	3.5	Share Purchase Warrants and Rights	5
4.	SECURITIES REGISTERS		5
	4.1	Central Securities Register	5
	4.2	Closing Register	5
5.	SHARE TRANSFERS		5
	5.1	Registering Transfers	5
	5.2	Transferor Remains Shareholder	6
	5.3	Signing of Instrument of Transfer	6
	5.4	Enquiry as to Title Not Required	6
	5.5	Transfer Fee	6
6.	TRANSMISSION OF SHARES		6
	6.1	Legal Personal Representative Recognized on Death	6
	6.2	Rights of Legal Personal Representative	6
7.		PURCHASE OR REDEMPTION OF SHARES	7
	7.1	Company Authorized to Purchase or Redeem Shares	7
	7.2	Purchase or Redemption When Insolvent	7
	7.3	Sale and Voting of Purchased Shares	7
8.	BORROWING POWERS		7
9.	ALTERATIONS		7
	9.1	Alteration of Authorized Share Structure	7
	9.2	Change of Name	8
	9.3	Other Alterations	8
10.	MEETINGS OF SHAREHOLDERS		8
	10.1	Annual General Meetings	8
	10.2	Resolution Instead of Annual General Meeting	8
	10.3	Calling of Meetings of Shareholders	8
	10.4	Location of Meeting	9

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	10.5	Notice for Meetings of Shareholders	9
	10.6	Record Date for Notice	9
	10.7	Record Date for Voting	9
	10.8	Class Meetings and Series Meetings of Shareholders	9
	10.9	Failure to Give Notice and Waiver of Notice	9
11.	PROCEEDINGS AT MEETINGS OF SHAREHOLDERS		10
	11.1	Special Business	10
	11.2	Special Majority	10
	11.3	Quorum	10
	11.4	One Shareholder May Constitute Quorum	10
	11.5	Other Persons May Attend	10
	11.6	Requirement of Quorum	11
	11.7	Lack of Quorum	11
	11.8	Lack of Quorum at Succeeding Meeting	11
	11.9	Chair	11
	11.10	Selection of Alternate Chair	11
	11.11	Adjournments	11
	11.12	Notice of Adjourned Meeting	12
	11.13	Decisions by Show of Hands or Poll	12
	11.14	Declaration of Result	12
	11.15	Motion Need Not be Seconded	12
	11.16	Casting Vote	12
	11.17	Manner of Taking Poll	12
	11.18	Demand for Poll on Adjournment	12
	11.19	Chair Must Resolve Dispute	13
	11.20	Casting of Votes	13
	11.21	Demand for Poll	13
	11.22	Demand for Poll Not to Prevent Continuance of Meeting	13
	11.23	Retention of Ballots and Proxies	13
12.	VOTES OF SHAREHOLDERS		13
	12.1	Number of Votes by Shareholder or by Shares	13
	12.2	Votes of Persons in Representative Capacity	13
	12.3	Votes by Joint Holders	13
	12.4	Legal Personal Representatives as Joint Shareholders	14
	12.5	Representative of a Corporate Shareholder	14
	12.6	Proxy Provisions Do Not Apply to All Companies	14
	12.7	Appointment of Proxy Holders	14
	12.8	Alternate Proxy Holders	14
	12.9	Form of Proxy	15
	12.10	Deposit of Proxy	15
	12.11	Revocation of Proxy	15
	12.12	Revocation of Proxy Must Be Signed	15
	12.13	Production of Evidence of Authority to Vote	16
13.	DIRECTORS		16
	13.1	First Directors; Number of Directors	16
	13.2	Change in Number of Directors	16
	13.3	Directors' Acts Valid Despite Vacancy	16
	13.4	Qualifications of Directors	17
	13.5	Remuneration of Directors	17
	13.6	Reimbursement of Expenses of Directors	17
	13.7	Special Remuneration for Directors	17
	13.8	Gratuity, Pension or Allowance on Retirement of Director	17
14.	ELECTION AND REMOVAL OF DIRECTORS		17
	14.1	Election at Annual General Meeting	17
	14.2	Consent to be a Director	17
	14.3	Failure to Elect or Appoint Directors	18

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	14.4	Places of Retiring Directors Not Filled	18
	14.5	Directors May Fill Casual Vacancies,	18
	14.6	Remaining Directors Power to Act	18
	14.7	Shareholders May Fill Vacancies	18
	14.8	Additional Directors	18
	14.9	Ceasing to be a Director	19
	14.10	Removal of Director by Shareholders	19
	14.11	Removal of Director by Directors	19
15.	POWERS AND DUTIES OF DIRECTORS		19
	15.1	Powers of Management	19
	15.2	Appointment of Attorney of Company	19
16.	DISCLOSURE OF INTEREST OF DIRECTORS		20
	16.1	Obligation to Account for Profits	20
	16.2	Restrictions on Voting by Reason of Interest	20
	16.3	Interested Director Counted in Quorum	20
	16.4	Disclosure of Conflict of Interest or Property	20
	16.5	Director Holding Other Office in the Company	20
	16.6	No Disqualification	20
	16.7	Professional Services by Director or Officer	20
	16.8	Director or Officer in Other Corporations	21
17.	PROCEEDINGS OF DIRECTORS		21
	17.1	Meetings of Directors	21
	17.2	Voting at Meetings	21
	17.3	Chair of Meetings	21
	17.4	Meetings by Telephone or Other Communications Medium	21
	17.5	Calling of Meetings	21
	17.6	Notice of Meetings,	22
	17.7	When Notice Not Required	22
	17.8	Meeting Valid Despite Failure to Give Notice	22
	17.9	Waiver of Notice of Meetings	22
	17.10	Quorum	22
	17.11	Validity of Acts Where Appointment Defective	22
	17.12	Consent Resolutions in Writing	22
18.	EXECUTIVE AND OTHER COMMITTEES		23
	18.1	Appointment and Powers of Executive Committee	23
	18.2	Appointment and Powers of Other Committees	23
	18.3	Obligations of Committees	23
	18.4	Powers of Board	23
	18.5	Committee Meetings	24
19.	OFFICERS		24
	19.1	Directors May Appoint Officers	24
	19.2	Functions, Duties and Powers of Officers	24
	19.3	Qualifications	24
	19.4	Remuneration and Terms of Appointment	24
20.	INDEMNIFICATION		25
	20.1	Definitions	25
	20.2	Mandatory Indemnification of Directors and Former Directors	25
	20.3	Indemnification of Other Persons	25
	20.4	Non-Compliance with Business Corporations Act	25
	20.5	Company May Purchase Insurance	25
21.	DIVIDENDS		26
	21.1	Payment of Dividends Subject to Special Rights	26
	21.2	Declaration of Dividends	26
	21.3	No Notice Required	26
	21.4	Record Date	26
	21.5	Manner of Paying Dividend	26

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	21.6	Settlement of Difficulties	26
	21.7	When Dividend Payable	26
	21.8	Dividends to be Paid in Accordance with Number of Shares	26
	21.9	Receipt by Joint Shareholders	27
	21.10	Dividend Bears No Interest	27
	21.11	Fractional Dividends	27
	21.12	Payment of Dividends	27
	21.13	Capitalization of Surplus	27
22.	DOCUMENTS, RECORDS AND REPORTS		27
	22.1	Recording of Financial Affairs	27
	22.2	Inspection of Accounting Records	27
23.	NOTICES		27
	23.1	Method of Giving Notice	27
	23.2	Deemed Receipt of Mailing	28
	23.3	Certificate of Sending	28
	23.4	Notice to Joint Shareholders	28
	23.5	Notice to Trustees	28
24.	SEAL		29
	24.1	Who May Attest Seal	29
	24.2	Sealing Copies	29
	24.3	Mechanical Reproduction of Seal	29
25.	PROHIBITIONS		29
	25.1	Definitions	29
	25.2	Application	30
	25.3	Consent Required for Transfer of Shares or Designated Securities	30
26.	ADVANCE NOTICE PROVISIONS		30
	26.1	Nomination of Directors	30
	26.2	Application	32

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RED EAGLE EXPLORATION LIMITED

(the "Company")

The following numbering is done with the Alt NB numbering macro. There are 6 levels (Heading 1 to Heading 6 styles); shortcut keys Ctrl Alt 1 to Ctrl Alt 6.

1. INTERPRETATION

1.1 Definitions

In these Articles, unless the context otherwise requires:

(1)	“board of directors”, “directors” and “board” mean the directors or sole director of the Company, as the case may be;

(2)	“Business Corporations Act” means the Business Corporations Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(3)	“Interpretation Act” means the Interpretation Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(4)	“legal personal representative” means the personal or other legal representative of a shareholder, and includes a trustee in bankruptcy of the shareholder;

(5)	“registered address” of a shareholder means that shareholder’s address as recorded in the central securities register; and

(6)	“seal” means the seal of the Company, if any.

1.2 Business Corporations Act and Interpretation Act Definitions Applicable

The definitions in the Business Corporations Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if these Articles were an enactment. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles.

1.3 Conflicts Between Articles and the Business Corporations Act

If there is a conflict or inconsistency between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

2. SHARES AND SHARE CERTIFICATES

2.1 Authorized Share Structure

The authorized share structure of the Company is as follows:

(1)	An unlimited number of common shares (the “Common Shares”), without nominal or par value, having attached thereto the rights, privileges, restrictions and conditions as set forth below:

(a)	The holders of the Common Shares shall be entitled to receive notice of and to vote at every meeting of the shareholders of the Company and shall have one vote thereat for each Common Share so held;

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(b)	Subject to the rights, privileges, restrictions and conditions attached to the Preferred Shares of the Company, the Board of Directors may from time-to-time declare a dividend, and the Company shall pay thereon out of the monies of the Company properly applicable to the payment of the dividends to the holders of Common Shares. For the purpose hereof, the holders of Common Shares receive dividends as shall be determined from time-to-time by the Board of Directors whose determination shall be conclusive and binding upon the Company and the holders of Common Shares; and

(c)	Subject to the rights, privileges, restrictions and conditions attached to the Preferred Shares of the Company, in the event of liquidation, dissolution or winding-up of the Company or upon any distribution of the assets of the Company among shareholders being made (other than by way of dividend out of the monies properly applicable to the payment of dividends) the holders of Common Shares shall be entitled to share equally.

(2)	An unlimited number of Preferred Shares, without nominal or par value, having attached thereto the rights, privileges, restrictions and conditions as set forth below:

(a)	The Board of Directors of the Company may from time-to-time issue the Preferred Shares in one or more series, each series to consist of such numbers of shares as may before issuance thereof be determined by the Board of Directors;

(b)	The Board of Directors of the Company may by resolution alter the Articles of the Company (subject as hereinafter provided) to create any series of Preferred Shares and to fix before issuance, the designation, rights, privileges, restrictions and conditions to attach to the Preferred Shares of each series, including, without limiting the generality of the foregoing, the rate, form, entitlement and payment of preferential dividends, the dates and place to payment thereof, the redemption price, terms, procedures and conditions of redemption, if any, voting rights and conversion rights (if any) and any sinking fund, purchase fund or other provisions attaching to the Preferred Shares of such series; and provided, however, that no shares of any series shall be issued until the Company has filed an alteration to the Notice of Articles with the Registrar of Companies, or such designated person in any other jurisdiction in which the Company may be continued.

(c)	If any cumulative dividends or amounts payable on return of capital in respect of a series of shares are not paid in full the shares of all series shall participate rateably in respect of accumulated dividends and return of capital;

(d)	The Preferred Shares shall be entitled to preference over the Common Shares of the Company and any other shares of the Company ranking junior to the Preferred Shares with respect to the payment of dividends, if any, and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs, and may also be given such other preferences over the Common Shares and any other shares of the Company ranking junior to the Preferred Shares as may be fixed by the resolution of the board of Directors of the Company as to the respective series authorized to be issued;

(e)	The Preferred Shares of each series shall rank on a parity with the Preferred Shares of every other series with respect to priority and payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, exclusive of any conversion rights that may affect the aforesaid;

(f)	No dividends shall at any time be declared or paid on or set apart for payment on any shares of the Company ranking junior to the Preferred Shares unless all dividends, if any, up to and including the dividend payable for the last completed period for which such dividend shall be payable on each series of the Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such declaration or payment or setting apart for payment on such shares of the Company ranking junior to the Preferred Shares nor shall the Company call for redemption or redeem or purchase for cancellation or reduce or otherwise pay off any of the Preferred Shares (less than the total amount then outstanding) or any shares of the Company ranking junior to the Preferred Shares unless all dividends up to and including the dividend payable on each series of the Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such call for redemption, purchase, reduction or other payment;

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(g)	Preferred Shares of any series may be purchased for cancellation or made subject to redemption by the Company out of capital pursuant to the provisions of the Business Corporations Act, if the Board of Directors so provide in the resolution of the Board of Directors of the Company relating to the issuance of such Preferred Shares, and upon such other terms and conditions as may be specified in the designations, rights, privileges, restrictions and conditions attaching to the Preferred Shares of each such series as set forth in the said Resolution of the Board of Directors and Articles of Amendment of the Company relating to the issuance of such series;

(h)	The holders of the Preferred Shares shall not, as such, be entitled as of right to subscribe for or purchase or receive any part of any issue of shares or bonds, debentures or other securities of the Company now or hereafter authorized; and

(i)	No class of shares may be created or rights and privileges increased to rank in parity or priority with the Preferred Shares with regard to the rights and privileges therof and without limiting the generality of the foregoing, capital and dividends, without the approval of the holders of the Preferred Shares.

2.2 Form of Share Certificate

Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3 Shareholder Entitled to Share Certificate or Acknowledgement

Each shareholder is entitled, without charge, to (a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name or (b) a non-transferable written acknowledgement of the shareholder’s right to obtain such a share certificate, provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate or acknowledgement, and delivery of a share certificate or acknowledgement, for a share to one of several joint shareholders or to one of the shareholders’ duly authorized agents will be sufficient delivery to all.

2.4 Delivery by Mail

Any share certificate or non-transferable written acknowledgement of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate or acknowledgement is lost in the mail or stolen.

2.5 Replacement of Worn Out or Defaced Share Certificate or Acknowledgement

If the directors are satisfied that a share certificate or a non-transferable written acknowledgement of a shareholder’s right to obtain a share certificate is worn out or defaced, the directors must, on production to them of the share certificate or acknowledgement, as the case may be, and on such other terms, if any, the directors think fit:

- 3 -

(1)	order the share certificate or acknowledgement, as the case may be, to be cancelled; and

(2)	issue a replacement share certificate or acknowledgement, as the case may be.

2.6 Replacement of Lost, Stolen or Destroyed Share Certificate or Acknowledgement

If a share certificate or a non-transferable written acknowledgement of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgement, as the case may be, must be issued to the person entitled to that share certificate or acknowledgement, as the case may be, if the directors receive:

(1)	proof satisfactory to the directors that the share certificate or acknowledgement is lost, stolen or destroyed; and

(2)	any indemnity the directors consider adequate.

2.7 Splitting Share Certificates

If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

2.8 Share Certificate Fee

There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.9 Recognition of Trusts

Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

3. ISSUE OF SHARES

3.1 Directors Authorized

Subject to the Business Corporations Act and rights of the holders of issued shares of the Company, the Company may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2 Commissions and Discounts

The Company may at any time, pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

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3.3 Brokerage

The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4 Conditions of Issue

Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(1)	consideration is provided to the Company for the issue of the share by one or more of the following:

(a)	past services performed for the Company;

(b)	property;

(c)	money; and

(2)	the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5 Share Purchase Warrants and Rights

Subject to the Business Corporations Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

4. SECURITIES REGISTERS

4.1 Central Securities Register

As required by and subject to the Business Corporations Act, the Company must maintain in British Columbia a central securities register. The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.2 Closing Register

The Company must not at any time close its central securities register.

5. SHARE TRANSFERS

5.1 Registering Transfers

A transfer of a share of the Company must not be registered unless:

(1)	a duly signed instrument of transfer in respect of the share has been received by the Company;

(2)	if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company; and

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(3)	if a non-transferable written acknowledgement of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgement has been surrendered to the Company.

5.2 Transferor Remains Shareholder

Except to the extent that the Business Corporations Act otherwise provides, a transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.3 Signing of Instrument of Transfer

If a shareholder, or his or her duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgements deposited with the instrument of transfer:

(1)	in the name of the person named as transferee in that instrument of transfer; or

(2)	if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

5.4 Enquiry as to Title Not Required

Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgement of a right to obtain a share certificate for such shares.

5.5 Transfer Fee

There must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

6. TRANSMISSION OF SHARES

6.1 Legal Personal Representative Recognized on Death

In case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2 Rights of Legal Personal Representative

The legal personal representative of a shareholder has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

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7. PURCHASE OR REDEMPTION OF SHARES

7.1 Company Authorized to Purchase or Redeem Shares

Subject to Article 7.2, the special rights and restrictions attached to the shares of any class or series and the Business Corporations Act, the Company may, if authorized by the directors, purchase, redeem or otherwise acquire any of its shares at the price and upon the terms specified in such resolution.

7.2 Purchase or Redemption When Insolvent

The Company must not make a payment or provide any other consideration to purchase, redeem or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(1)	the Company is insolvent; or

(2)	making the payment or providing the consideration would render the Company insolvent.

7.3 Sale and Voting of Purchased Shares

If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(1)	is not entitled to vote the share at a meeting of its shareholders;

(2)	must not pay a dividend in respect of the share; and

(3)	must not make any other distribution in respect of the share.

8. BORROWING POWERS

The Company, if authorized by the directors, may:

(1)	borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that the directors consider appropriate;

(2)	issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as the directors consider appropriate;

(3)	guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(4)	mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

9. ALTERATIONS

9.1 Alteration of Authorized Share Structure

(1)	Subject to the Business Corporations Act, the Company may by resolution of the board of directors:

(a)	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

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(b)	increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(c)	subject to Article 2.1(2), alter the identifying name of any of its shares;

(d)	subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(e)	if the Company is authorized to issue shares of a class of shares with par value:

(A)	decrease the par value of those shares; or

(B)	if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(f)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value; or

(g)	subject to Article 2.1(2), otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.

9.2 Change of Name

The Company may by resolution of the board of directors authorize an alteration of its Notice of Articles in order to change its name or adopt or change any translation of that name.

9.3 Other Alterations

If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by ordinary resolution alter these Articles.

10. MEETINGS OF SHAREHOLDERS

10.1 Annual General Meetings

Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors.

10.2 Resolution Instead of Annual General Meeting

If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3 Calling of Meetings of Shareholders

The directors may, whenever they think fit, call a meeting of shareholders.

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10.4 Location of Meeting

A general meeting of the Company may be held anywhere in the world as determined by the directors.

10.5 Notice for Meetings of Shareholders

The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(1)	if and for so long as the Company is a public company, 21 days;

(2)	otherwise, 10 days.

10.6 Record Date for Notice

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(1)	if and for so long as the Company is a public company, 21 days;

(2)	otherwise, 10 days.

If no record date is set, the record date is 5:00 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7 Record Date for Voting

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5:00 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.8 Class Meetings and Series Meetings of Shareholders

Subject to the provisions of the Business Corporations Act, unless specified otherwise in these Articles or in the special rights and restrictions attached to any class or series of shares, the provisions of these Articles relating to general meetings will apply, with the necessary changes and so far as they are applicable, to a class meeting or series meeting of shareholders holding a particular class or series of shares.

10.9 Failure to Give Notice and Waiver of Notice

The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

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11. PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1 Special Business

At a meeting of shareholders, the following business is special business:

(1)	at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of, or voting at, the meeting;

(2)	at an annual general meeting, all business is special business except for the following:

(a)	business relating to the conduct of, or voting at, the meeting;

(b)	consideration of any financial statements of the Company presented to the meeting;

(c)	consideration of any reports of the directors or auditor;

(d)	the setting or changing of the number of directors;

(e)	the election or appointment of directors;

(f)	the appointment of an auditor;

(g)	the setting of the remuneration of an auditor;

(h)	business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

(i)	any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2 Special Majority

The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3 Quorum

Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two (2) persons who are, or represent by proxy, shareholders holding, in the aggregate, at least five percent (5%) of the issued shares entitled to be voted at the meeting.

11.4 One Shareholder May Constitute Quorum

If there is only one shareholder entitled to vote at a meeting of shareholders:

(1)	the quorum is one person who is, or who represents by proxy, that shareholder, and

(2)	that shareholder, present in person or by proxy, may constitute the meeting.

11.5 Other Persons May Attend

The directors, the president (if any), the secretary (if any), the assistant secretary (if any), the auditor of the Company, the lawyers for the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

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11.6 Requirement of Quorum

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

11.7 Lack of Quorum

If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(1)	in the case of a general meeting requisitioned by shareholders, the meeting is dissolved; and

(2)	in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

11.8 Lack of Quorum at Succeeding Meeting

If, at the meeting to which the meeting referred to in Article 11.7(2) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.9 Chair

The following individual is entitled to preside as chair at a meeting of shareholders:

(1)	the chair of the board, if any;

(2)	if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any; or

(3)	such other person designated by the directors.

11.10 Selection of Alternate Chair

If, at any meeting of shareholders, the person appointed under section 11.9 above is not present within 15 minutes after the time set for holding the meeting, or if such person is unwilling to act as chair of the meeting, or if such person has advised the secretary, if any, or any director present at the meeting, that such person will not be present at the meeting, the directors present must choose: one of their number, a senior officer or counsel to the Company to chair the meeting or if the director, senior officer or counsel present declines to take the chair or if the directors fail to so choose or if no director, senior officer or counsel is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.11 Adjournments

The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

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11.12 Notice of Adjourned Meeting

It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for thirty days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.13 Decisions by Show of Hands or Poll

Every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.14 Declaration of Result

The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.15 Motion Need Not be Seconded

No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.16 Casting Vote

In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.17 Manner of Taking Poll

Subject to Article 11.18, if a poll is duly demanded at a meeting of shareholders:

(1)	the poll must be taken:

(a)	at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(b)	in the manner, at the time and at the place that the chair of the meeting directs;

(2)	the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(3)	the demand for the poll may be withdrawn by the person who demanded it.

11.18 Demand for Poll on Adjournment

A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

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11.19 Chair Must Resolve Dispute

In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of a meeting of the shareholders must determine the dispute, and his or her determination made in good faith is final and conclusive.

11.20 Casting of Votes

On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.21 Demand for Poll

No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.22 Demand for Poll Not to Prevent Continuance of Meeting

The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

11.23 Retention of Ballots and Proxies

The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and during that period, make such ballots and proxies available for inspection during normal business hours by any shareholder or proxyholder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

12. VOTES OF SHAREHOLDERS

12.1 Number of Votes by Shareholder or by Shares

Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:

(1)	on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(2)	on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2 Votes of Persons in Representative Capacity

A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative for a shareholder who is entitled to vote at the meeting.

12.3 Votes by Joint Holders

If there are joint shareholders registered in respect of any share:

(1)	any one of the joint shareholders may vote at any meeting of the shareholders, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

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(2)	if more than one of the joint shareholders is present at any meeting of the shareholders, personally or by proxy, and more than one of the joint shareholders votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4 Legal Personal Representatives as Joint Shareholders

Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article12.3, deemed to be joint shareholders.

12.5 Representative of a Corporate Shareholder

If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of the shareholders by written instrument, fax or any other method of transmitting legibly recorded messages and:

(1)	for that purpose, the instrument appointing a representative must:

(a)	be received at the registered office of the Company or at any other place specified for the receipt of proxies, in the notice calling the meeting, at least the number of business days for the receipt of proxies specified in the notice, or if no number of days is specified in the notice, at least, two business days before the day set for the holding of the meeting; or

(b)	be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting;

(2)	if a representative is appointed under this Article 12.5:

(a)	the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(b)	the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

12.6 Proxy Provisions Do Not Apply to All Companies

Article 12.9 does not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply. Sections 12.7 to 12.15 apply to the Company only insofar as they are not inconsistent with any applicable securities legislation and any regulations and rules made and promulgated under such legislation and all administrative policy statements, blanket orders and rulings, notices and other administrative directions issued by securities commission or similar authorities appointed under that legislation.

12.7 Appointment of Proxy Holders

Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of the shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the instrument of proxy.

12.8 Alternate Proxy Holders

A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

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12.9 Form of Proxy

A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form designated by the directors, the scrutineer or the chair of the meeting:

[name of company]

(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy is given in respect of all shares registered in the name of the undersigned):______________.

Signed [month, day, year]

[Signature of shareholder]

[Name of shareholder- printed]

12.10 Deposit of Proxy

A proxy for a meeting of shareholders must be by written instrument, fax or any other method of transmitting legibly messages and must:

(1)	be received at the registered office of the Company or at any other place specified for the receipt of proxies, in the notice calling the meeting, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, in the notice, at least two business days before the day set for the holding of the meeting; or

(2)	unless the notice provides otherwise, be deposited at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.11 Revocation of Proxy

Subject to Article 12.12, every proxy may be revoked by an instrument in writing that is :

(1)	received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(2)	deposited with the chair of the meeting, at the meeting, before any vote in respect of which the proxy is to be used shall have been taken.

12.12 Revocation of Proxy Must Be Signed

An instrument referred to in Article 12.12 must be signed as follows:

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(1)	if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative;

(2)	if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.13 Production of Evidence of Authority to Vote

The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

13. DIRECTORS

13.1 First Directors; Number of Directors

The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Business Corporations Act. The number of directors, excluding additional directors appointed under Article 14.8, is set at:

(1)	subject to paragraphs (2) and (3), the number of directors that is equal to the number of the Company’s first directors;

(2)	if the Company is a public company, the greater of three and the most recently set of:

(a)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(b)	the number of directors set under Article 14.4;

(3)	if the Company is not a public company, the most recently set of:

(a)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(b)	the number of directors set under Article 14.4.

13.2 Change in Number of Directors

If the number of directors is set under Articles 13.1(2)(a) or 13.1(3)(a):

(1)	the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number;

(2)	if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneously with the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3 Directors’ Acts Valid Despite Vacancy

An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

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13.4 Qualifications of Directors

A director is not required to hold a share in the capital of the Company as qualification for his or her office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.5 Remuneration of Directors

The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

13.6 Reimbursement of Expenses of Directors

The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.

13.7 Special Remuneration for Directors

If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

13.8 Gratuity, Pension or Allowance on Retirement of Director

Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

14. ELECTION AND REMOVAL OF DIRECTORS

14.1 Election at Annual General Meeting

At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(1)	the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(2)	all the directors cease to hold office immediately before the election or appointment of directors under paragraph (1), but are eligible for re-election or re-appointment.

14.2 Consent to be a Director

No election, appointment or designation of an individual as a director is valid unless:

(1)	that individual consents to be a director in the manner provided for in the Business Corporations Act;

(2)	that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

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(3)	with respect to first directors, the designation is otherwise valid under the Business Corporations Act.

14.3 Failure to Elect or Appoint Directors

If:

(1)	the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(2)	the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(3)	the date on which his or her successor is elected or appointed; and

(4)	the date on which he or she otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4 Places of Retiring Directors Not Filled

If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5 Directors May Fill Casual Vacancies,

Any casual vacancy occurring in the board of directors may be filled by the directors.

14.6 Remaining Directors Power to Act

The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.

14.7 Shareholders May Fill Vacancies

If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

14.8 Additional Directors

Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:

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(1)	one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(2)	in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(1), but is eligible for re-election or re-appointment.

14.9 Ceasing to be a Director

A director ceases to be a director when:

(1)	the term of office of the director expires;

(2)	the director dies;

(3)	the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(4)	the director is removed from office pursuant to Articles 14.10 or 14.11.

14.10 Removal of Director by Shareholders

The Company may remove any director before the expiration of his or her term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

14.11 Removal of Director by Directors

The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceased to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

15. POWERS AND DUTIES OF DIRECTORS

15.1 Powers of Management

The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

15.2 Appointment of Attorney of Company

The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

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16. DISCLOSURE OF INTEREST OF DIRECTORS

16.1 Obligation to Account for Profits

A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

16.2 Restrictions on Voting by Reason of Interest

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

16.3 Interested Director Counted in Quorum

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

16.4 Disclosure of Conflict of Interest or Property

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

16.5 Director Holding Other Office in the Company

A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

16.6 No Disqualification

No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

16.7 Professional Services by Director or Officer

Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

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16.8 Director or Officer in Other Corporations

A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

17. PROCEEDINGS OF DIRECTORS

17.1 Meetings of Directors

The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as the directors think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

17.2 Voting at Meetings

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

17.3 Chair of Meetings

The following individual is entitled to preside as chair at a meeting of directors:

(1)	the chair of the board, if any;

(2)	in the absence of the chair of the board, the president, if any, if the president is a director; or

(3)	any other director chosen by the directors if:

(a)	neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(b)	neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(c)	the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that the chair of the board and the president will not be present at the meeting.

17.4 Meetings by Telephone or Other Communications Medium

A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director may participate in a meeting of the directors or of any committee of the directors by a communications medium other than telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other and if all directors who wish to participate in the meeting agree to such participation. A director who participates in a meeting in a manner contemplated by this Article 17.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

17.5 Calling of Meetings

A director may, and the secretary or an assistant secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

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17.6 Notice of Meetings,

Other than for meetings held at regular intervals as determined by the directors pursuant to Article 17.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in Article 23.1 or orally or by telephone.

17.7 When Notice Not Required

It is not necessary to give notice of a meeting of the directors to a director if:

(1)	the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(2)	the director has waived notice of the meeting.

17.8 Meeting Valid Despite Failure to Give Notice

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director does not invalidate any proceedings at that meeting.

17.9 Waiver of Notice of Meetings

Any director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director.

17.10 Quorum

The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at two directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

17.11 Validity of Acts Where Appointment Defective

Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

17.12 Consent Resolutions in Writing

A resolution of the directors or of any committee of the directors may be passed without a meeting:

(a) in all cases, if each of the directors entitle to vote on the resolution consents to it in writing; or

(b) in the case of a resolution to approve a contract or transaction in respect of which a director has disclosed that he or she has or may have a disclosable interest, if each of the other directors who are entitled to vote on the resolution consents to it in writing.

A consent in writing under this Article 17 may be evidence by signed document, fax, email or any other method of transmitting legibly recorded messages. A consent in writing may be in two or more counterparts which together are deemed to constitute one entire document. A resolution of the directors or of any committee of the directors passed in accordance with this Article 17.12 is deemed to effective on the date stated in the consent in writing and is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to such meetings.

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18. EXECUTIVE AND OTHER COMMITTEES

18.1 Appointment and Powers of Executive Committee

The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(1)	the power to fill vacancies in the board of directors;

(2)	the power to remove a director;

(3)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(4)	such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

18.2 Appointment and Powers of Other Committees

The directors may, by resolution:

(1)	appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(2)	delegate to a committee appointed under paragraph (1) any of the directors’ powers, except:

(a)	the power to fill vacancies in the board of directors;

(b)	the power to remove a director;

(c)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)	the power to appoint or remove officers appointed by the directors; and

(3)	make any delegation referred to in paragraph (2) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

18.3 Obligations of Committees

Any committee appointed under Articles 18.1 or 18.2, in the exercise of the powers delegated to it, must:

(1)	conform to any rules that may from time to time be imposed on it by the directors; and

(2)	report every act or thing done in exercise of those powers at such times as the directors may require.

18.4 Powers of Board

The directors may, at any time, with respect to a committee appointed under Articles 18.1 or 18.2:

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(1)	revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(2)	terminate the appointment of, or change the membership of, the committee; and

(3)	fill vacancies in the committee.

18.5 Committee Meetings

Subject to Article 18.3(1) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 18.1 or 18.2:

(1)	the committee may meet and adjourn as it thinks proper;

(2)	the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(3)	a majority of the members of the committee constitutes a quorum of the committee; and

(4)	questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote.

19. OFFICERS

19.1 Directors May Appoint Officers

The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

19.2 Functions, Duties and Powers of Officers

The directors may, for each officer:

(1)	determine the functions and duties of the officer;

(2)	entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(3)	revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

19.3 Qualifications

No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as the managing director must be a director. Any other officer need not be a director.

19.4 Remuneration and Terms of Appointment

All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors think fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

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20. INDEMNIFICATION

20.1 Definitions

In this Article 20:

(1)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(2)	“eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director, officer, or former officer of the Company (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director, former director, officer or former officer of the Company:

(a)	is or may be joined as a party; or

(b)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(3)	“expenses” has the meaning set out in the Business Corporations Act.

20.2 Mandatory Indemnification of Directors and Former Directors

Subject to the Business Corporations Act, the Company may indemnify a director, former director, officer or former officer of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company may, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and officer is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 20.2.

20.3 Indemnification of Other Persons

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

20.4 Non-Compliance with Business Corporations Act

The failure of a director, former director, officer or former officer of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

20.5 Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(1)	is or was a director, alternate director, officer, employee or agent of the Company;

(2)	is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(3)	at the request of the Company, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

(4)	at the request of the Company, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity;

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against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

21. DIVIDENDS

21.1 Payment of Dividends Subject to Special Rights

The provisions of this Article 21 are subject to Article 2.1 and to the rights, if any, of shareholders holding shares with special rights as to dividends.

21.2 Declaration of Dividends

Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as the directors may deem advisable.

21.3 No Notice Required

The directors need not give notice to any shareholder of any declaration under Article 21.2.

21.4 Record Date

The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5:00 p.m. on the date on which the directors pass the resolution declaring the dividend.

21.5 Manner of Paying Dividend

A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

21.6 Settlement of Difficulties

If any difficulty arises in regard to a distribution under Article 21.5, the directors may settle the difficulty as the directors deem advisable, and, in particular, may:

(1)	set the value for distribution of specific assets;

(2)	determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(3)	vest any such specific assets in trustees for the persons entitled to the dividend.

21.7 When Dividend Payable

Any dividend may be made payable on such date as is fixed by the directors.

21.8 Dividends to be Paid in Accordance with Number of Shares

All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

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21.9 Receipt by Joint Shareholders

If several persons are joint shareholders of any share, any one of such joint shareholders may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

21.10 Dividend Bears No Interest

No dividend bears interest against the Company.

21.11 Fractional Dividends

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

21.12 Payment of Dividends

Any dividend or other distribution payable in cash in respect of shares may be paid by cheque, made payable to the order of the person to whom it is sent, and mailed to the address of the shareholder, or in the case of joint shareholders, to the address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing. The mailing of such cheque will, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.

21.13 Capitalization of Surplus

Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

22. DOCUMENTS, RECORDS AND REPORTS

22.1 Recording of Financial Affairs

The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Business Corporations Act.

22.2 Inspection of Accounting Records

Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

23. NOTICES

23.1 Method of Giving Notice

Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(1)	mail addressed to the person at the applicable address for that person as follows:

(a)	for a record mailed to a shareholder, the shareholder’s registered address;

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(b)	for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(c)	in any other case, the mailing address of the intended recipient;

(2)	delivery at the applicable address for that person as follows, addressed to the person:

(a)	for a record delivered to a shareholder, the shareholder’s registered address;

(b)	for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(c)	in any other case, the delivery address of the intended recipient;

(3)	sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(4)	sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class;

(5)	physical delivery to the intended recipient.

23.2 Deemed Receipt of Mailing

A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 23.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing.

23.3 Certificate of Sending

A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 23.1, prepaid and mailed or otherwise sent as permitted by Article 23.1 is conclusive evidence of that fact.

23.4 Notice to Joint Shareholders

A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

23.5 Notice to Trustees

A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(1)	mailing the record, addressed to such person:

(a)	by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(b)	at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

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(2)	if an address referred to in paragraph (1)(b) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

24. SEAL

24.1 Who May Attest Seal

Except as provided in Articles 24.2 and 24.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(1)	any two directors;

(2)	any officer, together with any director;

(3)	if the Company only has one director, that director; or

(4)	any one or more directors or officers or persons as may be determined by the directors.

24.2 Sealing Copies

For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 24.1, the impression of the seal may be attested by the signature of any director or officer.

24.3 Mechanical Reproduction of Seal

The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as the directors may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the secretary, treasurer, secretary-treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

25. PROHIBITIONS

25.1 Definitions

In this Article 25:

(1)	“designated security” means:

(a)	a voting security of the Company;

(b)	a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding up of the Company, in its assets; or

(c)	a security of the Company convertible, directly or indirectly, into a security described in paragraph (a) or (b);

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(2)	“security” has the meaning assigned in the Securities Act (British Columbia);

(3)	“voting security” means a security of the Company that:

(a)	is not a debt security, and

(b)	carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

25.2 Application

Article 25.3 does not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply.

25.3 Consent Required for Transfer of Shares or Designated Securities

No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

26. ADVANCE NOTICE PROVISIONS

26.1 Nomination of Directors

(1)	Nominations of persons for election to the Board may be made at any Annual Meeting of shareholders or at any Special Meeting of shareholders if one of the purposes for which the Special Meeting was called was the election of directors. In order to be eligible for election to the Board at any Annual Meeting or Special Meeting of shareholders, persons must be nominated in accordance with one of the following procedures:

(a)	by or at the direction of the Board or an authorized officer, including pursuant to a notice of meeting;

(b)	by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Business Corporations Act, or a requisition of the shareholders made in accordance with the provisions of the Business Corporations Act; or

(c)	by any person (a “Nominating Shareholder”): (A) who, at the close of business on the date of the giving by the Nominating Shareholder of the notice provided for below in this Article 26.1 and at the close of business on the record date for notice of such meeting, is entered in the central securities register of the Company as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) who complies with the notice procedures set forth below in this Article 26.1.

(2)	In addition to any other requirements under applicable laws, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must give notice which is both timely (in accordance with article 26.1(3) below) and in proper written form (in accordance with Articled 26.1(4) below) to the Secretary of the Company at the principal executive offices of the Company.

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(3)	A Nominating Shareholder’s notice to the Secretary of the Company will be deemed to be timely if:

(a)	in the case of an Annual Meeting of shareholders, such notice is made not less than 30 nor more than 65 days prior to the date of the Annual Meeting of Shareholders; provided, however, that in the event that the Annual Meeting of Shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the Annual Meeting is made, notice by the Nominating Shareholder is made not later than the close of business on the tenth (10th) day following the Notice Date; and

(b)	in the case of a Special Meeting (which is not also an Annual Meeting) of Shareholders called for the purpose of electing directors (whether or not called for other purposes), such notice is made not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the Special Meeting of Shareholders was made.

(c)	Notwithstanding the foregoing, the Board may, in its sole discretion, waive any requirement of this Article 26.1(3). For greater certainty, the time periods for the giving of notice by a Nominating Shareholder as aforesaid shall, in all cases, be determined based on the original date of the applicable Annual Meeting or Special Meeting, and in no event shall any adjournment or postponement of an Annual Meeting or Special Meeting or the announcement thereof commence a new time period for the giving of such notice.

(4)	A Nominating Shareholder’s notice to the Secretary of the Company will be deemed to be in proper form if:

(a)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director, such notice sets forth: (A) the name, age, business address and residential address of the person; (B) the principal occupation or employment of the person; (C) the class or series and number of shares in the capital of the Company which are controlled or which are owned beneficially or of record by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and (D) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act and Applicable Securities Laws (as defined below); and

(b)	as to the Nominating Shareholder giving the notice, such notice sets forth any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote or direct the voting of any shares of the Company and any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act and Applicable Securities Laws (as defined below).

(5)	The Company may require any proposed nominee for election as a Director to furnish such additional information as may reasonably be requested by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(6)	No person shall be eligible for election as a director of the Company unless nominated in accordance with the provisions of this Article 26.1; provided, however, that nothing in this Article 26.1 shall be deemed to restrict or preclude discussion by a shareholder (as distinct from the nomination of directors) at an Annual Meeting or Special Meeting of any matter that is properly brought before such meeting pursuant to the provisions of the Business Corporations Act or at the discretion of the Chairman of the meeting. The Chairman of the meeting shall have the power and duty to determine whether any nomination for election of a director was made in accordance with the procedures set forth in this Article 26.1 and, if any proposed nomination is not in compliance with such procedures, to declare such nomination defective and that it be disregarded.

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(7)	For purposes of this Article 26:

(a)	“Annual Meeting” means any annual meeting of Shareholders;

(b)	“Applicable Securities Laws” means the applicable securities legislation of each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such laws and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission or similar securities regulatory authority of each province and territory of Canada;

(c)	“Board” means the board of directors of the Company as constituted from time to time;

(d)	“Common Shares” means common shares in the capital of the Company;

(e)	“Nominating Shareholder” has the meaning ascribed to that term in Article 26.1(1)(c);

(f)	“Notice Date” has the meaning ascribed to that term in Article 26.1(3)(a);

(g)	“Public Announcement” means disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Company under its profile on the System of Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com;

(h)	“Shareholder” means a holder of Common Shares; and

(i)	“Special Meeting” means any special meeting of Shareholders if one of the purposes for which such meeting is called is the election of directors.

(8)	Notwithstanding any other provision of this Article 26.1, notice given to the Secretary of the Company pursuant to this Article 26.1 may only be given by personal delivery, facsimile transmission or by email (at such email address as may be stipulated from time to time by the Secretary of the Company for purposes of this Article 26.1), and shall be deemed to have been given and made only at the time it is served by personal delivery to the Secretary at the address of the principal executive offices of the Company, email (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Vancouver time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the next following day that is a business day.

26.2 Application

(1)	Article 26.1 does not apply to the Company in the following circumstances:

(a)	if and for so long as the Company is not a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply; or

(b)	to the election or appointment of a director or directors in the circumstances set forth in Article 14.7.

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APPENDIX “C”

INFORMATION CONCERNING RED EAGLE

NOTICE TO READER

The information concerning Red Eagle contained in this Circular has been provided by Red Eagle. Although XR has no knowledge that would indicate that any of such information is untrue or incomplete, XR does not assume any responsibility for the accuracy or completeness of such information or the failure by Red Eagle to disclose events which may have occurred or may affect the completeness or accuracy of such information but which are unknown to XR.

Unless the context indicates otherwise, capitalized terms which are used in this Appendix “C” and not otherwise defined in this Appendix “C” have the meanings given to such terms under the heading “Glossary of Terms” in the Circular.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS AND INFORMATION

Certain statements contained in this Appendix “C” and in certain documents incorporated by reference in this Appendix “C” constitute forward-looking statements within the meaning of Canadian Securities Laws. These forward looking statements relate to future events or Red Eagle’s future performance. See “Information Circular – Forward Looking Statements” in the Circular. Readers should also carefully consider the matters and cautionary statements discussed under the heading “Risk Factors” in the Information Circular and this Appendix “C”.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in the Circular from documents filed with securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated by reference herein may be obtained on request without charge from Red Eagle at 2348, 666 Burrard Street, Vancouver, B.C., V6C 2X8, Telephone: 778-372-2553, and are electronically available through the SEDAR website at www.sedar.com.

The following documents of Red Eagle, filed with the various securities commissions or similar authorities in each of the provinces of Canada where Red Eagle is a reporting issuer, are specifically incorporated by reference into and form an integral part of the Circular:

(a)	the annual information form of Red Eagle dated March 31, 2017 for the year ended December 31, 2016 (the “AIF”);

(b)	audited annual consolidated financial statements of Red Eagle as at and for the years ended December 31, 2016 and 2015, together with the notes thereto and the auditors’ report thereon (the “Annual Financial Statements”);

(c)	management’s discussion and analysis of the financial condition and operating results of Red Eagle for the year ended December 31, 2016 (the “Annual MD&A”);

(d)	interim consolidated financial statements for the nine month periods ended September 30, 2017 and 2016;

(e)	management’s discussion and analysis of the financial condition and operating results of Red Eagle for the interim periods ended September 30, 2017 and 2016;

(f)	material change report of Red Eagle dated December 22, 2017, in connection with the completion by Red Eagle of a private placement of 16,045,454 units for gross proceeds of $5,615,908.90;

(g)	material change report of Red Eagle dated November 24, 2017, in connection with the completion by Red Eagle of a private placement of 23,545,000 units for gross proceeds of $8,240,750;

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(h)	material change report of Red Eagle dated August 28, 2017, in connection with the completion by Red Eagle of a rights offering of 85,629,689 units for gross proceeds of CDN $29,970,391;

(i)	material change report of Red Eagle dated February 3, 2017, in connection with the entering into an underwriting agreement with BMO Capital Markets with respect to a bought deal offering of 20,000,000 common shares of Red Eagle for gross proceeds of approximately CDN $15,000,000; and

(j)	management information circular of Red Eagle dated May 4, 2017, regarding the annual general meeting of the shareholders of Red Eagle held on June 1, 2017 (the “Proxy Circular”).

Any documents of the type required by National Instrument 44-101 – Short Form Prospectus Distributions to be incorporated by reference in a short form prospectus including any material change reports (excluding confidential reports), interim financial statements, annual financial statements and the auditors’ report thereon, management’s discussion of financial conditions and results of operations, information circulars, annual information forms and business acquisition reports filed by Red Eagle with the securities commissions or similar authorities in the provinces of Canada subsequent to the date of the Circular and prior to the Effective Date shall be deemed to be incorporated by reference herein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular.

SUMMARY DESCRIPTION OF BUSINESS OF RED EAGLE

See “Description of the Business” in the AIF, which is incorporated by reference herein.

RECENT DEVELOPMENTS

See “Recent Developments” in the AIF, which is incorporated by reference herein.

CONSOLIDATED CAPITALIZATION

The following table sets out the consolidated capitalization of Red Eagle. This table should be read in conjunction with the financial statements of Red Eagle incorporated by reference herein.

Designation of Security	Amount Authorized or to be Authorized	Outstanding Red Eagle Shares as of September 30, 2017 (unaudited)	Outstanding Red Eagle Shares as of the date of this Circular	Outstanding Red Eagle Shares upon completion of the Amalgamation
Common Shares	Unlimited	350,654,810	391,239,014	437,185,272
		$(108,102,000)	$(115,023,000)	$(121,226,000)

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DESCRIPTION OF SECURITIES

See “Description of Capital Structure” in the AIF, which is incorporated by reference herein.

PRIOR SALES

Red Eagle issued the following Red Eagle Shares or securities convertible into Red Eagle Shares in the twelve-month period preceding the date of this Circular:

Date of Issuance	Nature of Issuance	Type of Security Issued	Number of Securities Issued	Issue Price per Security

March 21, 2017	Option Exercise	Shares	60,000	0.275
March 28, 2017	Option Exercise	Shares	50,000	0.33
April 3, 2017	Option Exercise	Shares	100,000	0.33
August 11, 2017	Rights Offering	Common Shares	85,594,689	0.35
August 11, 2017	Rights Offering	Warrants	85,594,689	0.50
August 19, 2017	Option Grant	Stock Options	5,925,000	0.35
August 19, 2017	Restricted Share Unit Grant	Restricted Share Units	1,150,000	N/A
August 19, 2017	Deferred Share Unit Grant	Deferred Share Units	1,200,000	N/A
September 8, 2017	Option Grant	Stock Options	200,000	0.35
November 24, 2017	Private Placement	Common Shares	23,545,000	0.35
November 24, 2017	Private Placement	Warrants	23,545,000	0.50
December 18, 2017	Option Grant	Stock Options	1,275,000	0.35
December 22, 2017	Private Placement	Common Shares	16,450,454	0.35
December 22, 2017	Private Placement	Warrants	16,450,454	0.50
January 5, 2018	Option Exercise	Shares	106,000	0.275
January 11, 2018	Option Exercise	Shares	94,000	0.275
January 16, 2018	Option Grant	Stock Options	400,000	0.35

PRICE RANGE AND VOLUME OF TRADING OF RED EAGLE SHARES

The following table sets forth the price range and trading volume of the Red Eagle Shares for the periods indicated, as reported by the TSX.

	Common Shares
2017	High	Low	Volume
January	0.86	0.77	4,040,569
February	0.86	0.79	8,576,464
March	0.82	0.71	5,526,066
April	0.77	0.68	5,525,295
May	0.68	0.58	6,152,016
June	0.65	0.255	29,561,935
July	0.31	0.25	16,326,463
August	0.33	0.29	7,201,540
September	0.305	0.255	11,179,220
October	0.32	0.255	6,532,189
November	0.34	0.29	7,179,869
December	0.33	0.285	6,034,539

2018
January	0.35	0.30	5,425,649
February 1 - 28	0.31	0.245	3,210,119

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PROMOTERS

See “Promoters” in the AIF, which is incorporated by reference herein.

RISK FACTORS

An investment in Red Eagle Shares is subject to certain risks. Investors should carefully consider the risk factors described under the heading “Risk Factors” in the Red Eagle AIF, which is incorporated by reference herein.

ADDITIONAL INFORMATION

Additional information about Red Eagle may be found in the Proxy Circular and other continuous disclosure documents of Red Eagle filed on SEDAR at www.sedar.com and incorporated by reference herein.

Additional financial information is provided in Red Eagle’s Annual Financial Statements and Annual MD&A. These documents and other information about Red Eagle are incorporated by reference herein and available under Red Eagle’s profile on SEDAR at www.sedar.com.

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APPENDIX “D”

DISSENT RIGHTS (SECTIONS 237-247 OF THE BCBCA)

Division 2 — Dissent Proceedings

237. Definitions and application — (1) In this Division:

“dissenter” means a shareholder who, being entitled to do so, sends written notice of dissent when and as required by section 242;

“notice shares” means, in relation to a notice of dissent, the shares in respect of which dissent is being exercised under the notice of dissent;

“payout value” means,

(a)	in the case of a dissent in respect of a resolution, the fair value that the notice shares had immediately before the passing of the resolution,
(b)	in the case of a dissent in respect of an arrangement approved by a court order made under section 291(2)(c) that permits dissent, the fair value that the notice shares had immediately before the passing of the resolution adopting the Amalgamation,
(c)	in the case of a dissent in respect of a matter approved or authorized by any other court order that permits dissent, the fair value that the notice shares had at the time specified by the court order, or
(d)	in the case of a dissent in respect of a community contribution company, the value of the notice shares set out in the regulations,excluding any appreciation or depreciation in anticipation of the corporate action approved or authorized by the resolution or court order unless exclusion would be inequitable.

(2) This Division applies to any right of dissent exercisable by a shareholder except to the extent that

(a)	the court orders otherwise, or
(b)	in the case of a right of dissent authorized by a resolution referred to in section 238(1)(g), the court orders otherwise or the resolution provides otherwise.

238. Right to dissent — (1) A shareholder of a company, whether or not the shareholder’s shares carry the right to vote, is entitled to dissent as follows:

(a)	under section 260, in respect of a resolution to alter the articles

(i)	to alter restrictions on the powers of the company or on the business it is permitted to carry on, or
(ii)	without limiting subparagraph (i), in the case of a community contribution company, to alter any of the company’s community purposes within the meaning of section 51.91;

(b)	under section 272, in respect of a resolution to adopt an amalgamation agreement;
(c)	under section 287, in respect of a resolution to approve an amalgamation under Division 4 of Part 9;
(d)	in respect of a resolution to approve an arrangement, the terms of which arrangement permit dissent;
(e)	under section 301(5), in respect of a resolution to authorize or ratify the sale, lease or other disposition of all or substantially all of the company’s undertaking;
(f)	under section 309, in respect of a resolution to authorize the continuation of the company into a jurisdiction other than British Columbia;
(g)	in respect of any other resolution, if dissent is authorized by the resolution; (h) in respect of any court order that permits dissent.

(2) A shareholder wishing to dissent must

(a)	prepare a separate notice of dissent under section 242 for

(i)	the shareholder, if the shareholder is dissenting on the shareholder’s own behalf, and
(ii)	each other person who beneficially owns shares registered in the shareholder’s name and on whose behalf the shareholder is dissenting,

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(b)	identify in each notice of dissent, in accordance with section 242 (4), the person on whose behalf dissent is being exercised in that notice of dissent, and
(c)	dissent with respect to all of the shares, registered in the shareholder’s name, of which the person identified under paragraph (b) of this subsection is the beneficial owner.

(3) Without limiting subsection (2), a person who wishes to have dissent exercised with respect to shares of which the person is the beneficial owner must

(a)	dissent with respect to all of the shares, if any, of which the person is both the registered owner and the beneficial owner, and
(b)	cause each shareholder who is a registered owner of any other shares of which the person is the beneficial owner to dissent with respect to all of those shares.

239. Waiver of right to dissent — (1) A shareholder may not waive generally a right to dissent but may, in writing, waive the right to dissent with respect to a particular corporate action.

(2) A shareholder wishing to waive a right of dissent with respect to a particular corporate action must

(a)	provide to the company a separate waiver for

(i)	the shareholder, if the shareholder is providing a waiver on the shareholder’s own behalf, and
(ii)	each other person who beneficially owns shares registered in the shareholder’s name and on whose behalf the shareholder is providing a waiver, and

(b)	identify in each waiver the person on whose behalf the waiver is made.

(3) If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on the shareholder’s own behalf, the shareholder’s right to dissent with respect to the particular corporate action terminates in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and this Division ceases to apply to

(a)	the shareholder in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and
(b)	any other shareholders, who are registered owners of shares beneficially owned by the first mentioned shareholder, in respect of the shares that are beneficially owned by the first mentioned shareholder.

(4) If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on behalf of a specified person who beneficially owns shares registered in the name of the shareholder, the right of shareholders who are registered owners of shares beneficially owned by that specified person to dissent on behalf of that specified person with respect to the particular corporate action terminates and this Division ceases to apply to those shareholders in respect of the shares that are beneficially owned by that specified person.

240. Notice of resolution — (1) If a resolution in respect of which a shareholder is entitled to dissent is to be considered at a meeting of shareholders, the company must, at least the prescribed number of days before the date of the proposed meeting, send to each of its shareholders, whether or not their shares carry the right to vote,

(a)	a copy of the proposed resolution, and
(b)	a notice of the meeting that specifies the date of the meeting, and contains a statement advising of the right to send a notice of dissent.

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(2) If a resolution in respect of which a shareholder is entitled to dissent is to be passed as a consent resolution of shareholders or as a resolution of directors and the earliest date on which that resolution can be passed is specified in the resolution or in the statement referred to in paragraph (b), the company may, at least 21 days before that specified date, send to each of its shareholders, whether or not their shares carry the right to vote,

(a)	a copy of the proposed resolution, and
(b)	a statement advising of the right to send a notice of dissent.

(3) If a resolution in respect of which a shareholder is entitled to dissent was or is to be passed as a resolution of shareholders without the company complying with subsection (1) or (2), or was or is to be passed as a directors’ resolution without the company complying with subsection (2), the company must, before or within 14 days after the passing of the resolution, send to each of its shareholders who has not, on behalf of every person who beneficially owns shares registered in the name of the shareholder, consented to the resolution or voted in favour of the resolution, whether or not their shares carry the right to vote,

(a)	a copy of the resolution,
(b)	a statement advising of the right to send a notice of dissent, and
(c)	if the resolution has passed, notification of that fact and the date on which it was passed.

(4) Nothing in subsection (1), (2) or (3) gives a shareholder a right to vote in a meeting at which, or on a resolution on which, the shareholder would not otherwise be entitled to vote.

241. Notice of court orders — If a court order provides for a right of dissent, the company must, not later than 14 days after the date on which the company receives a copy of the entered order, send to each shareholder who is entitled to exercise that right of dissent

(a)	a copy of the entered order, and
(b)	a statement advising of the right to send a notice of dissent.

242. Notice of dissent — (1) A shareholder intending to dissent in respect of a resolution referred to in section 238(1)(a), (b), (c), (d), (e) or (f) must,

(a)	if the company has complied with section 240(1) or (2), send written notice of dissent to the company at least 2 days before the date on which the resolution is to be passed or can be passed, as the case may be,
(b)	if the company has complied with section 240(3), send written notice of dissent to the company not more than 14 days after receiving the records referred to in that section, or
(c)	if the company has not complied with section 240(1), (2) or (3), send written notice of dissent to the company not more than 14 days after the later of

(i)	the date on which the shareholder learns that the resolution was passed, and
(ii)	the date on which the shareholder learns that the shareholder is entitled to dissent.

(2) A shareholder intending to dissent in respect of a resolution referred to in section 238(1)(g) must send written notice of dissent to the company

(a)	on or before the date specified by the resolution or in the statement referred to in section 240(2)(b) or (3) (b) as the last date by which notice of dissent must be sent, or
(b)	if the resolution or statement does not specify a date, in accordance with subsection (1) of this section.

(3) A shareholder intending to dissent under section 238(1)(h) in respect of a court order that permits dissent must send written notice of dissent to the company

(a)	within the number of days, specified by the court order, after the shareholder receives the records referred to in section 241, or
(b)	if the court order does not specify the number of days referred to in paragraph (a) of this subsection, within 14 days after the shareholder receives the records referred to in section 241.

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(4) A notice of dissent sent under this section must set out the number, and the class and series, if applicable, of the notice shares, and must set out whichever of the following is applicable:

(a)	if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner and the shareholder owns no other shares of the company as beneficial owner, a statement to that effect;
(b)	if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner but the shareholder owns other shares of the company as beneficial owner, a statement to that effect and

(i)	the names of the registered owners of those other shares,
(ii)	the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and
(iii)	a statement that notices of dissent are being, or have been, sent in respect of all of those other shares;

(c)	if dissent is being exercised by the shareholder on behalf of a beneficial owner who is not the dissenting shareholder, a statement to that effect and

(i)	the name and address of the beneficial owner, and
(ii)	a statement that the shareholder is dissenting in relation to all of the shares beneficially owned by the beneficial owner that are registered in the shareholder’s name.

(5) The right of a shareholder to dissent on behalf of a beneficial owner of shares, including the shareholder, terminates and this Division ceases to apply to the shareholder in respect of that beneficial owner if subsections (1) to (4) of this section, as those subsections pertain to that beneficial owner, are not complied with.

243. Notice of intention to proceed — (1) A company that receives a notice of dissent under section 242 from a dissenter must,

(a)	if the company intends to act on the authority of the resolution or court order in respect of which the notice of dissent was sent, send a notice to the dissenter promptly after the later of

	(i)	the date on which the company forms the intention to proceed, and
	(ii)	the date on which the notice of dissent was received, or

(b)	if the company has acted on the authority of that resolution or court order, promptly send a notice to the dissenter.

(2) A notice sent under subsection (1)(a) or (b) of this section must

(a)	be dated not earlier than the date on which the notice is sent,
(b)	state that the company intends to act, or has acted, as the case may be, on the authority of the resolution or court order, and
(c)	advise the dissenter of the manner in which dissent is to be completed under section 244.

244. Completion of dissent — (1) A dissenter who receives a notice under section 243 must, if the dissenter wishes to proceed with the dissent, send to the company or its transfer agent for the notice shares, within one month after the date of the notice,

(a)	a written statement that the dissenter requires the company to purchase all of the notice shares,
(b)	the certificates, if any, representing the notice shares, and
(c)	if section 242(4)(c) applies, a written statement that complies with subsection (2) of this section.

(2) The written statement referred to in subsection (1)(c) must

(a)	be signed by the beneficial owner on whose behalf dissent is being exercised, and
(b)	set out whether or not the beneficial owner is the beneficial owner of other shares of the company and, if so, set out

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(i)	the names of the registered owners of those other shares,
(ii)	the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and
(iii)	that dissent is being exercised in respect of all of those other shares. (3) After the dissenter has complied with subsection (1),

(3) After the dissent has complied with subsection (1),

(a)	the dissenter is deemed to have sold to the company the notice shares, and
(b)	the company is deemed to have purchased those shares, and must comply with section 245, whether or not it is authorized to do so by, and despite any restriction in, its memorandum or articles.

(4) Unless the court orders otherwise, if the dissenter fails to comply with subsection (1) of this section in relation to notice shares, the right of the dissenter to dissent with respect to those notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares.

(5) Unless the court orders otherwise, if a person on whose behalf dissent is being exercised in relation to a particular corporate action fails to ensure that every shareholder who is a registered owner of any of the shares beneficially owned by that person complies with subsection (1) of this section, the right of shareholders who are registered owners of shares beneficially owned by that person to dissent on behalf of that person with respect to that corporate action terminates and this Division, other than section 247, ceases to apply to those shareholders in respect of the shares that are beneficially owned by that person.

(6) A dissenter who has complied with subsection (1) of this section may not vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, other than under this Division.

245. Payment for notice shares — (1) A company and a dissenter who has complied with section 244(1) may agree on the amount of the payout value of the notice shares and, in that event, the company must

(a)	promptly pay that amount to the dissenter, or
(b)	if subsection (5) of this section applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(2) A dissenter who has not entered into an agreement with the company under subsection (1) or the company may apply to the court and the court may

(a)	determine the payout value of the notice shares of those dissenters who have not entered into an agreement with the company under subsection (1), or order that the payout value of those notice shares be established by arbitration or by reference to the registrar, or a referee, of the court,
(b)	join in the application each dissenter, other than a dissenter who has entered into an agreement with the company under subsection (1), who has complied with section 244 (1), and
(c)	make consequential orders and give directions it considers appropriate.

(3) Promptly after a determination of the payout value for notice shares has been made under subsection (2) (a) of this section, the company must

(a)	pay to each dissenter who has complied with section 244 (1) in relation to those notice shares, other than a dissenter who has entered into an agreement with the company under subsection (1) of this section, the payout value applicable to that dissenter’s notice shares, or
(b)	if subsection (5) applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

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(4) If a dissenter receives a notice under subsection (1)(b) or (3)(b),

(a)	the dissenter may, within 30 days after receipt, withdraw the dissenter’s notice of dissent, in which case the company is deemed to consent to the withdrawal and this Division, other than section 247, ceases to apply to the dissenter with respect to the notice shares, or

(b)	if the dissenter does not withdraw the notice of dissent in accordance with paragraph (a) of this subsection, the dissenter retains a status as a claimant against the company, to be paid as soon as the company is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the company but in priority to its shareholders.

(5) A company must not make a payment to a dissenter under this section if there are reasonable grounds for believing that

(a)	the company is insolvent, or
(b)	the payment would render the company insolvent.

246. Loss of right to dissent — The right of a dissenter to dissent with respect to notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares, if, before payment is made to the dissenter of the full amount of money to which the dissenter is entitled under section 245 in relation to those notice shares, any of the following events occur:

(a)	the corporate action approved or authorized, or to be approved or authorized, by the resolution or court order in respect of which the notice of dissent was sent is abandoned;
(b)	the resolution in respect of which the notice of dissent was sent does not pass;
(c)	the resolution in respect of which the notice of dissent was sent is revoked before the corporate action approved or authorized by that resolution is taken;
(d)	the notice of dissent was sent in respect of a resolution adopting an amalgamation agreement and the amalgamation is abandoned or, by the terms of the agreement, will not proceed;
(e)	the Amalgamation in respect of which the notice of dissent was sent is abandoned or by its terms will not proceed;
(f)	a court permanently enjoins or sets aside the corporate action approved or authorized by the resolution or court order in respect of which the notice of dissent was sent;
(g)	with respect to the notice shares, the dissenter consents to, or votes in favour of, the resolution in respect of which the notice of dissent was sent;
(h)	the notice of dissent is withdrawn with the written consent of the company;
(i)	the court determines that the dissenter is not entitled to dissent under this Division or that the dissenter is not entitled to dissent with respect to the notice shares under this Division.

247. Shareholders entitled to return of shares and rights — If, under section 244(4) or (5), 245(4)(a) or 246, this Division, other than this section, ceases to apply to a dissenter with respect to notice shares,

(a)	the company must return to the dissenter each of the applicable share certificates, if any, sent under section 244(1)(b) or, if those share certificates are unavailable, replacements for those share certificates,
(b)	the dissenter regains any ability lost under section 244(6) to vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, and
(c)	the dissenter must return any money that the company paid to the dissenter in respect of the notice shares under, or in purported compliance with, this Division.

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